UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SpartanNash Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

SpartanNash Company 850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan 49518-8700 (616) 878-2000

April 20, 2015

Dear Shareholder:

We cordially invite you to attend the 2015 Annual Meeting of Shareholders of SpartanNash Company, to be held on Wednesday, June 3, 2015, at the Marriott Courtyard Downtown Hotel, 11 Monroe Avenue NW, Grand Rapids, Michigan 49503, beginning at 9:00 a.m., Eastern Daylight Time.

The following pages contain the formal notice of meeting and proxy statement describing the matters to be acted upon at the Annual Meeting. We encourage you to read the proxy statement carefully. Securities and Exchange Commission rules allow us to furnish our proxy statement and annual report to our shareholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide our shareholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of the documents related to our Annual Meeting.

The meeting will consist primarily of the matters to be considered and voted upon by the shareholders. Management will present a brief report on results for the fiscal year ended January 3, 2015 and shareholders will have an opportunity to ask questions.

The annual meeting will continue to be webcast live. Anyone may access the webcast by visiting the “Investor Relations” section of our website, www.spartannash.com, and following the links to the live webcast. It is important that your shares be represented at the annual meeting, regardless of how many shares you own. Please vote your shares using any of the means described in our proxy statement. Regardless of whether or not you plan to attend the Annual Meeting, voting your shares prior to the meeting will not affect your right to vote in person if you attend.

Please note that attendance will be limited to shareholders of the Company and the holders of shareholder proxies. If you are a shareholder of record, you must bring the admission ticket attached to your proxy card or your notice of availability of proxy materials to be admitted to the meeting. “Street name” shareholders must present a copy of a brokerage statement reflecting stock ownership as of April 6, 2015. For all attendees, admission to the meeting will require presentation of a valid driver’s license or other federal or state issued photo identification.

Sincerely,

Dennis Eidson

President and Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting,

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY OR

VOTE BY TELEPHONE OR INTERNET.

SPARTANNASH COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

The 2015 Annual Meeting of Shareholders of SpartanNash Company, will be held at the Marriott Courtyard Downtown Hotel, 11 Monroe Avenue NW, Grand Rapids, Michigan 49503, on Wednesday, June 3, 2015, at 9:00 a.m., Eastern Daylight Time. At the meeting, we will consider and vote on:

1.	The election of eleven directors from among the nominees identified in this proxy statement;

2.	Approval of the SpartanNash Company Stock Incentive Plan of 2015;

3.	Approval of the Amended and Restated SpartanNash Executive Cash Incentive Plan of 2015;

4.	Advisory approval of the Company’s executive compensation (the “say-on-pay” vote);

5.	Approval of proposed amendments to our Articles of Incorporation to remove supermajority vote provisions relating to business combinations;

6.

Approval of a proposed amendment to our Articles of Incorporation to eliminate supermajority voting provisions with respect to the amendment or repeal of certain provisions of the Articles of Incorporation;

7.	Approval of a proposed amendment to our Articles of Incorporation to eliminate supermajority voting provisions with respect to the amendment or repeal of the Company’s Bylaws;

8.	Approval of the elimination of the provision of our Articles of Incorporation relating to the Michigan Control Share Act, which has been repealed by the Michigan legislature;

9.	Ratification of the selection of Deloitte & Touche LLP as our independent auditors for the current fiscal year (the fiscal year ending January 2, 2016); and

10.	Any other business that may properly come before the meeting.

You are receiving this notice and can vote at the meeting and any adjournment of the meeting if you were a shareholder of record on April 6, 2015.

If you plan to attend the meeting: Please note that attendance will be limited to shareholders of the Company, the holders of shareholder proxies and invited guests. Admission to the meeting will require presentation of a valid driver’s license or other federal- or state-issued photo identification. If you are a shareholder of record, you must bring the admission ticket attached to your proxy card or your notice of availability of proxy materials to be admitted to the meeting. “Street name” shareholders must bring a copy of a brokerage statement reflecting stock ownership as of April 6, 2015 to be admitted to the meeting.

The meeting will consist primarily of the matters to be considered and voted upon by the shareholders. Management will present a brief report on results for the fiscal transition period ended January 3, 2015 and shareholders will have an opportunity to ask questions. Please note that there will be no gift bags, product samples or refreshments.

Important Notice Regarding the Availability of Proxy Materials: SpartanNash’s Proxy Statement and annual report to Shareholders for the fiscal year ended January 3, 2015 are available for viewing via the Internet at www.edocumentview.com/SPTN.

In addition, you may obtain electronic copies of all of our filings with the U.S. Securities and Exchange Commission in the “Investor Relations” section of our website, www.spartannash.com, by clicking the “SEC Filings” link.

BY ORDER OF THE BOARD OF DIRECTORS

Kathleen M. Mahoney

Executive Vice President General Counsel and Secretary

April 20, 2015

Your vote is important. Even if you plan to attend the meeting, PLEASE VOTE PROMPTLY BY TELEPHONE OR INTERNET, OR BY SIGNING, DATING AND RETURNING A PROXY CARD. See the information in the “Questions and Answers” section of our proxy statement regarding how to vote by telephone or internet, obtain a printed proxy card, revoke a proxy, and vote in person.

SpartanNash Company

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 3, 2015

PROXY STATEMENT

Dated April 20, 2015

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. You should carefully read the entire proxy statement and the Company’s Form 10-K before voting. In this proxy statement, “we,” “us,” “our,” the “Company,” and “SpartanNash” refer to SpartanNash Company, and “you” and “your” refer to each shareholder of SpartanNash.

Annual Meeting of Shareholders

• Date and Time	June 3, 2015; 9:00 a.m. Eastern Daylight Time

• Place	Downtown Courtyard by Marriott Hotel

11 Monroe Avenue NW

Grand Rapids, Michigan 49503

• Record Date	April 6, 2015

• Voting

Shareholders as of the close of business on the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

• Admission

The 2015 Annual Meeting Admission Ticket, notice of availability of proxy materials or brokerage statement and valid driver’s license or other federal or state issued photo identification is required to enter the SpartanNash annual meeting.

Meeting Agenda

•	Election of eleven directors.

•	Approval of the SpartanNash Company Stock Incentive Plan of 2015.

•	Approval of the Amended and Restated SpartanNash Company Executive Cash Incentive Plan of 2015.

•	Advisory approval of the Company’s executive compensation as disclosed in this proxy statement.

•	Approval of proposed amendments to our Articles of Incorporation to eliminate all supermajority voting requirements.

•	Approval of the elimination of the provision of our Articles of Incorporation relating to the Michigan Control Share Act.

•	Ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending January 2, 2016.

•	Transact any other business that may properly come before the meeting.

1	SpartanNash Company Proxy Statement

PROXY SUMMARY (cont’d)

Voting Matters and Vote Recommendations

The Board of Directors recommends that you vote FOR the election of each nominee and FOR the approval of each of the other proposals described in this proxy statement.

Quorum and Vote Required

To conduct business at the annual meeting, a quorum of shareholders must be present. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of SpartanNash common stock entitled to vote at the meeting is necessary for a quorum. To determine whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter.

A plurality of the shares voting is required to elect directors. This means that, if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count to determine if a plurality of shares voted in favor of each nominee. As discussed on page 36 under “Majority Voting,” a director-nominee receiving a greater number of votes “withheld” than votes “for” election is required to offer promptly his or her resignation to the Nominating and Corporate Governance Committee upon certification of the shareholder vote.

The proposed amendments to the Articles of Incorporation to eliminate supermajority voting with respect to business combinations (Proposal 5) will be approved if two-thirds of the shares that are outstanding and entitled to vote on April 6, 2015 are voted in favor of the proposal. The other proposed amendments to our Articles of Incorporation (Proposals 6, 7, and 8) will be approved if a majority of the shares that are outstanding and entitled to vote on April 6, 2015 are voted in favor of the proposal. For each of Proposals 5, 6, 7, and 8, abstentions, broker non-votes and other shares that are not voted in person or by proxy will have the same effect as a vote against the proposal.

The other proposals set forth in this proxy statement will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of approval. Abstentions, broker non-votes and other shares that are not voted on a proposal in person or by proxy will not be included in the vote count to determine if a majority of shares voted on the proposal voted in favor of approval.

We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count to determine if a majority of shares voted on the proposal voted in favor of each such proposal.

Fiscal Year End

In November 2013, the Company changed its fiscal year end from the last Saturday in March to the Saturday closest to December 31. This proxy statement reports information for the fiscal year ended January 3, 2015, which we refer to as “fiscal 2014” throughout this proxy statement. The fiscal transition period ended December 28, 2013 (referred to as FYE 12/28/13) reflects the 39-week fiscal transition period between the fiscal year end change.

2	SpartanNash Company Proxy Statement

PROXY SUMMARY (cont’d)

Board Nominees

The following table provides summary information about each director who is nominated for election to serve a term of one year. Each director nominee is a current director and, during fiscal 2014, attended at least 95% of the meetings of the Board and each committee on which he or she was a member. Each director has been a director of the Company since the merger between Spartan Stores, Inc. and Nash-Finch Company on November 19, 2013 (the “Merger”) and was a director of Spartan Stores or Nash Finch before the Merger.

				Committee Memberships
Name	Age	Occupation	Independent(1)	AC	CC	NCGC
M. Shân Atkins	58	Managing Director of Chetrum Capital LLC	✓	F		M
Dennis Eidson	61	President and Chief Executive Officer of SpartanNash
Mickey P. Foret	69	Retired Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc. and Retired Chairman and Chief Executive Officer of Northwest Airlines Cargo, Inc.	✓	C,F		M
Frank M. Gambino	61	Professor of Marketing and the Director of the Food & Consumer Packaged Goods Marketing Program in the Haworth College of Business at Western Michigan University	✓	M
Douglas A. Hacker	59	Independent Business Executive	✓		M	C
Yvonne R. Jackson	65	President, Principal and Co-Founder of BeecherJackson	✓		C	M
Elizabeth A. Nickels	52	Independent Business Executive	✓	F
Timothy J. O’Donovan	70	Retired Chairman of the Board and Chief Executive Officer of Wolverine World Wide, Inc.	✓		M	M
Major General (Ret.) Hawthorne L. Proctor	67	Managing Partner of Proctor & Boone Consulting LLC and Senior Logistic Consultant of Intelligent Decisions, Inc.	✓	M
Craig C. Sturken	71	Retired Chief Executive Officer of SpartanNash	✓
William R. Voss	61	Managing Director of Lake Pacific Partners, LLC	✓		M	M

3	SpartanNash Company Proxy Statement

PROXY SUMMARY (cont’d)

AC	Audit Committee	C	Chair
CC	Compensation Committee	M	Member
NCGC	Nominating and Corporate Governance Committee	F	Member and Financial Expert

(1)	Independent under Nasdaq independence standards for directors generally and for each Committee on which the director serves.

Corporate Governance Highlights

The Board believes that effective corporate governance should reinforce a culture of corporate integrity, foster the Company’s pursuit of profitable growth and ensure quality and continuity of corporate leadership. Highlights of our governance practices include:

✓	Annual election of all directors

✓	Majority voting for directors

✓	Annual board and committee self-evaluations; bi-annual individual director assessments

✓	Separate Chairman (Craig Sturken) and CEO (Dennis Eidson)

✓	Lead Independent Director (Timothy O’Donovan)

✓	Directors meet regularly without management present

✓	Policy against hedging and pledging of our securities

✓	Clawback policy for the recovery of incentive compensation

✓	Annual say-on-pay vote

✓	At least 2/3rds of the board must be independent directors (currently 10 out of 11 directors are independent)

✓	All Board committees consist of independent directors

✓	Board reflects diverse viewpoints, backgrounds, skills, experiences and expertise

✓	Directors limited to membership on three other public company boards of directors (management directors limited to one outside public company board)

Executive Compensation Advisory Vote

Last year, the Company’s shareholders voted by 92% to approve the compensation paid to our named executive officers in FYE 12/28/13. In 2011, the Company’s shareholders voted to hold advisory votes on executive compensation on an annual basis. The next shareholder advisory vote on the frequency of shareholder say-on-pay votes is expected to occur in 2017.

We are asking our shareholders to approve on an advisory basis our named executive officer compensation for fiscal 2014. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our executive compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving the Company’s goal of attracting, motivating, rewarding and retaining the senior management talent required to achieve our corporate objectives and increase shareholder value through long-term profitable growth.

4	SpartanNash Company Proxy Statement

PROXY SUMMARY (cont’d)

Business Context

We are pleased with the progress we have made in our first full year of operations as SpartanNash and with all that our team has accomplished. Our achievements from the past year include:

•

Increased sales. For the 53-week fiscal 2014 full year, consolidated net sales increased 148.2% to $7.9 billion, largely due to the benefit of the Merger, compared to $3.2 billion for the 51 week period ended December 28, 2013. The 53rd week contributed $135.2 million in consolidated sales. Comparable store sales, excluding fuel, increased 0.9 percent in fiscal 2014.

•

Cash Generation. We continued to report strong levels of net cash provided by operating activities, generating $139.1 million for fiscal year 2014, primarily due to contributions from the Merger and related synergies.

•

Increased Dividend. During fiscal 2014, we increased our quarterly dividend by 33% from $0.09 per share to $0.12 per share or $0.48 on an annual basis. In 2015, we further increased our quarterly dividend for the fifth consecutive year to $0.135 per share or $0.54 on an annual basis, an increase of 12.5%.

•

Reduced Leverage. Long-term debt and capital lease obligations, including current maturities, declined from $605.7 million December 28, 2013 to $570.3 million at January 3, 2015, demonstrating our commitment to reducing the Company’s leverage.

•

Share Repurchases. As a result of strong cash flow generation, we continued to repurchase shares of our common stock. During fiscal 2014 we repurchased a total of 246,000 shares. As of January 3, 2015, the Company had $21.3 million available for future share repurchases under its $50.0 million repurchase program, which expires May 17, 2016.

Fiscal 2014 Chief Executive Officer Compensation

For fiscal 2014, the Board approved the following changes to our CEO’s compensation to make Mr. Eidson’s total compensation more consistent with the increased size, scope, and complexity of the Company:

•	8% increase to base salary

•	Target annual cash incentive compensation increased to 110% of salary from 100% of salary

•	Long-term incentive compensation (grant date value of shares and target value of cash opportunity) increased by 25%

•	Analysis of Mr. Eidson’s compensation is set forth in more detail beginning on page 54.

Executive Compensation Highlights

•	The Compensation Committee increased base salaries for our other named executive officers from no change to 11%.

•

The Company’s adjusted consolidated net earnings performance was approximately 104% of target, resulting in a payout of 126.4% of target annual cash incentive for awards based on corporate performance.

•	Adjustments to the total value of long-term incentive award opportunities (cash and share-based) for the other named executive officers ranged from no change to 16%.

5	SpartanNash Company Proxy Statement

PROXY SUMMARY (cont’d)

•

Due to the structure and timing of long-term cash incentive award opportunities granted in prior years, no long-term cash incentive compensation was earned for fiscal 2014. Awards granted in 2014 will be measured at the end of fiscal 2016, and therefore payouts under such awards, if any, will be determined at that time.

•	Our Compensation Committee continued our pay-for-performance philosophy in fiscal 2014.

•	Our equity-based awards require continuing service and have forfeiture provisions.

•	All of our cash incentive awards are performance-based and our long-term cash incentive awards are subject to an additional service requirement.

•

Our executives must hold at least 50% of all shares acquired through the Company’s stock incentive plans and other forms of stock based compensation until they are in compliance with our stock ownership guidelines.

•	Our Compensation Committee considers whether our compensation programs will encourage excessive or unnecessary risk-taking.

•	The Board of Directors has adopted a policy prohibiting the hedging and pledging of the Company’s securities by directors and executive officers.

•	The Company maintains a clawback policy.

6	SpartanNash Company Proxy Statement

QUESTIONS AND ANSWERS

Questions and Answers about the Proxy Materials and Our 2014 Annual Meeting

Q. Who may attend the meeting?

A.

Only the Company’s shareholders, their duly-appointed proxies and invited guests may attend the meeting. If you are a shareholder of record, you must bring the admission ticket attached to your proxy card or your notice of availability of proxy materials to be admitted to the meeting. “Street name” shareholders must bring a copy of a brokerage statement reflecting stock ownership as of April 6, 2015. All attendees must present a valid driver’s license or other federal or state issued photo identification.

Q. Who may vote?

A.

You may vote at the annual meeting if you were a shareholder of record of SpartanNash common stock at the close of business on April 6, 2015. Each shareholder is entitled to one vote per share of SpartanNash common stock on each matter presented for a shareholder vote at the meeting. As of April 6, 2015, there were 37,840,411 shares of SpartanNash common stock outstanding.

Q. How do I vote?

A.	If you are a shareholder of record, SpartanNash offers you the convenience of voting through the Internet or by telephone, 24 hours a day, seven days a week. You may also vote by mail.

Internet Voting. You may vote via the Internet by visiting www.envisionreports.com/SPTN. You may navigate to the online voting site by clicking the “Cast Your Vote” button. Have the instructions attached to your proxy card ready when you access the site and follow the prompts to record your vote. This vote will be counted immediately and there is no need to send in your proxy card. Votes cast by Internet must be received by 1:00 a.m. Eastern Daylight Time on June 3, 2015.

Telephone Voting. To vote by telephone, dial the toll-free number on the instructions attached to your proxy card and listen for further directions. You must have a touch-tone phone. Telephonic votes will be counted immediately and there is no need to send in your proxy card. Votes cast by telephone must be received by 1:00 a.m. Eastern Daylight Time on June 3, 2015.

Voting by Mail. You may request a printed copy of your proxy card. If you properly sign and return the proxy card to the designated address, the shares represented by that proxy card will be voted at the annual meeting and at any adjournment of the meeting. Votes cast by mail must be received no later than the start of the meeting.

If you specify a choice on the proxy card that you return for voting, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for election of each of the nominees named in this proxy statement, and for each of the proposals described in this proxy statement. If any other matter comes before the meeting, your shares will be voted in the discretion of the persons named as proxies on the proxy card.

Q. How do I vote if my shares are held in “street name”?

A.

You hold your shares in “street name” if your shares are registered in the name of a bank, broker or other nominee (which we will collectively reference as your “broker”). If you hold your shares in street name, then your broker must vote your street name shares in the manner you direct if

7	SpartanNash Company Proxy Statement

QUESTIONS AND ANSWERS (cont’d)

you provide your broker with proper and timely voting instructions. PLEASE USE THE VOTING FORMS AND INSTRUCTIONS PROVIDED BY YOUR BROKER OR ITS AGENT. These forms and instructions typically permit you to give voting instructions by telephone or Internet, using a number or Internet address provided by the broker. You will NOT be able to vote street name shares using the internet address or telephone numbers established for registered shareholders as described in the prior Question and Answer. If you are a street name holder and later want to change your vote, you must contact your broker.

Please note that you may NOT vote shares held in street name in person at the annual meeting unless you request and receive a valid proxy from your broker.

Q. What happens if I do not cast a vote?

A.	If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

If you hold your shares in street name and do not provide timely voting instructions to your broker, your bank or broker may vote your shares only on “routine” matters, such as the ratification of the Company’s independent public accounting firm. NYSE rules applicable to its member firms provide that your broker may not vote uninstructed shares on a discretionary basis on non-routine matters, such as the election of directors or approval of the executive compensation proposal. In such cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on non-routine matters. This is called a “broker non-vote.”

Q. Can I change my mind after I return my proxy?

A.	Yes. You may revoke your proxy at any time before it is voted at the meeting by taking any of the following four actions:

•	by delivering written notice of revocation to the Company’s Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700;

•	by delivering a proxy card bearing a later date than the proxy that you wish to revoke;

•	by casting a subsequent vote via telephone or the Internet, as described above; or

•	by attending the meeting and voting in person.

Merely attending the meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the meeting using forms provided for that purpose. Your last valid vote that we receive before or at the annual meeting is the vote that will be counted.

Q. May the annual meeting be adjourned?

A.

Yes. The shareholders present at the meeting, in person or by proxy, may, by a majority vote, adjourn the meeting despite the absence of a quorum. Shares represented by proxy may be voted in the discretion of the proxy holder on a proposal to adjourn the meeting. If a quorum is not present at the meeting, we expect the Chairman of the Board to adjourn the meeting to solicit additional proxies, as is authorized under the Company’s Bylaws. In addition, the Chairman may adjourn the meeting in the event of disorder or under other circumstances consistent with the Company’s bylaws and rules of conduct for the annual meeting.

8	SpartanNash Company Proxy Statement

QUESTIONS AND ANSWERS (cont’d)

Q. What does it mean if I receive more than one proxy or voting instruction card?

A.	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q. Where can I find the voting results of the annual meeting?

A.	We will announce preliminary voting results at the annual meeting and publish final results in a current report on Form 8-K within four business days after the annual meeting.

9	SpartanNash Company Proxy Statement

ELECTION OF DIRECTORS

The Board of Directors proposes that the following eleven individuals be elected as directors of SpartanNash for a one-year term expiring at the 2016 annual meeting of shareholders:

M. Shân Atkins

Dennis Eidson

Mickey P. Foret

Frank M. Gambino

Douglas A. Hacker

Yvonne R. Jackson

Elizabeth A. Nickels

Timothy J. O’Donovan

Hawthorne L. Proctor

Craig C. Sturken

William R. Voss

Biographical information concerning the nominees appears below under the heading “The Board of Directors.” The persons named as proxies on the proxy card intend to vote for the election of each of the nominees. The proposed nominees are willing to be elected and to serve as directors. If any nominee becomes unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent Board of Directors may select a substitute nominee. If a substitute nominee is selected, the shares represented by your proxy card will be voted for the election of the substitute nominee, unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for more than eleven nominees.

Your Board of Directors recommends that you vote FOR election of all nominees as directors.

10	SpartanNash Company Proxy Statement

STOCK INCENTIVE PLAN OF 2015

On February 25, 2015, upon the recommendation of the Compensation Committee, the Board approved the SpartanNash Company Stock Incentive Plan of 2015 (the “2015 Plan”), subject to shareholder approval at the 2015 Annual Meeting. The 2015 Plan will replace the Company’s existing stock incentive plans: the Company’s Stock Incentive Plan of 2005, as amended, and the Nash-Finch Company 2009 Incentive Award Plan (collectively, the “Legacy Plans”). If the 2015 Plan is approved by our shareholders, the 2015 Plan will become effective as of May 10, 2015 (the “Effective Date”). If this proposal is approved, 2,500,000 shares of SpartanNash Common Stock will be reserved for issuance under the 2015 Plan, and no further awards will be made under the Legacy Plans. If the 2015 Plan is not approved by our shareholders, no awards will be made under the 2015 Plan.

On April 6, 2015, the closing price of our common stock on Nasdaq was $32.17 per share.

Key Component of Compensation

Equity compensation is a key component of our total compensation package. Attracting, retaining and motivating specialized talent is critical to achieving our strategic and operating goals, including our goal to increase shareholder value. We believe that grants of equity allow us to remain competitive in the marketplace, enabling us to link executive compensation to performance, and attract, retain and motivate high-caliber talent dedicated to our long-term growth and success. The adoption of the 2015 Plan is necessary to allow SpartanNash to continue to utilize equity awards as part of our compensation plans. If the plan is not approved, the Company will be unable to continue to utilize equity compensation as part of its overall compensation program because the Company’s Stock Incentive Plan of 2005 will expire by its terms on May 10, 2015, and the Nash-Finch Company 2009 Incentive Award Plan is available only to our associates who were not employed by Spartan Stores or its affiliates at the time of the merger of Spartan Stores and Nash Finch.

Historical Annual Share Usage

While the use of equity is an important part of our compensation program, we are mindful of our responsibility to our shareholders to exercise judgment in the granting of equity awards.

Our future burn rate, calculated by dividing the total common shares outstanding by the number of shares granted under the 2015 plan, will depend upon and be influenced by a number of factors, such as the number of plan participants, the price per share of our common stock and the methodology used to establish the equity award mix. The determination to reserve 2,500,000 shares for use in the 2015 Plan takes into account, among other things, our historical share usage rate and overhang, and our anticipated share needs for the next four to six years.

11	SpartanNash Company Proxy Statement

STOCK INCENTIVE PLAN OF 2015 (cont’d)

Historical Share Usage. The annual share usage under the Company’s equity compensation program for the last four fiscal years was as follows:

		Fiscal Year Ended
	(share amounts in thousands)	1/3/15(1)	12/28/13(2)	3/30/13	3/31/12
A	Weighted average shares outstanding, including participating securities	37,641	24,137	21,773	22,791
B	Shares granted	318	227	215	223
C	Usage Rate (B/A)	0.84%	0.94%	0.99%	0.98%
D	Shares remaining available for Issuance	933	1,293	818	963
E	Shares issued and Outstanding	1,095	1,106	1,200	1,284
	Overhang ((D+E)/(A+D+E))	5.1%	9.0%	8.5%	9.0%

(1)	Shares granted increased in fiscal 2014 due in part to the substantial increase in associate headcount following the Merger.

(2)

The Company changed its fiscal year in 2013, resulting in an approximately 9-month transition period ended December 28, 2013. The increase in shares available for issuance was due to the assumption of the Nash-Finch Company 2009 Incentive Award Plan in connection with the Merger.

Dilution Assuming Approval of the 2015 Plan

Upon the approval of the 2015 Plan, the overall dilution of our equity awards would be approximately 9.6%. This calculation is based on our outstanding shares and equity awards measured as of January 3, 2015.

Outstanding Equity Awards
Stock Options	Restricted Stock	Additional Shares Requested	Total Shares Outstanding	Dilution
494,483	600,653	2,500,000	37,524,000	9.6%

Dilution is calculated by taking the sum of the outstanding equity awards and the additional shares requested, and dividing this by the total shares outstanding.

Promotion of Good Compensation Practices

We believe the 2015 Plan and our other related governance practices and policies contain provisions that are consistent with the interests of our shareholders and with our corporate governance practices.

No “Evergreen” Provision. The 2015 Plan does not contain an “evergreen” or similar provision. The 2015 Plan fixes the number of shares available for future grants and does not provide for any increase based on increases in the number of outstanding shares of common stock, other than for adjustments based on certain corporate events (e.g., stock split, stock dividend).

No Stock Option/SAR Repricing or Exchange. The 2015 Plan does not permit the repricing of incentive awards or the exchange of underwater options.

12	SpartanNash Company Proxy Statement

STOCK INCENTIVE PLAN OF 2015 (cont’d)

•	Fair Market Value Awards. Stock options and stock appreciation rights may not be granted at a discount to the fair market value of our common stock on the grant date.

•

Limit on Awards other than Stock Options/SARs. The 2015 Plan does not permit more than 75% of the shares authorized for issuance under the Plan to be issued as Incentive Awards other than stock options or stock appreciation rights.

•	Limited share recycling. Shares that are surrendered to pay the exercise price of an award or to satisfy tax withholding are not made available for re-grant.

•

No Liberal Definition of “Change in Control.” The Plan provides that a “change in control” will not have occurred for purposes of the plan until the effective time or consummation of the transaction or event giving rise to a change in control. The announcement of a tender offer or a shareholder vote approving a merger is not sufficient to constitute a “change in control” under the 2015 Plan.

•	Minimum Vesting Period. At least 95% of the awards under the 2015 Plan must be issued with a vesting period of at least one year.

•	Clawback. All awards under the 2015 Plan are subject to the Company’s clawback policy for the recovery of incentive compensation.

•

No Hedging or Pledging of Equity. We maintain a policy that prohibits executive officers (including our Named Executive Officers) and members of the Board from pledging SpartanNash common stock or engaging in activities considered hedging of our common stock.

•

No Backdating. Awards will be granted in accordance with the Company’s Policy Regarding Stock Option Grants and Other Share Based Awards, which prohibits backdating of options and other awards. The policy also provides that the Company will not time its release of material non public information for the purpose of affecting the value of compensation.

The following summary of certain features of the 2015 Plan is qualified in its entirety by reference to the full text of the 2015 Plan, which is attached to this Proxy Statement as Appendix A. All capitalized terms used but not defined in this section have the respective meanings given to them in the 2015 Plan. Included in the summary is information regarding the effect of U.S. federal tax laws upon participants and SpartanNash. This information is not a complete summary of such tax laws and is subject to change. Participants in the 2015 Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in and receiving incentive awards under the 2015 Plan.

General

The 2015 Plan authorizes the Compensation Committee to award to directors and associates compensation that is based on or related to shares of SpartanNash Company common stock. The 2015 Plan permits the award of stock options, restricted stock, stock appreciation rights, restricted stock units, and stock awards based on or related to shares of SpartanNash common stock (collectively referred to as “incentive awards”).

Limited Share Recycling

Any shares that are cancelled, or that terminate, expire, or are forfeited, may be used for the future grant of awards to the extent of such cancellation, termination, expiration, or forfeiture.

13	SpartanNash Company Proxy Statement

STOCK INCENTIVE PLAN OF 2015 (cont’d)

Shares may not again be made available for issuance or delivery if such shares are delivered to or withheld by the Company to pay the exercise price of a stock option or stock appreciation right or the withholding taxes related to an award.

Minimum Vesting

The 2015 Plan provides that any award must be subject to a vesting period of at least one year, except that the Compensation Committee may issue awards up to an aggregate amount of 5% of the shares authorized for use in the Plan that are not subject to minimum vesting provisions.

Limitations on Issuance

The 2015 Plan prohibits the issuance of more than 75% of the shares authorized under the 2015 Plan as incentive awards other than stock options or stock appreciation rights. In addition, it does not allow any participant to receive, in any calendar year, incentive awards issued under the 2015 Plan with respect to more than 25% of the total number of shares available under the 2015 Plan. Upon the occurrence of certain corporate events (e.g., stock split, stock dividend), the Compensation Committee will adjust the incentive awards appropriately. Unless the 2015 Plan is terminated earlier by the Board of Directors, incentive awards may be granted at any time before or on May 10, 2025, when the 2015 Plan will terminate according to its terms.

Eligible Participants

Members of the Board of Directors of SpartanNash and associates of SpartanNash and its subsidiaries may receive incentive awards under the 2015 Plan. We anticipate that the primary persons who will receive incentive awards under the 2015 Plan will be non-employee directors of SpartanNash (currently 10 persons), executive officers (currently 9 persons) and other associates that the Compensation Committee considers appropriate to participate in the 2015 Plan. Approximately 150 individuals are expected to receive awards under the Company’s equity compensation plans during 2015. Additional individuals may become directors, officers or designated associates in the future and could participate in the 2015 Plan. Directors, nominees for director, officers and other associates of SpartanNash and its subsidiaries may be considered to have an interest in the 2015 Plan because they may in the future receive incentive awards under it.

Administration of the 2015 Plan

The Compensation Committee of the Board of Directors will administer the 2015 Plan. The Compensation Committee will determine, subject to the terms of the 2015 Plan, the persons to receive incentive awards, the nature and amount of incentive awards to be granted to each person (subject to the limits specified in the 2015 Plan), the time of each grant, the terms and duration of each grant, and all other determinations necessary or advisable for administration of the 2015 Plan. The Compensation Committee may establish a program to allow selected participants the opportunity to defer payment under an incentive award. To date, the Compensation Committee has not established such a program.

Stock Options

The 2015 Plan permits SpartanNash to grant to participants options to purchase shares of SpartanNash common stock at stated prices for specific periods of time. For purposes of determining the number of shares available under the 2015 Plan, each stock option counts as the number of

14	SpartanNash Company Proxy Statement

STOCK INCENTIVE PLAN OF 2015 (cont’d)

shares of common stock subject to the stock option. Stock options that may be granted to associates under the 2015 Plan may be either nonqualified stock options or may qualify as incentive stock options as defined in Section 422 of the Code. Incentive stock options are available only for associates. They are not available for directors who are not employees.

The Compensation Committee establishes the terms of individual stock option grants in stock option agreements, certificates of award or both. These documents contain terms, conditions and restrictions that the Compensation Committee determines to be appropriate.

The exercise price of a stock option is determined by the Compensation Committee, but must be at least 100% of the closing price of SpartanNash common stock as on the date of grant as reported by Nasdaq.

When exercising all or a portion of a stock option, an option holder could pay the exercise price with cash or, if permitted by the Compensation Committee, shares of SpartanNash common stock, or other consideration substantially equal to cash. The Compensation Committee could also authorize payment of all or a portion of the exercise price in the form of a promissory note or installment payments, except as limited by the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations. Any promissory note or installment payments must be with full recourse and at the market rate of interest. The Board could restrict or suspend the power of the Compensation Committee to permit such loans, however, and could require that adequate security be provided. In addition, the Compensation Committee may implement a program for broker-assisted cashless exercises of stock options.

Although the term of each stock option is determined by the Compensation Committee, no stock option may be exercisable under the 2015 Plan more than ten years from the date it was granted. Stock options generally are exercisable for limited periods of time if an option holder dies, becomes disabled (as defined in the 2015 Plan), is terminated without cause, or voluntarily leaves his or her employment or directorship.

The Company has not granted stock options since 2009. Stock options granted prior to 2009 generally vested and became exercisable ratably over a four-year period.

No Repricing

No stock options may be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the base price of such stock options to the same participants.

Federal Tax Consequences of Stock Options

Incentive Stock Options. Under current federal income tax laws, an option holder does not recognize income and SpartanNash does not receive a deduction at the time an incentive stock option is granted, vests or is exercised. However, the difference between the market value of the common stock subject to the incentive stock option and the exercise price would be a tax preference item for purposes of calculating alternative minimum tax. Upon the sale or other disposition of the common stock acquired pursuant to an incentive stock option, as long as (i) the option holder held the stock for at least one year after the exercise of the stock option and at least two years after the grant of the stock option, and (ii) the stock option is exercised not later than

15	SpartanNash Company Proxy Statement

STOCK INCENTIVE PLAN OF 2015 (cont’d)

three months after termination of employment (one year in the event of disability), the option holder’s basis equals the exercise price and the option holder would pay tax on the difference between the sale proceeds and the exercise price as capital gain. SpartanNash receives no deduction for federal income tax purposes under these circumstances. Special rules apply when an option holder dies.

If an option holder fails to meet any of the conditions described above relating to holding periods and exercises following termination of employment, he or she generally would recognize compensation taxed as ordinary income equal to the difference between (i) the lesser of (a) the fair market value of the common stock acquired pursuant to the stock option at the time of exercise, or (b) the amount realized on the sale or disposition, and (ii) the exercise price paid for the stock. SpartanNash would then receive a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. Additional gains, if any, recognized by the option holder would result in the recognition of short- or long-term capital gain.

The Compensation Committee has not granted incentive stock options for many years.

Nonqualified Stock Options. Federal income tax laws provide different rules for nonqualified stock options—those options that do not meet the Internal Revenue Code’s definition of an incentive stock option. Under current federal income tax laws, an option holder would not recognize any income and SpartanNash would not receive a deduction when a nonqualified stock option is granted or vests. If a nonqualified stock option is exercised, the option holder would recognize compensation income equal to the difference between the exercise price paid and the market value of the stock acquired upon exercise (on the date of exercise). SpartanNash would then receive a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. The option holder’s tax basis in the shares acquired is the exercise price paid plus the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short-term or long-term capital gain (or loss).

Stock Appreciation Rights

The 2015 Plan permits the Compensation Committee to grant stock appreciation rights. A stock appreciation right permits the holder to receive the difference between the market value of a share of common stock subject to the stock appreciation right on the exercise date of the stock appreciation right and a “base” price set by the Compensation Committee. Under the 2015 Plan, the per-share base price for exercise or settlement of stock appreciation rights must be equal to or greater than the closing price of such shares on the date the stock appreciation rights are granted as reported by Nasdaq. Stock appreciation rights are exercisable on dates determined by the Compensation Committee at the time of grant. The Compensation Committee can award stock appreciation rights for any amount of consideration or no consideration, as the Compensation Committee determines. To date, the Compensation Committee has not granted stock appreciation rights.

No Repricing

No stock appreciation rights may be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the base price of such stock appreciation rights to the same participants.

16	SpartanNash Company Proxy Statement

STOCK INCENTIVE PLAN OF 2015 (cont’d)

Federal Tax Consequences of Stock Appreciation Rights

The treatment of stock appreciation rights that are payable solely in the form of SpartanNash common stock under federal income tax laws is similar to the treatment of nonqualified stock options as described above. Under current federal income tax laws, a participant would not recognize any income and SpartanNash would not receive a deduction at the time such a stock appreciation right is granted or vests. If a stock appreciation right is exercised, the participant would recognize compensation income in the year of exercise in an amount equal to the difference between the base or settlement price and the market value of the stock acquired upon exercise (on the date of exercise). SpartanNash would receive a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. The participant’s tax basis in the shares acquired would be increased over the exercise price by the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short- or long-term capital gain or loss. Under current federal income tax laws, if a stock appreciation right is settled and paid in the form of cash, the participant would recognize compensation income in the year of exercise in an amount equal to the cash payment. SpartanNash would receive a corresponding deduction for federal income tax purposes.

Restricted Stock and Restricted Stock Units

The 2015 Plan permits the Compensation Committee to award restricted stock and restricted stock units, subject to the terms and conditions set by the Compensation Committee that are consistent with the 2015 Plan. Shares of restricted stock are shares of common stock the retention, vesting and/or transferability of which is subject, for specified periods of time, to such terms and conditions as the Compensation Committee deems appropriate (including continued service or employment and/or achievement of performance goals established by the Compensation Committee). Restricted stock units are incentive awards denominated in units of common stock under which the issuance of shares of common stock is subject to such terms and conditions as the Compensation Committee deems appropriate (including continued service or employment and/or achievement of performance goals established by the Compensation Committee). For purposes of determining the number of shares available under the 2015 Plan, each restricted stock unit would count as the number of shares of common stock subject to the restricted stock unit. The Compensation Committee may award restricted stock or restricted stock units for any amount of consideration or no consideration, as the Compensation Committee determines.

As with stock option grants, the Compensation Committee establishes the terms of individual awards of restricted stock and restricted stock units in award agreements or certificates of award. Restricted stock and restricted stock units granted to a participant “vest” (i.e., the restrictions on them lapse) in the manner and at the times that the Compensation Committee determines; subject, however, to the requirement that any award must be subject to applicable minimum vesting requirements in accordance with the 2015 Plan.

Unless the Compensation Committee otherwise consents or permits or unless the terms of a restricted stock or restricted stock unit agreement or award provide otherwise, if a participant’s service or employment is terminated during the restricted period (i.e., the period of time during which restricted stock or a restricted stock unit is subject to restrictions) for any reason other than death, disability or retirement, each restricted stock and restricted stock unit award of the participant still subject in full or in part to restrictions at the date of such termination would automatically be forfeited and returned to the Company.

17	SpartanNash Company Proxy Statement

STOCK INCENTIVE PLAN OF 2015 (cont’d)

If the participant’s service or employment terminates during the restricted period because of retirement, then all outstanding shares of restricted stock and restricted stock units will continue to vest according to the terms of the award, if the participant refrains from entering into competition with the Company.

If the participant’s service or employment is terminated during the restricted period because of death or disability, then the restrictions on the participant’s shares of restricted stock and restricted stock units would terminate automatically with respect to that respective number of such shares or restricted stock units (rounded to the nearest whole number) equal to the respective total number of such shares or restricted stock units granted to such participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective restricted period (provided that any performance-based vesting requirements must be satisfied before the shares may be issued). All of the remaining shares of restricted stock would be forfeited and returned to the Company and all of the remaining Restricted Stock Units would be forfeited; however, the Compensation Committee could, either before or after a participant dies or becomes disabled, waive the restrictions remaining on any or all of his or her remaining shares of restricted stock and restricted stock units.

The Compensation Committee may impose additional restrictions on shares of restricted stock and restricted stock units. Except for restrictions on transferability, holders of restricted stock enjoy all other rights of a shareholder with respect to the restricted stock, including dividend and liquidation rights and full voting rights. For restricted stock units, unless the terms of the grant provide otherwise, a holder has dividend and liquidation rights with respect to the underlying shares of Common Stock as if the holder held unrestricted Common Stock. Holders of restricted stock units do not enjoy voting rights with respect to the shares underlying the units.

Unless the Compensation Committee determines otherwise, any noncash dividends or distributions paid with respect to shares of unvested restricted stock and shares of common stock subject to unvested restricted stock units are subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate.

Dividend Equivalents

The Compensation Committee may grant dividend equivalents, which are the right to receive cash or stock equivalent to dividends paid on Common Stock between the date an incentive award is granted to a participant and the date such the award vests, is exercised, is distributed or expires, as determined by the Compensation Committee. Dividend equivalents may not be paid with respect to options or stock appreciation rights that are either forfeited or cancelled prior to vesting, and no dividend equivalents may be earned with respect to awards that vest based upon the attainment of performance-based objectives before the attainment of the performance-based objectives. No participant may receive both dividends and dividend equivalents with respect to the same award. SpartanNash has not awarded any dividend equivalents and does not currently intend to make any such awards.

Recent Practice

The Compensation Committee’s recent practice has been to award shares of restricted stock to selected associates and members of the Board of Directors. Shares of restricted stock granted to associates vest in equal annual installments over a four-year period. Shares of restricted stock

18	SpartanNash Company Proxy Statement

STOCK INCENTIVE PLAN OF 2015 (cont’d)

awarded to non-employee directors vests in full approximately one year after the grant. In addition, in the agreements relating to restricted stock awards, the Compensation Committee’s recent practice has been to provide that upon the death or disability of a plan participant, all restrictions on the shares held by such participant shall lapse and the shares will become vested.

Federal Tax Consequences of Restricted Stock and Restricted Stock Units

Generally, under current federal income tax laws a participant does not recognize income upon the award of restricted stock or restricted stock units. However, a participant is required to recognize compensation income at the time the award vests (when the restrictions lapse) equal to the difference between the fair market value of the stock at vesting and the amount paid for the stock (if any). At the time the participant recognizes compensation income, SpartanNash is entitled to a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. If restricted stock or restricted stock units are forfeited by a participant, the participant would not recognize income with respect to the forfeited award and SpartanNash would not receive a corresponding deduction. Prior to the vesting and lapse of restrictions, dividends paid on shares subject to awards of restricted stock and restricted stock units would be reported as compensation income to the participant and SpartanNash would receive a corresponding deduction, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply.

A participant may, within 30 days after the date of an award of restricted stock (but not an award of restricted stock units), elect to report compensation income for the tax year in which the restricted stock is awarded. If the participant makes this election, the amount of compensation income is equal to the difference between the fair market value of the restricted stock at the time of the award and the amount paid for the stock (if any). Any later appreciation in the value of the restricted stock would be treated as capital gain and recognized only upon the sale of the shares subject to the award of restricted stock. Dividends received after such an election are taxable as dividends and not treated as additional compensation income. If, however, restricted stock is forfeited after the participant makes such an election, the participant will not be allowed any deduction for the amount that he or she earlier reported as income. Upon the sale of shares subject to the restricted stock award, a participant recognizes a short-term or long-term capital gain (or loss) in the amount of the difference between the sale price and the participant’s basis in the stock.

Other Stock-Based Awards

Finally, the 2015 Plan also permits the Compensation Committee to grant a participant one or more types of awards of SpartanNash common stock or awards based on or related to shares of SpartanNash common stock, other than the types described above (i.e., stock options, stock appreciation rights, restricted stock and restricted stock units). The Compensation Committee may make stock-based awards for any amount of consideration, or no consideration, as the Compensation Committee determines. SpartanNash has not made such awards and does not currently intend to make any such awards. Any such awards would be subject to terms and conditions as the Compensation Committee deems appropriate, as set forth in the respective award agreements and as permitted under the 2015 Plan.

19	SpartanNash Company Proxy Statement

STOCK INCENTIVE PLAN OF 2015 (cont’d)

Federal Tax Consequences of Stock-Based Awards

The recipient of a stock-based award generally would recognize compensation income equal to the difference between the fair market value of the stock when it is awarded and the amount paid for the stock (if any). The recipient’s tax basis in the stock would equal the amount of compensation income recognized on the award plus the amount paid by the recipient for the stock (if any). SpartanNash is entitled to a corresponding deduction equal to the amount of compensation income recognized by the recipient, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. Upon a subsequent sale of the stock, the recipient would recognize a short-term or long-term capital gain (or loss) equal to the difference between the amount realized on the sale and his or her basis in the stock. Different rules may apply where the stock is transferred subject to a “substantial risk of forfeiture.”

Effects of a Change in Control of SpartanNash

For awards made under the 2015 Plan, except as otherwise provided in a separate agreement with a plan participant, upon the occurrence of a change in control of the Company, awards will be treated as follows:

Surviving Entity Assumes Awards. With respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within two years after the effective date of the change in control, a participant’s employment is involuntary terminated other than for cause, then:

•	all of that participant’s outstanding options and stock appreciation rights will become fully exercisable;

•	all time-based vesting restrictions on that participant’s outstanding awards will lapse; and

•

the payout level attainable under all outstanding performance-based awards will vest based on the greater of assumed achievement at the target level or the projected level of achievement measured at the last completed period prior to termination and projected to the end of the performance period, in either case to be paid on a pro-rata basis according to the number of weeks the participant was employed in the performance period.

Surviving Entity Does Not Assume Awards. Upon the occurrence of a change in control of the Company in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Compensation Committee or the Board:

•	all of that participant’s outstanding options and SARs will become fully exercisable;

•	all time-based vesting restrictions on that participant’s outstanding awards will lapse; and

•

the payout level attainable under all outstanding performance-based awards will vest based on the greater of assumed achievement at the target level or the projected level of achievement measured at the time of the change in control and projected to the end of the performance period.

Performance-Based Compensation

The Compensation Committee may designate any award as a qualified performance-based award for the purpose of making the award fully deductible without regard to the $1,000,000 deduction limit

20	SpartanNash Company Proxy Statement

STOCK INCENTIVE PLAN OF 2015 (cont’d)

imposed by Section 162(m) of the Internal Revenue Code. If an award is so designated, the Compensation Committee must establish objectively determinable performance goals for the award. Performance goals for such awards must be based on one or more of the following criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of a subsidiary or a division, region, department or function within the Company or a subsidiary: net earnings; earnings before or after taxes, interest, depreciation, and/or amortization; earnings per share, reflecting dilution of the common stock as the Compensation Committee deems appropriate, and, if the Compensation Committee so determines, net of or including dividends; net sales; net sales growth; return measures (including, but not limited to, return on assets, capital, equity, or sales); cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on capital; gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); expense or cost levels, including cost savings relating to the Merger; margins; operating efficiency; customer satisfaction, satisfaction based on specified objective goals or a SpartanNash-sponsored customer survey; working capital targets; economic value added measurements; market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; aggregate product price and other product measures; reduction of losses, loss ratios or expense ratios; reduction in fixed costs; inventory turnover; debt reduction; associate turnover; specified objective social goals; and safety record.

The performance measurement defined by the Compensation Committee could provide that any evaluation of performance could include or exclude certain specific events or their effects that occur during the performance period, including asset write-downs; litigation or claim judgments or settlements; changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in Accounting Standards Codification 225-20 Presentation — Income Statement — Extraordinary and Unusual Items and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable fiscal year; acquisitions, divestitures or accounting changes; foreign exchange gains and losses; and other special charges or extraordinary items.

Tax Withholding

If incentive awards are made under the 2015 Plan, SpartanNash may withhold from any cash otherwise payable to a participant, or require a participant to remit to SpartanNash, amounts necessary to satisfy applicable withholding and employment-related taxes. Unless the Compensation Committee determines otherwise, minimum required tax withholding obligations may also be satisfied by withholding SpartanNash common stock to be received upon exercise of or vesting of an incentive award or by delivering to SpartanNash previously-owned shares of common stock.

Termination and Amendment of the 2015 Plan or Awards

The Board of Directors may terminate the 2015 Plan at any time and may from time to time amend the 2015 Plan as it considers proper and in the best interests of SpartanNash, provided that no such amendment may be made without the approval of shareholders of SpartanNash if it would (i) change the list of measurements of performance on which the Compensation Committee may base performance goals, (ii) reduce the exercise price of a stock option or the base price of a stock appreciation right below the market value of the underlying stock on the date of the grant, (iii) reduce the exercise price of outstanding stock options or the base price of outstanding stock

21	SpartanNash Company Proxy Statement

STOCK INCENTIVE PLAN OF 2015 (cont’d)

appreciation rights, (iv) increase the individual annual maximum award limit, or (v) otherwise amend the 2015 Plan in any manner requiring shareholder approval by law or under Nasdaq listing requirements or rules. In addition, no amendment to the Plan or to a previously granted award agreement may impair the rights of a holder of any outstanding incentive award without the consent of the participant, except in certain circumstances in which such amendment is necessary to satisfy a law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

Subject to certain limitations (including the prohibition on repricing of options and stock appreciation rights and minimum vesting periods), the Compensation Committee may amend or modify the terms of any outstanding incentive award in any manner not prohibited by the 2015 Plan. SpartanNash may suspend a participant’s rights under the 2015 Plan for a period of up to sixty days while a participant’s termination for cause is considered.

New Plan Benefits

The benefits to be received under the 2015 Plan, as amended, will depend, among other things, on the Compensation Committee’s determinations and actions, the fair market value of SpartanNash common stock at various future dates, and the number of shares available under SpartanNash’s other equity compensation plans under which benefits may also be granted. As such, the benefits to be received under the 2015 Plan by participants are not presently determinable and the benefits that would have been received had the 2015 Plan been in effect for the most recent fiscal year are similarly not determinable.

Your Board of Directors and Compensation Committee recommends that you vote FOR the SpartanNash Company Stock Incentive Plan of 2015.

22	SpartanNash Company Proxy Statement

EXECUTIVE CASH INCENTIVE PLAN OF 2015

The Board of Directors believes that SpartanNash’s interests are best advanced by aligning the interests of its key officers with the interests of its shareholders. Therefore, to provide incentives and rewards for achievement of financial and other business goals, on February 25, 2015, the Board of Directors and approved, subject to shareholder approval, the SpartanNash Company Executive Cash Incentive Plan of 2015 (the “Executive Plan”).

The Executive Plan is a continuation of the Company’s Executive Cash Incentive Plan of 2010, which will expire by its terms at the Company’s 2015 annual meeting of shareholders unless the shareholders re-approve the plan at that meeting.

Performance-Based Compensation

Section 162(m) of the Internal Revenue Code, as amended, limits to $1,000,000 the annual income tax deduction that a publicly-held corporation may claim for compensation paid to its chief executive officer and to its four most highly compensated officers other than the chief executive officer. Qualified “performance-based” compensation is exempt from the $1,000,000 limit and may be deducted even if other compensation exceeds $1,000,000. The Executive Plan is intended to provide for the ability to award compensation that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Participants

The Executive Plan would permit the Compensation Committee to designate any executive officer (currently ten persons) of SpartanNash or any of its subsidiaries as a participant under the Executive Plan for the performance period. However, it is the intention of the Compensation Committee that participation in the Executive Plan in any period would be limited to those individuals who are expected to receive compensation for that year that would not otherwise be tax deductible under Section 162(m). Because Section 162(m), by its terms, limits its application to a corporation’s chief executive officer and four other most highly compensated officers or other officers who may be included among those five officers, it is not presently expected that any person other than those officers would receive awards under the Executive Plan for a given performance period.

Participants in the Executive Plan may also receive cash or other compensation under any other SpartanNash plan or program. The Executive Plan provides, however, that no payment under any other bonus program or compensation arrangement may be contingent upon failure to meet the performance goals for payment of an incentive bonus under the Executive Plan.

Summary of Features

The following is a summary of the material features of the Executive Plan; however, it is not complete and, therefore, you should not rely solely on it for a detailed description of every aspect of the Executive Plan. The summary is qualified in its entirety by reference to the terms of the Executive Plan, a copy of which is attached as Appendix B to this proxy statement.

Under the Executive Plan, the Compensation Committee must specify for each participant, for the applicable performance period:

•	the performance period, expressed as a number of fiscal years or other time period;

•	a target bonus, expressed as a percentage of the participant’s annual base salary or a specified dollar amount;

23	SpartanNash Company Proxy Statement

EXECUTIVE CASH INCENTIVE PLAN OF 2015 (cont’d)

•	incentive bonus levels, expressed as a percentage of the target bonus, to be paid for specified levels of achievement of performance goals;

•	the applicable business criteria by which performance will be measured; and

•	any specific conditions under which an incentive bonus could be reduced or forfeited (but not increased).

Incentive bonus levels could be expressed as a matrix of percentages of the target bonus that would be paid at specified levels of performance. The percentage of the target bonus paid may be determined by interpolation if the performance achieved falls between specified performance levels above the threshold. Alternatively, incentive bonus levels may be expressed as a mathematical formula determining the percentage of the target bonus payable at varying levels of performance.

The term incentive bonus, as used in the Executive Plan, means a bonus awarded and paid to a participant for services to SpartanNash or its subsidiaries during a performance period that would be based upon achievement of pre-established financial and other objectives by SpartanNash, one or more of its subsidiaries or business units, or any combination thereof.

Administration

The Compensation Committee would determine the performance goal or set of goals for each participant for the performance period, the attainment of which would have to be substantially uncertain when specified. The performance goal or set of goals, and the participants, for the performance period would have to be established in writing by the Compensation Committee during the first 90 days of the performance period and would have to be based solely upon objective criteria from which an independent third party with knowledge of the facts could determine whether the performance goal or set of goals was satisfied and from that determination could calculate the performance-based compensation to be paid. Although the Compensation Committee would have authority to exercise reasonable discretion to interpret the Executive Plan and the performance goals that it would specify pursuant to the Executive Plan, it may not amend or waive such performance goals after the 90th day of a performance period. The Compensation Committee would have no authority or discretion to increase any incentive bonus or to construct, modify or apply the measurement of performance in a manner that would directly or indirectly increase the incentive bonus for any participant for any performance period above the amount determined by the applicable objective criteria established within the first 90 days of the performance period.

Under the Executive Plan the performance of SpartanNash would be determined by reference to one or more of the following business criteria specified by the Compensation Committee, either individually or in any combination, applied to either SpartanNash as a whole or to a SpartanNash business unit or subsidiary, either individually or in any combination, and measured against pre-determined levels, the performance of a pre-established peer group or a published or special index: net earnings; earnings before or after taxes, interest, depreciation, and/or amortization; earnings per share, reflecting dilution of the common stock as the Compensation Committee deems appropriate, and, if the Compensation Committee so determines, net of or including dividends; net sales; net sales growth; return measures (including, but not limited to, return on assets, capital, equity, or sales); cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on capital; gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); expense or cost levels, including cost savings relating to the Merger; margins; operating efficiency; customer satisfaction, satisfaction based on specified objective goals or a SpartanNash-sponsored customer survey; working capital

24	SpartanNash Company Proxy Statement

EXECUTIVE CASH INCENTIVE PLAN OF 2015 (cont’d)

targets; economic value added measurements; market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; aggregate product price and other product measures; reduction of losses, loss ratios or expense ratios; reduction in fixed costs; inventory turnover; debt reduction; associate turnover; specified objective social goals; and safety record.

Adjustments

The performance measurement defined by the Compensation Committee could provide that any evaluation of performance could include or exclude certain specific events or their effects that occur during the performance period, including asset write-downs; litigation or claim judgments or settlements; changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in Accounting Standards Codification 225-20 Presentation — Income Statement — Extraordinary and Unusual Items and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable fiscal year; acquisitions, divestitures or accounting changes; foreign exchange gains and losses; and other special charges or extraordinary items. If any inclusions or exclusions could affect an incentive bonus, the inclusions or exclusions must be provided for in a form that meets the requirements of Section 162(m).

Limits

Payment of an incentive bonus to a participant for a performance period under the Executive Plan would be entirely contingent upon the attainment of the specified performance goal or goals. The maximum bonus for any participant for a single performance period under any and all single or multi-year performance plans could not exceed $5,000,000 multiplied by the number of full or partial fiscal years included in the performance period. The incentive bonus payable to a participant for a year would be paid in cash as soon as feasible following final determination and written certification by the Compensation Committee that the applicable performance goals and any vesting period established by the Committee had been satisfied; provided, however, that a participant may elect to receive an incentive bonus in the form of SpartanNash common stock under the Company’s 2001 Stock Bonus Plan (or any successor to that plan).

Participant Termination

In general, if an associate ceased to be a participant during any performance period, or prior to actual receipt of the award for a previous performance period, because of the participant’s termination of employment for any reason other than death, disability, retirement or change in control, then the participant would not be entitled to any award for such performance period. The Compensation Committee would be authorized under the Executive Plan to provide for the payment of an incentive bonus to a participant who dies, retires, or becomes disabled during a performance period or any applicable vesting period, but the Compensation Committee would have no authority or discretion to waive satisfaction of the performance goals or increase any incentive bonus upon retirement, and the Compensation Committee may provide for payment of an incentive bonus to participants upon a change in control of the Company, all subject to the requirements and restrictions of Sections 162(m) and 409A of the Internal Revenue Code. The Compensation Committee would nevertheless be authorized to reduce or eliminate any incentive award otherwise payable under the Executive Plan. If approved, the Executive Plan would be in effect for fiscal 2015 and would terminate without action by the Board of Directors or Compensation Committee as of the

25	SpartanNash Company Proxy Statement

EXECUTIVE CASH INCENTIVE PLAN OF 2015 (cont’d)

date of the first meeting of shareholders held in fiscal 2020, unless reapproved by shareholders at such meeting or earlier. If reapproval occurs, the Executive Plan will terminate as of the date of the first meeting of shareholders in the fifth year following reapproval or any subsequent reapproval. If the Executive Plan terminates due to lack of reapproval by the shareholders, no incentive bonuses will be paid under the Executive Plan for any performance period that ends on or after the date of the Company’s first shareholder meeting held in 2020.

Plan Amendment and Termination

The Board of Directors or Compensation Committee could terminate the Executive Plan at any time and could from time to time amend the Executive Plan as it considers proper and in the best interests of SpartanNash, provided that no termination or amendment could impair the validity of, or the obligation of SpartanNash to pay, any incentive bonus awarded for any performance period prior to the performance period in which the termination or amendment is adopted or, if later, is effective. In addition, no amendment could be made without the approval of shareholders of SpartanNash if it would change the list of business criteria on which the Compensation Committee may base performance goals. An amendment adopted after the first 90 days of a performance period could not directly or indirectly increase the amount of any incentive bonus, alter the allocation of benefits among participants, or alter any element of a performance goal in a manner that would increase any incentive bonus payable to any participant for that period.

Benefits that would be paid under the Executive Plan in the future, if the Executive Plan is approved by the shareholders, are not determinable. The amount of incentive bonus any individual would receive under the Executive Plan will depend upon corporate and/or business unit performance for each performance period and is not presently determinable.

Selection of a participant for a performance period would be limited to that performance period and would not assure selection for any other period. Messrs. Eidson, Staples, Brunot, Adornato and DeYonker, and other officers of SpartanNash or its subsidiaries who could be designated to participate in the Executive Plan in the future, could be considered to have an interest in the Executive Plan.

To qualify as performance-based compensation under Section 162(m), the material terms of the Executive Plan must be approved by the shareholders of SpartanNash. No compensation will be paid under the Executive Plan unless the Executive Plan is approved by the shareholders. The affirmative vote of the holders of a majority of the shares of SpartanNash common stock represented in person or by proxy and voting on this proposal at the annual meeting is required to approve the Executive Plan. For purposes of counting votes on this proposal, abstentions, broker non-votes and other shares not voted will not be counted as shares voted on the proposal, and the number of shares of which a majority is required will be reduced by the number of shares not voted.

All incentive bonuses under the Executive Plan are subject to the Company’s clawback policy for the recovery of incentive compensation.

Your Board of Directors and Compensation Committee recommend that you vote FOR the SpartanNash Company Executive Cash Incentive Plan of 2015.

26	SpartanNash Company Proxy Statement

ADVISORY (NON-BINDING) APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

As required under Section 14A of the Securities Exchange Act of 1934, shareholders may cast an advisory vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

As described in more detail in the “Executive Compensation” section of this proxy statement, the Company has designed its executive compensation programs to attract, motivate, reward and retain the senior management talent to manage the Company to achieve our corporate objectives and increase shareholder value through long-term profitable growth. Our compensation programs are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. For these reasons, and the reasons discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we are asking our shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the shareholders of SpartanNash Company (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2015 Annual Meeting of Shareholders under the heading entitled “Executive Compensation.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy and programs described in this proxy statement.

The vote is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and Compensation Committee value the opinions of our shareholders and will take the results of the vote into consideration when making future decisions regarding executive compensation.

Your Board of Directors Recommends That You Vote FOR Approval of the Compensation of the Company’s Named Executive Officers.

27	SpartanNash Company Proxy Statement

AMENDMENTS TO ARTICLES OF INCORPORATION

Proposals 5, 6, and 7 seek amendments of the Company’s Articles of Incorporation (the “Articles”) to eliminate the supermajority vote provisions.

Proposal 8 would delete the provision of the Articles regarding the Michigan Control Share Act, which was repealed by the Michigan legislature.

The Company believes these proposed amendments of the Articles of Incorporation are in the best interests of the Company and its shareholders and therefore propose that shareholders approve each separate proposal.

Background

The Board is committed to good corporate governance and has periodically considered the advantages and disadvantages of maintaining the supermajority vote provisions. In the past, the Board has determined that maintaining these provisions was in the best interests of the Company and its shareholders because of the protection they provided against potentially abusive takeover tactics and because they helped promote broad consensus for fundamental corporate changes. However, the Board recognizes that supermajority voting requirements have become increasingly disfavored among investors, and that most investors believe that a simple majority vote is all that should be required to effect change.

After careful consideration of the issue, and taking into account the fact that in 2011, Nash-Finch Company stockholders voted overwhelmingly to eliminate supermajority voting provisions, the Board determined to recommend the amendment of the Articles of Incorporation to eliminate all supermajority vote provisions as part of its commitment to implement sound corporate governance practices.

Each amendment contemplated by Proposals 5 through 8 is not conditioned upon the approval of any of the other proposals. If one or more of the proposals is approved by the shareholders, the Company intends to file promptly a Certificate of Amendment to the Company’s Restated Articles of Incorporation with the State of Michigan reflecting the amendments approved in such proposals. The amendments will be effective on the date the Certificate of Amendment is filed. The text of the changes proposed by Proposals 5 through 8 to the Restated Articles of Incorporation is set forth in Appendix C to this proxy statement.

If any of Proposals 5 through 7 is not approved by the shareholders, then the current supermajority vote provisions described in such proposal will remain in place and the actions described in such proposal will continue to require the vote of the holders provided in the current Restated Articles of Incorporation. If Proposal 8 is not approved there will be no effect on the Company because the Michigan Control Share Act (the statute to which the provision of the Articles relates) has been repealed by the Michigan legislature.

Proposal 5 — Elimination of supermajority voting provisions relating to business combinations

Article X of the Articles provides that any merger, consolidation, sale of assets or other business combination must be approved by a vote of two-thirds of outstanding shares. This supermajority voting requirement does not apply if the transaction has been previously approved by the Board of Directors.

28	SpartanNash Company Proxy Statement

AMENDMENTS TO ARTICLES OF INCORPORATION (cont’d)

For the reasons discussed above under “Background,” the Board of Directors proposes to Amend Article X to provide that any merger, consolidation, sale of assets or other business combination must be approved by a vote of a majority of the outstanding shares.

Article XII(B) of the Articles provides that any amendment, alteration, or repeal of Article X or Article XII(B) itself must be approved by the vote of two-thirds of the shares outstanding and entitled to vote. To ensure that business combinations, and provisions of the Articles relating to the consideration of business combinations, may be decided by a simple majority of shareholders, the Board of Directors recommends that Article XII(B) be deleted from the Articles.

Your Board of Directors recommends that you vote FOR Proposal 5.

Proposal 6 — Elimination of supermajority voting provisions with respect to the amendment or repeal of certain provisions of the Articles of Incorporation.

Article XII(A) of the Articles provides that certain sections of the Articles may not be amended, altered or repealed without the affirmative vote of two-thirds of the outstanding shares of stock entitled to vote, unless such amendment, alteration or repeal has first been approved by the affirmative vote of 80% of the entire Board of Directors. Those sections are:

•	Article V — relating to the structure of the Board of Directors (including classification, vacancies and nominations);

•	Article VI — relating to the indemnification of directors and officers;

•	Article VII — providing for the limitations on director liability;

•	Article VIII — relating to the Board’s evaluation of takeover proposals; and

•	Article IX — relating to the Michigan Control Share Act (now repealed).

Article XII(A) also provides that it may not be amended or repealed without a vote of two-thirds of shares outstanding and entitled to vote, unless such amendment or repeal has first been approved by the affirmative vote of 80% of the entire Board of Directors. The proposed amendment to Article XII(A) has been approved by 100% of the entire Board of Directors.

For the reasons discussed under “Background” above, the Board proposes to delete Article XII(A) so that any future amendments to the Articles may be approved by a simple majority of shares outstanding and entitled to vote, as provided by the Michigan Business Corporation Act.

Your Board of Directors recommends that you vote FOR Proposal 6.

Proposal 7 — Elimination of supermajority voting provisions with respect to the amendment of the Bylaws.

Article XIII provides that the shareholders of the Company may not amend, alter or replace the Bylaws of the Company except by a vote of two-thirds of the shares outstanding and entitled to vote.

For the reasons discussed under “Overview” and “Background” above, the Board proposes to amend Article XIII so that the Bylaws may be amended, altered or repealed, or new Bylaws adopted, upon the vote of a majority of shares outstanding and entitled to vote, as provided by the Michigan Business Corporation Act.

Your Board of Directors recommends that you vote FOR Proposal 7.

29	SpartanNash Company Proxy Statement

AMENDMENTS TO ARTICLES OF INCORPORATION (cont’d)

Proposal 8 — Elimination of Provision with respect to the Michigan Control Share Act.

Article IX of the Articles provides that the Company will be subject to the Michigan Control Share Act, which was an anti-takeover statute that was in effect from 1988 to 2009. The Michigan legislature repealed the Act in 2009, and therefore Article IX has no force or effect on the rights of the Company’s shareholders. For this reason, the Board proposes to repeal Article IX of the Articles.

Your Board of Directors recommends that you vote FOR Proposal 8.

30	SpartanNash Company Proxy Statement

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

SpartanNash’s Audit Committee has approved the selection of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent auditors to audit the financial statements and internal controls of SpartanNash and its subsidiaries for the fiscal year ending January 2, 2016 (“Fiscal 2015”), and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Audit Committee and the Board of Directors propose and recommend that shareholders ratify the selection of Deloitte to serve as the Company’s independent auditors for Fiscal 2015.

The independence of the Company’s independent public accounting firm is of paramount concern to the Audit Committee and the Board of Directors. The Audit Committee evaluates the independence of the auditors at least annually. Deloitte has provided written affirmation that they are independent under all applicable standards, and the Audit Committee believes that Deloitte has effective internal monitoring of their independence. The Company and Deloitte have complied with SEC requirements on audit partner rotation. The lead audit partner was most recently replaced for FYE 12/28/13.

Independence is not the sole factor in the selection of the Company’s independent auditor. The Audit Committee also considers price, quality of service and knowledge of SpartanNash and the Company’s industry when selecting its auditor.

More information concerning the relationship of the Company with its independent auditors appears below under the headings “Audit Committee,” “Independent Auditors,” and “Audit Committee Report.”

If the shareholders do not ratify the selection of Deloitte, the Audit Committee will consider a change in auditors for the next year.

Representatives of Deloitte are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Your Audit Committee, which consists entirely of independent directors, and Board of Directors recommend that you vote FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for FYE 1/2/16.

31	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES

SpartanNash is committed to developing and implementing principles of corporate governance to help the Board fulfill its responsibilities to shareholders and to provide a framework for overseeing the management of the Company. The formal requirements pertaining to SpartanNash’s corporate governance structure are set forth in our restated articles of incorporation, bylaws and committee charters. In addition, the Board has adopted a written Corporate Governance Policy. The Policy is designed to communicate our fundamental governance principles and to provide management, associates, and shareholders with insight to the Board’s ethical standards, expectations for conducting business, and decision-making processes. The Policy includes, among other things, guidelines regarding:

•	Board size and criteria;

•	director independence; and

•	term limits and retirement of directors.

More information regarding the Company’s corporate governance, including a copy of our Corporate Governance Policy, is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Director Independence

SpartanNash’s Corporate Governance Policy requires that at least two-thirds of the directors must be independent (as defined by the applicable standards of the Nasdaq Listing Rules). More than two-thirds of the Company’s Board has consisted of independent directors for at least ten years. Currently, ten of SpartanNash’s eleven directors are independent under Nasdaq Marketplace Rules.

Director Tenure

The Board of Directors considers the length of service of a director when determining whether he or she is “independent” under applicable rules.

Because the merger of Nash Finch and Spartan Stores fundamentally transformed each constituent company and created a new, larger, and more complex organization, the Board believes it is appropriate to measure director tenure by reference to service to the combined company. The table below presents the approximate tenure of each non-management director and the average for the Board, measured with respect to the combined companies, and the “registrant.”

32	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

Director Tenure

Director	Years of Service to SpartanNash Company*	Years of Service to “Registrant”**
Craig C. Sturken	1.4	12.1
M. Shân Atkins	1.4	11.8
Mickey Foret	1.4	1.4
Frank Gambino	1.4	11.8
Doug Hacker	1.4	1.4
Yvonne Jackson	1.4	4.5
Elizabeth Nickels	1.4	14.8
Timothy O’Donovan	1.4	11.8
Hawthorne L. Proctor	1.4	1.4
William Voss	1.4	1.4
Average	1.4	7.4

*	Since the merger of Spartan Stores and Nash Finch on November 19, 2013 through the date of this proxy statement.
**	Service only to SpartanNash Company (f/k/a Spartan Stores, Inc.), which is the “registrant” for SEC reporting purposes.

In general, the Board believes that experience and a deep understanding of the Company’s operations are valuable attributes for a director. The Board believes that many factors beyond duration of service are important in when considering director tenure, and that the best way to evaluate, manage, and ensure director effectiveness and engagement is through regular and robust evaluation of individual directors, committees, and the Board as a whole. The Board and each of its committees engage in a rigorous self-evaluation annually. In addition, the performance of each director is evaluated bi-annually. The Board believes that these processes help promote a culture of objective and robust discussion and deliberation, in which each director is encouraged and expected to contribute his or her unique viewpoint and judgment.

To further promote appropriate Board refreshment, the Company maintains a policy with respect to director retirement, as discussed on page 36 under “Retirement and Change in Employment Status.”

The Board of Directors’ Role in Risk Oversight

Management of risk is the direct responsibility of the Company’s senior leadership team. The Board of Directors is responsible for overseeing the Company’s risk management and risk mitigation. In its oversight of the Company’s risk-management process, the Board seeks to ensure that the Company is informed and deliberate in its risk-taking. The Company’s primary mechanisms for risk management are the Company’s enterprise risk management program (“ERM”), its internal audit program, strategic review sessions held between the Board and management, and the Company’s external audit by an independent accounting firm.

The Company relies on its ERM process to help identify, monitor, measure and manage risks. The ERM approach is designed to enable the Board of Directors to establish a mutual understanding with management of the effectiveness of the Company’s risk management practices and capabilities. The Company’s internal audit department provides management and the Board with information and analysis regarding operational, compliance and strategic risks, and seeks to improve business

33	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

processes to minimize risks of fraud and abuse. Management and the internal audit department provide the Audit Committee with reports and updates on risk management matters at each Audit Committee meeting.

The Board of Directors continuously analyzes the Company’s strategic plan and objectives with management. As part of this process, the Board and management identify and assess strategic risks attendant to initiatives such as acquisitions and divestitures, major investments, financings and capital commitments.

The Board implements its risk oversight function both as a whole and through Committees, which meet regularly and report back to the full Board. In particular:

•

The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the Company’s internal audit and ethics programs, including the Company’s Code of Conduct. On a regular basis, the Audit Committee members meet independently with the Company’s head of internal audit and representatives of the independent auditing firm and the Company’s Chief Financial Officer.

•

The Compensation Committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. As discussed in more detail in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee reviews and approves compensation programs with features that mitigate risk without impairing the overall incentive nature of the compensation. The Compensation Committee also reviews senior leadership succession planning.

•

The Nominating and Corporate Governance Committee regularly reviews the Company’s governance structure and practices to promote the long-term interests of shareholders. The Nominating and Corporate Governance Committee also oversees the succession planning process for senior leadership positions.

Board Leadership Structure

The Nominating and Corporate Governance Committee and the Board of Directors evaluate, from time to time, the leadership structure of the Board of Directors in light of a variety of factors that the Board considers important, including the Company’s current Board composition, the experience and skills of our management team, efficiency, and other factors.

The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that at this time it is in the best interests of the Company and its shareholders to separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board, who previously served as the Company’s Chief Executive Officer for over five years, provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.

When the Chairman of the Board is the current or former Chief Executive Officer, as is currently the case, the Board will elect, from among the independent directors, a Lead Independent Director. The role of the Lead Independent Director is to aid and assist the Chairman and the rest of the Board in

34	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

assuring effective corporate governance in managing the affairs of the Board and the Company. Specific responsibilities and authority of the Lead Independent Director include:

•	acting as the principal liaison between the independent directors and the Chairman of the Board;

•	recommending matters for the Board to consider;

•

advising the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties;

•	developing the agenda for and chairing executive sessions of the Board of Directors and communicating with the Chairperson as appropriate;

•	presiding over Board meetings in the absence of or at the request of the Chairperson;

•	assisting in the recruitment of Board candidates;

•	providing performance feedback to the Chairperson (in coordination with the Nominating and Corporate Governance Committee);

•	requesting that management prepare specific materials for the Board’s review; and

•	recommending to the Chairman of the Board the retention of consultants who report directly to the Board.

The Board of Directors believes that this leadership structure supports the risk oversight function of the Board (discussed above) by allowing the Chief Executive Officer and senior management to focus on strategic opportunities and risks within the framework of the Company’s risk management programs, while the Board, under the leadership of the Chairman, provides oversight in connection with those efforts, and the Lead Independent Director helps promote overall effective governance.

Committee Charters

The Board has appointed three chartered committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board has approved a written committee charter for each of these committees. The charters define basic principles regarding each committee’s organization, purpose, authority and responsibilities. The charters for the Audit, Compensation, and Nominating and Corporate Governance Committees are available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Director Attendance

The Board is proud of its record of recruiting and retaining directors who have a diversity of experience; have the highest personal and professional integrity; have demonstrated exceptional ability and judgment; and are effective in serving the long-term interests of shareholders. Board and Committee attendance is critical to the proper functioning of the Board of Directors and is a priority. Each director is expected to make every effort to personally attend every Board meeting and every meeting of each Committee on which he or she serves as a member.

SpartanNash’s Board of Directors held four meetings during fiscal 2014. In fiscal 2014, each director attended at least 95% of the meetings of the Board of Directors and the committees on which he or

35	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

she served. The Board is scheduled to meet at least quarterly and may meet more frequently. Independent directors meet in executive sessions, without the presence of management, at each regularly scheduled Board meeting.

Directors are also expected to attend the annual meeting of shareholders in person unless compelling personal circumstances prevent attendance. Nine of the Company’s directors attended the 2014 annual meeting.

Hedging and Pledging Prohibited

Consistent with the Board of Directors’ belief that ownership of the Company’s stock by our executive officers and members of the Board of Directors promotes alignment of the interests of the Company’s shareholders with those of its leadership, the Board recognizes that transactions that are designed to hedge or offset declines in the market value of the Company’s stock can disrupt this alignment, interfere with the Company’s compensation programs, and undermine our stock ownership policies. For these reasons, the Board has adopted a policy that prohibits an executive officer or director of the Company from purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock or other equity securities (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds).

The Board of Directors also recognizes that officer and director pledging of the Company’s stock as collateral for indebtedness can be adverse to the interests of the Company’s shareholders because it creates the risk of forced sales that depress the value of the Company’s stock and may encourage excessive risk-taking by executives. Therefore, the Company’s executive officers and directors are not permitted to pledge, hypothecate, or otherwise encumber shares of the Company’s common stock or other equity securities as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account. A copy of the Company’s Policy on Hedging and Pledging Company Stock is available in the “Investor Relations” section of our corporate website, www.spartannash.com.

Majority Voting

The Board believes that the Company and its shareholders are best served by having directors who enjoy the confidence of the Company’s shareholders. It will be presumed that any director who receives a greater number of votes “withheld” than votes “for” such election in an uncontested election at an annual meeting of shareholders (a “Majority Withheld Vote”) does not have the full confidence of the shareholders. A director receiving a Majority Withheld Vote is required to offer promptly his or her resignation from the Board to the Nominating and Corporate Governance Committee upon certification of the shareholder vote. The resignation will be effective if and when accepted by the Nominating and Corporate Governance Committee.

Retirement and Change in Employment Status

The Board of Directors believes that it is generally appropriate for directors to retire before the age of 72. A director will not ordinarily be nominated for re-election to the Board of Directors following the expiration of the term of office which ends after his or her 72nd birthday. The Board of Directors recognizes, however, that the wisdom, experience and contribution of an older director could benefit the Board and the Nominating and Corporate Governance Committee may, in its discretion,

36	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

nominate a director for re-election after his or her 72nd birthday in a case which the Nominating and Corporate Governance Committee determines to be exceptional. Currently, none of our directors is age 72 or older.

Directors recognize that they have been chosen for nomination or appointment to the Board of Directors in part because of the knowledge and insight they gain on a continuing basis and for the public respect they bring to the Company and its Board of Directors because of the positions they hold in the business community. A director who experiences a material change in his or her employment status is expected to promptly offer his or her resignation as a director to the Nominating and Corporate Governance Committee. The Committee will promptly consider and vote upon acceptance or rejection of the director’s offer to resign (excluding the affected director from consideration of and voting on acceptance of the resignation).

Other Board Memberships

Executive officers of the Company must notify the Nominating and Corporate Governance Committee before serving as a member of the board of directors of any other business organization. The Nominating and Corporate Governance Committee reviews the Chief Executive Officer’s membership on external boards of directors at least annually. The Chief Executive Officer may not serve on the board of directors of more than one business organization not affiliated with the Company without the prior review and approval of the Nominating and Corporate Governance Committee. The Committee may limit the directorships for any other executive officer if it believes that they will interfere with the executive officer’s responsibilities to the Company. Non-management directors may not serve on more than three other public company boards without the prior review and approval of the Nominating and Corporate Governance Committee.

Code of Conduct

SpartanNash is committed to the highest standards of integrity, honesty and ethics in business. The Board has approved a Code of Conduct (the “Code”) that articulates the Company’s standards regarding business ethics and expectations. The Code applies to all associates, officers, and members of the Board of Directors. The Code establishes guidelines to help the Company conduct our business with honesty and integrity and in compliance with applicable law. The Code requires all associates of the Company to report promptly any violations of the Code. Associates may report violations through reporting systems on a confidential and anonymous basis. The Code is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Succession Planning

Under our Corporate Governance Policy, the Board of Directors maintains and periodically reviews a succession plan for the Company’s Chief Executive Officer and such other executive officers as it deems appropriate to manage the continuity of leadership in the execution of the Company’s business strategies. The succession plans are based upon recommendations of the Compensation Committee, with input from the Nominating and Corporate Governance Committee.

Board and Management Communication

SpartanNash is committed to open and effective communication between the Board and management. Directors are encouraged to consult with any SpartanNash manager or associate and

37	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

may visit Company facilities without the approval or presence of corporate management. The Board encourages executive officers to invite managers to Board meetings from time to time who can provide additional insight into matters under discussion. The Board is required to dedicate a substantial portion of at least one meeting per year to discussions with management regarding the Company’s strategic plan.

Director Education

SpartanNash encourages all of its directors to attend continuing education programs so that they may stay abreast of developments in corporate governance and best practices and further develop their expertise. The Board of Directors expects that each director will attend periodically an appropriate continuing director education program.

Nominee Qualifications and the Nominations Process

There are no specific or minimum qualifications or criteria for nomination for election or appointment to the Board of Directors. The Nominating and Corporate Governance Committee identifies and evaluates nominees for director on a case-by-case basis, regardless of who recommended the nominee, and has no written procedures for doing so. The Board has identified certain qualifications, attributes and skills that should be represented on the Board as a whole. These are discussed beginning on page 43.

The Board of Directors believes that SpartanNash and its shareholders are best served by having a Board of Directors that brings a diversity of education, experience, skills, and perspective to Board meetings. The Board of Directors welcomes opportunities to include diverse perspectives, talents, ideas and contributions. Consistent with this philosophy, the Board of Directors may consider factors and characteristics that are pertinent to diversity, such as race and gender, when evaluating nominees to stand for election or re-election to the Board.

The Nominating and Corporate Governance Committee may engage and pay fees to third party search firms to assist in identifying possible nominees for director and providing information to assist the Committee in the evaluation of possible nominees.

The Board of Directors expects that there would be no material difference in the manner in which the Nominating and Corporate Governance Committee would evaluate a nominee for director that was recommended by a shareholder.

Shareholder Communications with Directors

In accordance with SpartanNash’s Shareholder Communication Policy, shareholders who wish to send communications to SpartanNash’s Board of Directors may do so by sending them in care of the Secretary at the address set forth on the Notice of Meeting included in this proxy statement. Such communications may be addressed either to specified individual directors or the entire Board. The Secretary has the discretion to screen and not forward to directors communications which the Secretary determines in his or her discretion are communications unrelated to the business or governance of SpartanNash and its subsidiaries, commercial solicitations, offensive, obscene, or otherwise inappropriate communications. The Secretary will, however, compile all shareholder communications which are not forwarded and such communications will be available to any director. A copy of our Shareholder Communication Policy can be found in the “Investor Relations—Corporate Governance” section of our website, www.spartannash.com.

38	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS

General

The Board of Directors currently consists of eleven directors, all of whom are standing for re-election. All directors elected at this year’s Annual Meeting will serve a one-year term, expiring at the 2016 Annual Meeting.

The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should continue to serve as a director for the Company. Except as otherwise indicated, each of these persons has had the same principal position and employment for over five years.

Nominees for Directors

M. Shân Atkins (age 58) has been a director of SpartanNash since 2003. Since 2001, Ms. Atkins has been Managing Director of Chetrum Capital LLC, a private investment firm. Ms. Atkins is a director of The Pep Boys — Manny, Moe and Jack, an auto parts and service retailer, where she chairs the Compensation Committee. Ms. Atkins served as a director and member of the Human Resource and Compensation Committee and the Nominating and Corporate Governance Committee of Tim Hortons, Inc. until its merger with Burger King in 2014. In October 2014, Ms. Atkins was elected to the Board of Directors of Darden Restaurants, Inc. and was appointed to the board of directors of SunOpta, Inc., a company focused on natural, organic and specialty foods, where she chairs the Audit Committee. Ms. Atkins also serves as a director of True Value Company, a retailer-owned hardware cooperative. She has been a member of the Canadian Institute of Chartered Accountants since 1981 and is a certified public accountant. Ms. Atkins’ qualifications to serve on the Board of Directors include her expertise in finance and accounting, her extensive experience as a director of other publicly traded corporations, and her experience in developing and executing strategic plans for major retail organizations.

Dennis Eidson (age 61) has been a director of SpartanNash since October 2007, Chief Executive Officer since October 2008, President of SpartanNash since October 2007, and was our Chief Operating Officer from February 2007 to October 2008, and our Executive Vice President Marketing and Merchandising from March 2003 to February 2007. Prior to joining SpartanNash, Mr. Eidson served as the Divisional President and Chief Executive Officer of A&P’s Midwest region from October 2000 to July 2002, as the Executive Vice President Sales and Merchandising of A&P’s Midwest region from March 2000 to October 2000, and as the Vice President of Merchandising of A&P’s Farmer Jack division from June 1997 to March 2000. Mr. Eidson brings valuable insight and knowledge to the Board due to his service as President and Chief Executive Officer. Mr. Eidson also provides the benefit of his years of service in the grocery retail and distribution industry, including his executive experience at A&P.

39	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Mickey P. Foret (age 69) has been a Director of the Company since the Merger. Mr. Foret served as a director of Nash Finch since 2005. Mr. Foret served until 2002 as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc., an airline company, and Chairman and Chief Executive Officer of Northwest Airlines Cargo, Inc., a transportation and logistics company. Mr. Foret previously served as President and Chief Operating Officer of Atlas Air Cargo, Inc. and as President and Chief Operating Officer, as well as in other management positions, at Continental Airlines, Inc. Mr. Foret has served as a director of Delta Air Lines, Inc. since October 2008, and as a director of the URS Corporation, an engineering design services firm, from 2003 until 2014. The Company believes that Mr. Foret’s business experience, including his roles as Executive Vice President Finance and Chief Financial Officer for a Fortune 500 Company, as well as his extensive experience in financial and capital markets, give him the qualifications and skills to serve as a Director.

Dr. Frank M. Gambino (age 61) has been a director of SpartanNash since 2003. Dr. Gambino is a Professor of Marketing and the Director of the Food & Consumer Packaged Goods Marketing Program in the Haworth College of Business at Western Michigan University. He has been on the WMU faculty since 1984. Prior to joining WMU, he had over 15 years of experience in the retail food industry. Dr. Gambino remains active within the food and consumer packaged goods industries at both the national and regional level. He is a frequent speaker, trainer and consultant to a diverse group of industry organizations. Currently, he serves on the Retail Site Development Committee for Wakefern Food Corporation (a grocery retailer cooperative He has served on several national and regional advisory groups, including the National Grocers Association’s National Skills Standards Coalition, the NGA University Coalition, the NGA Entrepreneurial Institute Advisory group, the Food Marketing Institute’s Educators Consortium, the Southwest Michigan Regional Edge Food Consortium and the IRI Apollo Space Management Product Advisory Group. Dr. Gambino’s qualifications to serve on the Board of Directors include his knowledge and expertise in the food industry.

Douglas A. Hacker (age 59) has been a Director of the Company since the Merger. Prior to the Merger, Mr. Hacker served as a director of Nash Finch since 2005. Mr. Hacker is currently an independent business executive and formerly served as Executive Vice President, Strategy for UAL Corporation, an airline holding company, from December 2002 to May 2006. Prior to this position, he served with UAL Corporation as President, UAL Loyalty Services from September 2001 to December 2002, and as Executive Vice President and Chief Financial Officer from July 1999 to September 2001. Mr. Hacker also serves as a director of Aircastle Limited, a commercial aircraft leasing company, and Travelport Worldwide Ltd., where he chairs the Compensation Committee and serves on the Audit Committee. The Company believes that Mr. Hacker’s extensive experience in financial and operating management, including his prior service as Executive Vice President, Strategy, and his service as Chief Financial Officer of a major airline, in addition to his depth of knowledge in executive compensation give him the qualifications and skills to serve as a Director.

40	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Yvonne R. Jackson (age 65) has been a director of SpartanNash since her appointment to the Board in October 2010. Ms. Jackson is President and Principal of BeecherJackson, Inc., a human resources management consulting firm that she co-founded in 2006. From 2002 to 2005, she served as Senior Vice President, Corporate Human Resources of Pfizer, Inc. From 2006 to 2012, Ms. Jackson served as a director of Winn-Dixie Stores, Inc., a regional grocery retailer, including service as chairperson of Winn Dixie’s Compensation Committee. Ms. Jackson is a former director and member of the Compensation and Nominating and Corporate Governance Committees of Best Buy Co., Inc. Ms. Jackson has over 30 years’ experience in human resources, including experience as the most senior human resources executive. Her experience enables her to assist the Board in its deliberations regarding succession planning, compensation and benefits, change management, talent management, organizational management and diversity strategies.

Elizabeth A. Nickels (age 52) has been a director of SpartanNash since 2000. Ms. Nickels is an accomplished senior executive and board member with extensive leadership experience in both emerging and mature business segments. Ms. Nickels served as Executive Director of Herman Miller Foundation from 2012 to 2014. From February 2000 to May 2012, Ms. Nickels served as an executive at Herman Miller, Inc., an office furniture manufacturing company. Ms. Nickels served as Chief Financial Officer of Herman Miller from February 2000 to August 2007. Ms. Nickels served as a director of PetSmart, Inc. from November 2013 to March 2015, and is also a director for Charlotte Russe, a clothing retailer, and Follett Corporation, a provider of education technology, services and print and digital content. Ms. Nickels has practiced as a certified public accountant and maintains her registration as a C.P.A. Ms. Nickels’ qualifications to serve as a director of SpartanNash include her wealth of experience and knowledge of business, finance and accounting matters gained through nineteen years of executive experience with publicly traded companies.

Timothy J. O’Donovan (age 70) has been a director of SpartanNash since 2003. Mr. O’Donovan is the retired Chairman of the Board and Chief Executive Officer of Wolverine World Wide, Inc., a footwear and apparel company. Mr. O’Donovan served as Chairman of the Board of Wolverine from 2005 through 2009. In April 2007, Mr. O’Donovan retired as Chief Executive Officer of Wolverine, a position which he held since April 2000. Mr. O’Donovan also previously served as a director of Kaydon Corporation until it was acquired in October 2013. Mr. O’Donovan’s qualifications for service as a director of SpartanNash include his extensive experience as a public company executive and more than 25 collective years of experience on public company boards and service on both audit and compensation committees of public company boards.

41	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Major General (Ret.) Hawthorne L. Proctor (age 67) has been a Director of the Company since the Merger, and served as a director of Nash Finch since 2007. Major General (Ret.) Proctor currently serves as Managing Partner of Proctor & Boone LLC Consulting, and Senior Logistics Consultant in the Department of Defense Business Group of Intelligent Decisions, Inc., where he has worked since 2006. Major General (Ret.) Proctor served for nearly 35 years in the United States Army, where he performed with distinction in numerous senior logistics management roles including Commander, Defense Personnel Support Center and later Commander, Defense Supply Center, Philadelphia, 46th Quartermaster General of the United States Army, and J3, or Chief Operating Officer (COO) Defense Logistics Agency. The Company believes that Major General (Ret.) Proctor’s extensive service with the military as a logistician, and his prior leadership of a $3.2 billion enterprise that provided food, clothing and medical supplies to Department of Defense organizations give him the qualifications and skills to serve as a Director.

Craig C. Sturken (age 71) is the Chairman of the Board of Directors. Mr. Sturken has been a director of SpartanNash since March 2003, and was Chief Executive Officer of SpartanNash from March 2003 to October 2008, President of SpartanNash from March 2003 to October 2007, and Chairman of the Board of SpartanNash since August 2003 (including Executive Chairman from October 2008 to February 2011). Mr. Sturken spent his entire career in the grocery industry and has more than 40 years of retail grocery experience. Mr. Sturken is uniquely qualified to serve as a director of SpartanNash by virtue of his four decades of experience in the retail grocery industry and his knowledge of the Company and its operations gained during his service as the Company’s Chief Executive Officer.

William R. Voss (age 61) has served as a director of the Company since the Merger. Prior to the Merger, Mr. Voss was the Chairman of the Nash Finch Board of Directors since 2006. Mr. Voss has served for more than 10 years as Managing Director of Lake Pacific Partners, LLC, a private equity investment firm specializing in consumer products and services. He previously served as Chairman and Chief Executive Officer of Natural Nutrition Group, Inc., a food processor; as Chief Executive Officer of McCain Foods, Inc.; and as President and a Director of Pilgrim’s Pride Corporation. The Company believes that Mr. Voss’ extensive experience as an entrepreneur, executive, consultant, investor and director in the consumer products industry, as well as his experience serving as Chairman, President and Director of Fortune 500 companies, gives him the qualifications and skills to serve as a Director.

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company’s current needs and the business priorities.

42	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

We are a leading regional grocery distributor and grocery retailer. We believe that we are the fifth largest wholesale distributor to supermarkets in the United States, the largest distributor to military commissaries in the United States by revenue and the largest wholesale distributor to supermarkets in Michigan. Grocery retailing and distribution is a highly competitive and dynamic business. Accordingly, the Board of Directors believes that at least some of our directors should have experience or specific knowledge in retail, wholesale, military commissaries and exchange distribution industries at the executive level. The Board believes that directors with experience or in-depth knowledge of the retail or wholesale grocery industry are uniquely qualified to inform the Board’s deliberations regarding business strategy. Because merchandising and marketing is central to our business, the Board believes that merchandising and marketing experience should be represented on the Board. In addition, the Board believes that its membership should include directors who have:

•	a high degree of financial expertise;

•	experience with human resources matters;

•	strategic planning skills; and

•	relevant business experience as a chief executive officer or equivalent.

Board Committees

SpartanNash’s Board has three standing committees:

•	the Audit Committee;

•	the Compensation Committee; and

•	the Nominating and Corporate Governance Committee.

Meetings Held in Fiscal 2014
Full Board of Directors	4
Audit Committee	7
Compensation Committee	5
Nominating and Corporate Governance Committee	5

Audit Committee. The Board of Directors has established the Audit Committee to assist the Board in fulfilling its fiduciary responsibilities with respect to accounting, auditing, financial reporting, internal controls and legal compliance. The Audit Committee oversees management and the independent auditors in the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee serves as a focal point for communication among the Board, the independent auditors, the internal auditors and management with regard to accounting, reporting, and internal controls.

See “Independent Auditors — Audit Committee Approval Policies” for a discussion of the Audit Committee’s procedures for approving services to be provided by the independent auditors to SpartanNash and its subsidiaries.

The Audit Committee operates under a charter adopted by the Board of Directors. A copy of the Audit Committee Charter is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

43	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

The Board of Directors has determined that Audit Committee members M. Shân Atkins, Mickey P. Foret and Elizabeth A. Nickels are Audit Committee financial experts, as that term is defined in Item 401(h)(2) of Securities and Exchange Commission Regulation S-K. Under SEC regulations, a person who is determined to be an Audit Committee financial expert will not be deemed an expert for any other purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933, as a result of being designated or identified as an Audit Committee financial expert, and the designation or identification of a person as an Audit Committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and Board of Directors in the absence of such designation or identification or affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

Each member of the Audit Committee is independent, as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act of 1934.

Compensation Committee. The Board of Directors has established the Compensation Committee to assist the Board of Directors in fulfilling its responsibilities relating to compensation of the Company’s executive officers and the Company’s compensation and benefit programs and policies. The Compensation Committee has full power and authority to perform the responsibilities of a public company compensation committee under applicable law, regulations, stock exchange rules, and public company custom and practice.

The Compensation Committee also has additional powers, authority and responsibilities that are specified in the Compensation Committee Charter or delegated to the Compensation Committee by the Board of Directors or by Plans approved by the Board of Directors.

Compensation Committee Processes and Procedures. The Compensation Committee reviews executive compensation on a continuous basis each year, with the most comprehensive reviews typically taking place following fiscal year-end. The Committee reviews executive performance, current compensation levels, and compensation benchmarking data and analysis (please see the Compensation Discussion and Analysis section of this Proxy Statement for information about benchmarking analysis). The Committee reviews this information in the context of the Company’s performance and financial results. At the conclusion of this review, the Compensation Committee grants share-based awards if appropriate, establishes goals and objectives for the then-current fiscal year, and may adjust executive salaries. The Compensation Committee’s decision-making process is explained in more detail in the Compensation Discussion and Analysis section of this proxy statement.

Consultants and Advisors. The Compensation Committee is authorized to engage consultants, advisors and legal counsel at the expense of the Company. The Compensation Committee Charter requires that any consultant engaged for the purpose of determining the compensation of executive officers must be engaged directly by the Committee and report to the Compensation Committee. The Compensation Committee has authority to approve contracts with and payment of fees and other compensation of consultants, advisors and legal counsel.

44	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Prior to engaging or receiving advice from any compensation consultant or advisor, the Committee reviews the independence of the proposed consultant or advisor, taking into account the following factors:

•	The advisor’s provision of other services to the Company;

•	The amount of fees received from the Company by the advisor, as a percentage of the advisor’s total revenue;

•	The advisor’s policies and procedures that are designed to prevent conflicts of interest;

•	Any business or personal relationship between the advisor and a member of the Committee or any executive officer of the Company;

•	The advisor’s ownership of any Company stock; and

•	Any other factors identified by applicable securities exchange listing standards.

Participation by Management. The Company’s compensation philosophy and the administration of its various compensation plans are determined by the independent directors of the Compensation Committee. Company policy and Nasdaq rules prohibit participation by the Chief Executive Officer in the process of determining his or her own compensation. The Company’s executive officers and Human Resources associates serve as resources to the Compensation Committee and provide advice, information, analysis and documentation to the Compensation Committee upon request. In appropriate cases, in its discretion, the Compensation Committee may delegate its authority to the executive officers, being mindful that the Compensation Committee and the Board of Directors are responsible to the Company’s shareholders to perform the functions and fulfill the responsibilities charged to the Compensation Committee under its Charter. The Compensation Committee may delegate to the Chief Executive Officer authority to recommend the amount or form of compensation paid to other executive officers and associates subordinate to the Chief Executive Officer, subject to such limitations and reporting responsibilities as the Compensation Committee in its discretion may require. The Compensation Committee will not delegate to executive officers its authority to approve awards of stock options or other stock compensation.

Share-based Award Policy. The Board of Directors has long believed that the process by which the Company awards stock options and other share-based compensation must be transparent, fair, and compliant with all applicable legal requirements and stock exchange rules. For these reasons, the Board of Directors has adopted the Policy Regarding Stock Option Grants and other share-based Awards which provides, among other provisions, that:

•	Share-based awards will not be back-dated.

•	The exercise price for all share-based awards will be based on the market value of SpartanNash common stock on the effective date of award (as defined under the applicable plan);

•

The Company will not time its release of material non-public information for the purpose of affecting the value of executive compensation, or time the grant of compensation awards to take advantage of material non-public information; and

•

Only the Board of Directors or the Compensation Committee, which consists entirely of independent directors, will approve share-based awards. This authority may not be delegated to executive officers or associates.

45	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

A copy of the Policy Regarding Stock Option Grants and other Share-based Awards is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

The Compensation Committee operates under a charter adopted by the Board of Directors. A copy of the Compensation Committee Charter is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Each member of the Compensation Committee is independent, as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules and Rule 10C-1 under the Securities Exchange Act of 1934.

Nominating and Corporate Governance Committee. The Board of Directors has established the Nominating and Corporate Governance Committee to assist the Board of Directors in fulfilling its responsibilities by providing independent director oversight of nominations for election to the Board of Directors and leadership in the Company’s corporate governance. The Committee has full power and authority to perform the responsibilities of a public company nominating and corporate governance committee under applicable law, regulations, stock exchange rules, and public company custom and practice.

The Nominating and Corporate Governance Committee also has additional powers, authority and responsibilities specified in its charter or delegated to the committee by the Board of Directors. A copy of the Nominating and Corporate Governance Committee Charter is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Under the Corporate Governance Policy, if the chair of the Board is also the current or former Chief Executive Officer of SpartanNash, the Board will elect a Lead Independent Director from among the directors who are independent under Nasdaq Listing Rule 5605(a)(2). The responsibilities and authority of the Lead Independent Director are described in this proxy statement under the caption “Board Leadership Structure.”

Each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules.

46	SpartanNash Company Proxy Statement

INDEPENDENT AUDITORS

Independent Auditors’ Fees

The aggregate fees billed by Deloitte & Touche LLP to SpartanNash and its subsidiaries for the year ended January 3, 2015 and the 39-week fiscal transition period ended December 28, 2013 are as follows:

	Fiscal 2014	39-Week Fiscal Transition Period Ended 12/28/13
Audit Fees(1)	$814,300	$591,664
Audit-Related Fees(2)	—	$370,264
Tax Fees(3)	$218,350	$421,950
All Other Fees	—	—

(1)	Audit services consist of the annual audit, reviews of quarterly reports on Form 10-Q and consultations.

(2)

Audit-related fees consists principally of services related to employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, and other consultations not arising as part of the audit.

(3)

Permissible tax services include tax compliance, tax planning and tax advice that do not impair the independence of the auditors and that are consistent with the SEC’s rules on auditor independence. Tax compliance and preparation fees account for $103,850 and $194,950 of the total tax fees for fiscal 2014 and FYE 12/28/13, respectively.

Deloitte did not provide any services to SpartanNash or its subsidiaries related to financial information systems design and implementation during the past two fiscal years.

Audit Committee Approval Policies

The Audit Committee Charter sets forth the policy and procedures for the approval by the Audit Committee of all services provided by Deloitte. The charter requires that the Audit Committee pre-approve all services provided by the independent auditors, including audit-related services and non-audit services. The charter allows the Audit Committee to delegate to one or more members of the Audit Committee the authority to approve the independent auditors’ services. The decisions of any Audit Committee member to whom authority is delegated to pre-approve services are reported to the full Audit Committee. The charter also provides that the Audit Committee has authority and responsibility to approve and authorize payment of the independent auditors’ fees. Finally, the charter sets forth certain services that the independent auditors are prohibited from providing to SpartanNash or its subsidiaries. All of the services described above were approved by the Audit Committee. None of the audit-related fees or tax fees were approved by the Audit Committee pursuant to the de minimus exception set forth in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, although the Audit Committee Charter allows such approval.

47	SpartanNash Company Proxy Statement

AUDIT COMMITTEE REPORT

The Board of Directors has appointed the Audit Committee to assist the Board in fulfilling its fiduciary responsibilities with respect to accounting, auditing, financial reporting, internal controls, and legal compliance. The Committee oversees management and the independent public accounting firm in the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Committee serves as a focal point for communication among the Board, the independent public accounting firm, the internal auditors and management with regard to accounting, reporting, and internal controls.

The Committee acts under a charter which has been adopted by the Board of Directors and is available on the Company’s website at www.spartannash.com. The Audit Committee reviews the adequacy of the charter at least annually. The Board of Directors annually reviews the standards for independence for audit committee members under the Nasdaq Listing Rules and has determined that each member of the Audit Committee is independent. The Board of Directors has also determined that three members of the Audit Committee are audit committee financial experts under Securities and Exchange Commission rules.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting, the Company’s disclosure controls and internal control over financial reporting, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, and providing an attestation report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed, and discussed with management and the independent accountants, the Company’s audited financial statements for the year ended January 3, 2015, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent accountants’ attestation report on the Company’s internal control over financial reporting. The Audit Committee has discussed with the independent accountants the matters required to be discussed under applicable auditing standards. The Audit Committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountants their independence. This included consideration of the compatibility of non-audit services with the accountants’ independence.

Based on the reviews and discussions described above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in SpartanNash’s report on Form 10-K for the period ended January 3, 2015.

Respectfully submitted,

Mickey P. Foret, Chair

M. Shân Atkins

Dr. Frank M. Gambino

Elizabeth A. Nickels

Hawthorne L. Proctor

48	SpartanNash Company Proxy Statement

OWNERSHIP OF SPARTANNASH STOCK

The following table sets forth the number of shares of SpartanNash common stock reported to be beneficially owned by each person or group which is known to the Company to be a beneficial owner of 5% or more of SpartanNash’s outstanding shares of common stock as of January 3, 2015, and each of our directors and nominees for director, each executive officer named in the Summary Compensation Table below and all directors, nominees for director and executive officers of SpartanNash as a group are deemed to have beneficially owned as of January 3, 2015. Information reported with respect to beneficial owners other than SpartanNash nominees, directors, and officers is based entirely on the most recent Schedule 13-G or amendment filed by the listed party as of April 6, 2015, and the Company assumes no responsibility for such reports. Ownership of less than 1% of the outstanding shares of common stock is indicated by asterisk.

Name of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Shared Voting or Dispositive Power	Total Beneficial Ownership	Percent of Class(1)(2)
5% Owners
BlackRock Inc.(3)	3,170,350	3,281,779	—	3,281,779	8.7%
T. Rowe Price Associates, Inc.(4)	2,166,300	2,999,350	—	2,999,350	8.0%
Dimensional Fund Advisors LP(5)	2,887,110	2,994,435	—	2,994,435	8.0%
Nominees, Directors, and Officers
Theodore C. Adornato	105,289	—	—	105,289	*
M. Shân Atkins	30,489	—	—	30,489	*
Edward Brunot	56,837	—	—	56,837	*
Alex J. DeYonker	96,203	—	—	96,203	*
Dennis Eidson	338,385	—	2,400	340,785	*
Mickey P. Foret	14,344	—	—	14,344	*
Dr. Frank M. Gambino.	38,969	—	—	38,969	*
Douglas A. Hacker	19,317	—	—	19,317	*
Yvonne R. Jackson	17,988	—	—	17,988	*
Elizabeth A. Nickels	36,768	—	—	36,768	*
Timothy J. O’Donovan	42,469	—	5,000	47,469	*
Hawthorne L. Proctor	17,224	—	—	17,224	*
David M. Staples	135,965	—	—	135,965	*
Craig C. Sturken	142,071	—	—	142,071	*
William R. Voss	34,000	—	—	34,000	*
All directors, nominees and executive officers as a group (19 persons)	1,421,134	—	11,400	1,432,534	3.8%

(1)

The percentages set forth in this column were calculated on the basis of 37,523,875 shares of common stock outstanding as of January 3, 2015. For SpartanNash nominees, officers, and directors, the number of shares stated is based on information provided by each person listed and includes shares personally owned by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person as of January 3, 2015. These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

49	SpartanNash Company Proxy Statement

OWNERSHIP OF SPARTANNASH STOCK (cont’d)

(2)

These numbers include shares held directly and shares subject to options that are currently exercisable or that will be exercisable within 60 days after January 3, 2015. Each listed person having such stock options and the number of shares subject to such options are shown in the table below (includes “out-of-the-money” options):

Theodore C. Adornato	35,000
M. Shân Atkins	9,462
Edward Brunot
Alex J. DeYonker	33,000
Dennis Eidson	106,520
Mickey P. Foret	—
Dr. Frank M. Gambino.	9,462
Douglas A. Hacker	—
Yvonne R. Jackson	—
Elizabeth A. Nickels	9,462
Timothy J. O’Donovan	9,462
Hawthorne L. Proctor	—
David M. Staples	51,300
Craig C. Sturken	114,000
William R. Voss	—
All directors, nominees and executive officers as a group (19 persons)	422,468

(3)	Based on a Schedule 13G/A filed January 22, 2015 by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055.

(4)	Based on a Schedule 13G/A filed February 10, 2015 by T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, Maryland 21202

(5)	Based on a Schedule 13G/A filed February 5, 2015 by Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

50	SpartanNash Company Proxy Statement

SPARTANNASH’S EXECUTIVE OFFICERS

SpartanNash’s executive officers are appointed annually by, and serve at the pleasure of, the Board or the Chief Executive Officer.

Biographical information for Mr. Eidson is included above in the “Board of Directors” section of this proxy statement. The following sets forth biographical information as of the date of this proxy statement concerning SpartanNash’s executive officers who are not directors:

Theodore C. Adornato (age 61) has served as Executive Vice President Retail Operations since November 2013 and from February 2003 to January 2013. From January 2013 to November 2013, Mr. Adornato and Derek R. Jones exchanged duties, with Mr. Adornato serving as Executive Vice President Wholesale Operations, as part of an effort to promote a greater exchange of knowledge and perspective between the Company’s two business operations, and provide new leadership opportunities for members of its executive team. Before joining the Company, Mr. Adornato served as Regional Vice President of Tops Markets, L.L.C., Eastern Region, a subsidiary of Royal Ahold, from 1998 to 2003. Previously, Mr. Adornato held various management positions with Tops Markets and Acme Markets, Inc.

Edward L. Brunot (age 51) has served as Executive Vice President and President of MDV since the Merger. Prior to the Merger, Mr. Brunot served with Nash Finch as Executive Vice President and President and Chief Operating Officer of MDV since March 2012. Mr. Brunot served as Nash Finch’s Senior Vice President and President and Chief Operating Officer of MDV from February 2009 to March 2012. Mr. Brunot joined Nash Finch in July 2006 as Senior Vice President, Military. Mr. Brunot previously served as Senior Vice President, Operations for AmeriCold Logistics, LLC from December 2002 to May 2006, where he was responsible for 29 distribution facilities in the Western Region. Before that, Mr. Brunot was Vice President of Operations for CS Integrated from 1999 to 2002. Mr. Brunot served as a Captain in the United States Army and holds a BS degree from the United States Military Academy, West Point and an MS degree from the University of Scranton.

David deS. Couch (age 64) has served as Vice President Chief Information Officer since the Merger. From 1996 until the Merger, he served as the Company’s Vice President Information Technology. From 1991 to 1996, Mr. Couch was our Director of Information Technology. Prior to joining Spartan Stores in 1987, Mr. Couch was a Product Manager for the Colorado Telecommunication Division of Hewlett Packard Corporation, Technical Services Manager for the Loveland Instrument Division of Hewlett Packard Corporation, and Manager of Computer Services at General Foods Corporation in Battle Creek Michigan, and on the Processing Facilities Design Team for General Foods in White Plains, New York. Mr. Couch has taught college classes in communications and data center management. He holds a BS degree in Business Administration and a MS degree in Computer Science from University of Arizona.

Alex J. DeYonker (age 65) has served as Executive Vice President Chief Legal Officer since November 2013. From October 2006 until November 2013, Mr. DeYonker served as Executive Vice President General Counsel and Secretary. Mr. DeYonker joined the Company from Warner Norcross & Judd LLP, a Grand Rapids-based law firm with over 220 attorneys, where he had served as Managing Partner from 2002 to 2006 and Partner from 1988 until joining SpartanNash. While at Warner Norcross, Mr. DeYonker served as General Counsel to SpartanNash since 1995 and as the Company’s Corporate Secretary since 2000. He was also a Company Board member from 1999 to 2003, serving on the Executive and Nominating Committees.

51	SpartanNash Company Proxy Statement

SPARTANNASH’S EXECUTIVE OFFICERS (cont’d)

Derek R. Jones (age 46) was promoted to the position of Executive Vice President, President of Wholesale and Distribution Operations in March 2015. Prior to his promotion, Mr. Jones served as Executive Vice President Food Distribution since November 2013 and from June 2009 until his exchange of duties with Mr. Adornato (as noted above) in January 2013. Mr. Jones served as Spartan Stores’ Executive Vice President Supply Chain from September 2006 until June 2009. From March 2004 to August 2006, Mr. Jones was Vice President of Distribution for Unisource Worldwide, Inc., a marketer and distributor of printing and imaging systems and equipment. From July 2000 to March 2004, Mr. Jones was Regional Vice President of Supply Chain Operations for Office Depot, Inc., a global supplier of office products and services.

Jerry L. Jones (age 63) has served as Senior Vice President Human Resources since October 2012 and previously served as Vice President Human Resources since joining the Company in 2009. Mr. Jones previously served as Senior Vice President Human Resources of Jitney Jungle Stores of America, a supermarket chain in the Southeastern U.S. that was acquired by Winn Dixie.

Kathleen M. Mahoney (age 60) has served as Executive Vice President, General Counsel and Secretary since the Merger. Ms. Mahoney oversees the Company’s legal, aviation, corporate communications, community development, and government relations functions. Prior to the Merger, Ms. Mahoney served as Executive Vice President General Counsel and Secretary for Nash Finch, where she oversaw aviation, risk management, asset protection, safety, environmental, and insurance procurement and claims management. Ms. Mahoney served in several executive and managerial positions with Nash Finch since joining the company in 2004. Prior to working at Nash Finch, she was the Managing Partner of the St. Paul office of Larson King, LLP. Previously, she spent 13 years with the law firm of Oppenheimer, Wolff & Donnelly, LLP, where she served in a number of capacities including Managing Partner of the St. Paul office. Ms. Mahoney also served as Special Assistant Attorney General in the Minnesota Attorney General’s office for six years.

Larry Pierce (age 60) Larry Pierce has served as Executive Vice President, Merchandising and Marketing since July 2014, and served in that position on an interim basis from August 2013 to July 2014. From 2008 to 2014, Mr. Pierce was the Vice President Center Store Merchandising for SpartanNash. Mr. Pierce joined the Company in 2008 after serving in a variety of positions with Coca-Cola Enterprises, including Vice President of Sales for the Supermarket, Mass and Convenience channels.

David M. Staples (age 52) was promoted to the position of Executive Vice President Chief Operating Officer in March 2015. Mr. Staples also performs the duties of Chief Financial Officer on an interim basis until a successor is appointed. Prior to his promotion, Mr. Staples served as Executive Vice President since November 2000 and Chief Financial Officer since January 2000. Mr. Staples also served as Vice President Finance from January 2000 to November 2000. Mr. Staples oversees information technology, real estate, finance, treasury, and safety. From December 1998 to January 2000, Mr. Staples served as Divisional Vice President Strategic Planning and Reporting of Kmart Corporation and from June 1997 to December 1998 he served as Divisional Vice President Accounting Operations. He is a certified public accountant.

52	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Board of Directors has appointed the Compensation Committee to assist the Board in fulfilling its responsibilities relating to compensation of the Company’s executive officers and the Company’s compensation and benefit programs and policies. The Compensation Committee determines and implements the Company’s executive compensation philosophy, structure, policies and programs, and administers and interprets the Company’s compensation and benefit plans.

Our named executive officers for fiscal 2014 were:

Name	Title
Dennis Eidson	Chief Executive Officer and President
David Staples	Executive Vice President and Chief Operating Officer (interim Chief Financial Officer)
Edward Brunot	Executive Vice President SpartanNash and President of MDV
Theodore Adornato	Executive Vice President Retail Operations
Alex DeYonker	Executive Vice President Chief Legal Officer

Our compensation programs are designed to attract and retain leadership talent consistent with our performance goals. The following discussion provides information regarding the achievements that the compensation program is designed to reward, the elements of the compensation program, the reasons why we employ each element and how we determine amounts paid.

Executive Summary and Highlights

Business Context

We are pleased with the progress we have made in our first full year of operations as SpartanNash and with all that our team has accomplished. Our achievements from the past year include:

•

Increased sales. For the 53-week fiscal 2014 full year, consolidated net sales increased 148.2% to $7.9 billion, largely due to the benefit of the Merger, compared to $3.2 billion for the 51 week period ended December 28, 2013. The 53rd week contributed $135.2 million in consolidated sales. Comparable store sales, excluding fuel, increased 0.9 percent in fiscal 2014.

•

Cash Generation. We continued to report strong levels of net cash provided by operating activities, generating $139.1 million for fiscal year 2014, primarily due to contributions from the Merger and related synergies.

•

Increased Dividend. During fiscal 2014, we increased our quarterly dividend by 33% from $0.09 per share to $0.12 per share, or $0.48 per share on an annual basis. In 2015, we further increased our quarterly dividend for the fifth consecutive year to $0.135 per share or $0.54 per share on an annual basis, an increase of 12.5%.

•

Reduced Leverage. Long-term debt and capital lease obligations, including current maturities, declined from $605.7 million December 28, 2013 to $570.3 million at January 3, 2015, demonstrating our commitment to reducing the Company’s leverage.

•

Share Repurchases. As a result of strong cash flow generation, we continued to repurchase shares of our common stock. During fiscal 2014 we repurchased a total of 246,000 shares. As of January 3, 2015, the Company had $21.3 million available for future share repurchases under its $50.0 million repurchase program, which expires May 17, 2016.

53	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Executive Compensation Decisions in Fiscal 2014 — In General

The Compensation Committee believes that the Company’s policies and programs in effect during FYE 12/28/13 provided competitive compensation that rewarded executive performance. Consequently, it generally did not make significant changes to the Company’s compensation programs or policies in fiscal 2014.

Chief Executive Officer Compensation

In February 2014, the Compensation Committee and Board took steps to adjust our CEO’s compensation to be more consistent with the Company’s increased size, scope, and complexity following the Merger. The steps included an 8% base salary increase, 10% increase in annual incentive opportunity value, and 25% increase to long-term incentive value.

*	For 2013T (the transition period ended December 28, 2013) Restricted Stock value does not include incremental fair value adjustments due to modification of retirement provisions.

In fiscal 2014, Mr. Eidson’s compensation (including salary, stock awards and earned cash incentive compensation) increased approximately 20% compared to the prior year, due in part to strong Consolidated Net Earnings performance resulting in annual incentive results above target level, combined with an increase in the grant date value of the equity component of his long-term incentive award opportunity. In addition, earned salary increased in 2014 over the prior year due to the additional 14 weeks in the 53-week fiscal 2014 compared to the previous 39-week fiscal transition period. Compared to the prior year, long-term incentive compensation was lower because no portion of the long-term cash incentive award opportunity was scheduled to be earned in fiscal 2014.

54	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Other Named Executive Officer Compensation

Compensation changes for our other named executive officers were comprised of:

•	Base salary increases ranging from no change to 11%, and

•	Increases in long-term incentive award opportunity values ranging from no change to 16% to position our executives closer to the median compensation levels at the Peer Group Companies.

Plan Design Changes

No changes were made to the design of the annual incentive plan for fiscal 2014.

The Compensation Committee implemented the long-term cash incentive plan in May 2010. Under that plan, executive long-term incentive pay opportunities were awarded based on the Company’s earnings per share (“EPS”) and return on invested capital (“ROIC”) performance. Following the Merger and the Company’s subsequent change in fiscal year end, the Compensation Committee adjusted the long-term cash incentive award granted in May 2013 for the 39-week transition period ending 12/28/13 based on the EPS and ROIC metrics, and determined to apply three performance measurements, EPS, net sales and achievement of synergies from the Merger, for the two years remaining in the performance and service period. In fiscal 2014, the Compensation Committee again awarded long-term cash incentive opportunities based on EPS, synergies, and net sales.

Promotions and Related Compensation Decisions in Fiscal 2015

Effective March 1, 2015, the Board of Directors promoted David Staples to the position of Executive Vice President and Chief Operating Officer, and promoted Derek Jones to the position of Executive Vice President and President, Wholesale and Distribution Operations. In conjunction with these promotions, the Board increased each officer’s base salary by approximately 20%. The target value of the annual cash incentive award (as a percentage of salary) increased from 70% to 80% for Mr. Staples, and from 55% to 70% for Mr. Jones. The value of the long-term incentive opportunity (including restricted stock) increased by 42% for Mr. Staples and by 28% for Mr. Jones. Mr. Jones received an additional grant of restricted stock having a grant date fair value of approximately $450,000 which will be subject to a five-year service condition and will vest in full (“cliff vest”) on March 1, 2020.

55	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Pay Practices

The Committee also reviews the Company’s compensation programs to use best practices and avoid poor pay practices. Below is a summary of certain practices we have implemented to serve our compensation philosophies, and certain practices we have avoided because we believe they do not serve our shareholders’ long-term interests.

The practices we follow:	The practices we DON’T follow:
✓ At-risk compensation. A majority of the compensation paid to our named executive officers is “at-risk” and requires specific and disclosed financial performance, continued employment, or both;	Ó No guaranteed salary increases; Ó No guaranteed bonus; and Ó No repricing of options without shareholder approval.

✓   Pay for performance. All performance payouts for named executive officers are based on financial performance linkage; all financial goals — both short-term and long-term metrics and targets — are disclosed;

✓ Double-trigger severance arrangements. Our severance agreements provide for double-trigger payments upon change in control;
✓ Limited perquisites. Perquisites are limited to certain tax and financial planning benefits and annual physical examinations made available to our executives; and

✓    Executive stock retention. Each executive is required to hold at least 50% of any shares acquired through the Company’s stock incentive plans and other forms of stock based compensation until the executive is in compliance with our stock ownership guidelines.

In addition to the elements of compensation discussed above, our executives participate in certain defined benefit and deferred compensation plans. These plans are discussed below under the captions “Pension Benefits,” “Qualified Defined Contribution Retirement Plan,” and “Non-Qualified Deferred Compensation.”

Clawback Policy

The Company maintains a clawback policy providing that under certain circumstances, the Company may recover incentive compensation paid to any current or former associate holding a position of Vice President or a more senior position. The compensation is recoverable if: (a) there is a restatement of all or a portion of the Company’s financial statements due to material non-compliance with financial reporting requirements, (b) the incentive compensation was based on

56	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

materially inaccurate financial statements or performance metrics, or (c) the associate engaged in ethical misconduct, serious wrongdoing, or violation of applicable legal or regulatory requirements. The Company may recover any incentive compensation paid within the three years prior to the applicable event or conduct.

Mix of Compensation Elements

When determining the mix of awards, the Compensation Committee considers factors such as the short-term and long-term compensation expense to the Company, the economic value delivered to the executives, the overall level of share ownership by the executives, share availability under Company plans, annual share usage and dilution of shareholders, and practices at the Peer Group Companies.

Pay for Performance

Our executive compensation elements and programs reflect our “pay for performance” philosophy. The Compensation Committee and the Board have implemented and intend to maintain compensation plans that link a substantial portion of executive compensation to the achievement of goals that the Board considers important.

As a result of this general policy, a substantial portion of the compensation paid to our executives is incentive-based and therefore “at-risk.” Specifically, for fiscal 2014, approximately 67% of realizable total direct compensation paid to our named executive officers in the aggregate consisted of variable, or at-risk, compensation (i.e. stock awards and performance-based cash awards). The value of restricted stock awards to our named executive officers depends on the value of the share price. Our executive officers do not realize value from annual or long-term cash incentive awards under the Company’s Executive Cash Incentive Plan of 2010 (the “Executive Plan”) unless the Company meets specified minimum financial goals. The tables above illustrate the importance of at-risk compensation in our compensation programs.

In addition to reviewing at-risk pay elements compared to the Peer Group Companies, the Compensation Committee analyzes the alignment of executive pay to Company performance. The Compensation Committee believes that when the Company outperforms, then our executive pay

57	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

should be relatively higher. Alternatively, when Company performance is relatively lower, executive pay should be correspondingly lower. The Compensation Committee seeks to maintain this relationship through the use of at-risk pay elements that tie compensation to Company performance.

The tables below present analysis of the pay for performance relationship for the most recently available data (2011 through 2013). The purpose of the analysis is to evaluate whether the Company’s CEO compensation programs are aligned with the Company’s performance, as measured against certain peers. The analysis reflects that CEO realizable compensation was well aligned with total shareholder return for the period, and was reasonably aligned with composite performance (consisting of net earnings growth, EBITDA growth, and EPS growth). For the purposes of this analysis, “realizable compensation” includes base salary, annual incentives, intrinsic value of options, restricted stock, and performance plan payouts. The Company believes that this analysis supports the Compensation Committee’s view that the performance-based long-term cash incentive plan has contributed to the alignment of the CEO’s pay and performance.

Analysis of Compensation Elements for Fiscal 2014

Overview

The following is a discussion of key compensation programs and decisions for fiscal 2014.

1. Base Salaries

In light of Mr. Eidson’s performance as Chief Executive Officer and our stated compensation policy of providing compensation consistent with market practices, the Compensation Committee approved an 8% increase in Mr. Eidson’s base salary for fiscal 2014.

The other named executive officers received base salary increases ranging from no change to 11% to bring their compensation in line with the 50th percentile market level of Peer Group Companies.

58	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

2. Annual Cash Incentive Awards.

Each named executive officer was granted an opportunity to earn an annual incentive award under the Executive Plan. For Messrs. Eidson, Staples, and DeYonker, the value of the annual incentive award is dependent on the Company’s achievement of specified levels of consolidated net earnings and is paid in cash. For Mr. Brunot and Mr. Adornato, a portion of their annual incentive award is based on the performance of their respective business units. Specfically, 75% of Mr. Brunot’s award is based on MDV performance, and 25% of Mr. Adornato’s annual incentive award is based on retail performance . For all named executive officers, if the threshold level of consolidated net earnings is not achieved, then no award is paid for the fiscal year, regardless of business unit performance.

ANNUAL CASH INCENTIVE AWARD PAYOUT DESIGN

	Adjusted Consolidated Net Earnings (in thousands)	Percentage of Targeted Consolidated Net Earnings Achieved for Fiscal 2014	Percent of Target Annual Incentive Award Paid*
Threshold	$54,189	80.0%	10.0%
Target	67,736	100.0%	100.0%
Maximum	78,777	116.3%	200.0%
Actual**	70,680	104.3%	126.4%
*

The threshold, target, and maximum annual incentive award for each named executive officer is reported in the Grants of Plan-Based Awards Table in this proxy statement. The percentage of Target annual incentive award paid is interpolated for actual achievement between the threshold and maximum performance levels identified above.

**	Company’s actual performance is after adjustments for extraordinary items as approved by the Board of Directors under the terms of the Executive Plan.

3. Long-Term Incentive Awards

The long-term incentive award opportunity provided to executive officers consists of mix of restricted stock and multi-year performance-based cash awards. The Company continued this program (illustrated in the table below) for fiscal 2014. Each long term opportunity consisted of:

•	50% restricted stock; and

•	50% cash, based on the achievement of metrics described below.

Long-Term Cash Incentive Awards. In February 2014, each named executive officer was granted an opportunity to earn a long-term cash incentive award under the Executive Plan, to be earned and vested over a three-year period.

The Compensation Committee again selected EPS as a metric for the long-term incentive award because it is a basis for the valuation of our stock, and therefore an effective measure of the growth of shareholder wealth. The Compensation Committee also again selected net sales because top-line revenue growth is the fundamental driver of profit. The Committee selected Merger synergies as a metric because it believes that our shareholders approved the Merger with the expectation that the combined Company would deliver significant cost savings that drive profit growth.

59	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The portion of the February 2014 award opportunity for each named executive officer is shown on the following page:

Performance Measurement (For Fiscal 2014 through Fiscal 2016)	Percentage of Long-Term Cash Incentive Award
EPS	40%
Net Sales	20%
Merger Synergies	40%

The amount of each component of the long-term incentive award earned for the three year performance period will be determined according to the following matrices (the percentage of Target long-term cash incentive award paid is interpolated for actual achievement between the threshold and maximum performance levels identified in each table):

FEBRUARY 2014 LONG-TERM CASH AWARD

EPS COMPONENT

	Percentage of Earnings Per Share Achieved	Percent of Target Long-Term Cash Incentive Award Paid
	<80%	0%
Threshold	80.0%	10.0%
Target	100.0%	100.0%
Maximum	≥116.3%	200.0%

FEBRUARY 2014 LONG-TERM CASH AWARD

NET SALES COMPONENT

	Percentage of Net Sales Achieved	Percent of Target Long-Term Cash Incentive Award Paid
	<80%	0%
Threshold	90.0%	50.0%
Target	100.0%	100.0%
Maximum	≥106.0%	200.0%

FEBRUARY 2014 LONG-TERM CASH AWARD

MERGER SYNERGIES COMPONENT

	Percentage of Merger Synergies Achieved	Percent of Target Long-Term Cash Incentive Award Paid
	<80%	0%
Threshold	80.0%	10.0%
Target	100.0%	100.0%
Maximum	≥116.3%	200.0%

60	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The potential values of the long-term cash incentive award for each named executive officer are set forth below.

Name	EPS (40%)			Net Sales (20%)			Merger Synergies (40%)			Target Long-Term Cash Incentive Award Value ($)
	Threshold ($)	Target ($)	Max. ($)	Threshold ($)	Target ($)	Max. ($)	Threshold ($)	Target ($)	Max. ($)
Eidson	40,000	400,000	800,000	100,000	200,000	400,000	40,000	400,000	800,000	1,000,000
Staples	11,000	110,000	220,000	27,500	55,000	110,000	11,000	110,000	220,000	275,000
Brunot	8,000	80,000	160,000	20,000	40,000	80,000	8,000	80,000	160,000	200,000
Adornato	7,000	70,000	140,000	17,500	35,000	70,000	7,000	70,000	140,000	175,000
DeYonker	7,000	70,000	140,000	17,500	35,000	70,000	7,000	70,000	140,000	175,000

The following table shows the status of all outstanding long-term incentive cash awards as of January 3, 2015 under the long-term cash incentive program.

Award Date	Performance Measure	Performance Period	Actual Performance[1] as % of Target	Payout Earned	End of Service Period	Payout Due
February 27, 2014	EPS	FYE 12/31/16	TBD	TBD	12/31/16	After fiscal 2016
	Net Sales	FYE 12/31/16	TBD	TBD	12/31/16
	Merger Synergies	FYE 12/31/16	TBD	TBD	12/31/16
May 14, 2013, as modified	EPS	FYE 1/2/16	TBD	TBD	May 2016	May 2016[2]
	Net Sales	FYE 1/2/16	TBD	TBD	May 2016
	Merger Synergies	FYE 1/2/16	TBD	TBD	May 2016
May 14, 2013, as modified	EPS	FYE 12/28/13	108.6%	152.8%	May 2016	May 2016[2]
	ROIC	FYE 12/28/13	100.0%	100%	May 2016
May 15, 2012	EPS	FYE 3/30/13	92.2%	64.9%	May 2015	May 2015[3]
	ROIC	FYE 12/28/13	81.0%	None	May 2015

[1]	Company’s actual performance is after adjustments for extraordinary items approved by the Board of Directors under the terms of the Executive Plan.

[2]

Will not be paid unless the named executive officer satisfies the continued service requirement and is employed through the end of the service period. Due to the change in the Company’s fiscal year end from the last Saturday in March to the Saturday that is closest to December 31, the Compensation Committee determined to adjust the original three-year award by creating two separate performance periods, with the first covering the 39-week transition period ending December 28, 2013, and the second covering the 105-week period following the end of the transition period (which consists of the fiscal years ended January 3, 2015 and January 2, 2016). The Compensation Committee did not change the original three-year service schedule, and thus the awards for each of the performance periods will be subject to a service period ending May 1, 2016.

[3]	Will not be paid unless the named executive officer satisfies the continued service requirement and is employed on the date of payment.

Objectives of SpartanNash’s Compensation Programs

The primary objectives of the Company’s compensation are to:

•	attract, retain, motivate, and reward talented executives who are critical to the current and long-term success of the Company;

•

provide an overall level of compensation opportunity that is competitive within the markets in which SpartanNash competes and within a broader group of companies of comparable size, financial performance, and complexity;

61	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

•	provide targeted compensation levels that are consistent with the 50th percentile of competitive market practices for each pay component (base salary, annual incentives, and long-term incentives);

•	support SpartanNash’s long-range business strategy;

•	promote the long-term profitable growth of the Company by linking compensation elements to the achievement of key strategic and financial goals;

•	reward and retain the Company’s executives and compensate for individual performance; and

•	align the interests of the executives with those of the shareholders by linking compensation to the Company’s performance and share price.

How the Compensation Committee Determines Compensation Levels

The processes the Compensation Committee follows when determining pay levels are discussed in more detail below.

Overview

The Compensation Committee’s overall decision-making process is summarized as follows:

•

the Committee reviews with its independent compensation consultant recent trends and developments in executive compensation, including salaries, short-term and long-term incentive plan targets and payouts, equity awards, and perquisites and benefits;

•	the Committee reviews publicly disclosed grants of share-based awards to named executive officers at the Peer Group Companies and other relevant companies;

•

the Company’s executive officers and Human Resources and Finance associates serve as resources to the Compensation Committee and provide advice, information, analysis and documentation to the Compensation Committee upon request;

•	the Committee reviews and analyzes data to determine the median level of compensation for each type of compensation paid for comparable positions at comparable companies;

•

the Committee compares the compensation of the Company’s executives to compensation at the comparable companies in the context of the Company’s financial performance, economic conditions, and other factors; and

•

the Committee sets compensation opportunities for our executives to target generally the median levels for comparable companies, but makes adjustments for a number of considerations discussed below, including individual performance, company performance, past compensation (as summarized on “tally sheets”), and other factors.

Market Benchmarking

In general, the Compensation Committee seeks to provide target compensation opportunities that are competitive with the market levels for each major category of compensation for executives in similar positions at companies of comparable size, financial performance, industry and complexity (referred to as “Peer Group Companies”).

62	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The Compensation Committee reviews the constituents of the Peer Group Companies from time to time to help ensure that the group is fairly comparable to the Company. Changing business models, mergers, growth, and other factors may necessitate adjustments. The Peer Group Companies for fiscal 2014 were as follows:

SUPERVALU Inc.

CH Robinson Worldwide Inc.

SYNNEX Corp.

Henry Schein, Inc.

The Pantry, Inc.

WESCO International Inc.

Core-Mark Holding Company, Inc.

Casey’s General Stores, Inc.

Ryder System, Inc.

Anixter International Inc.

Susser Holdings Corporation*

The Andersons, Inc.

United Natural Foods, Inc.

Roundy’s, Inc.

*	Removed from group following its August 2014 merger with Energy Transfer Partners.

In addition to determining the median level for a compensation category at the Peer Group Companies, the Committee analyzes competitive compensation practices in the general industry for those positions that may be occupied by officers and executives recruited from outside of the wholesale and retail grocery business and performs regression analysis to adjust to Spartan’s revenue size in these cases.

Market levels serve only as a reference point; the Committee also considers:

•	individual performance;

•	time each executive has served in the position;

•	the experience of each executive;

•	future potential of the executive;

•	internal equity;

•	retention concerns; and

•	Company performance.

Evaluating Individual Performance

Each year, the Compensation Committee reviews and evaluates individual executive performance as part of its decision making process with respect to base salary, equity incentive award opportunities, and, from time to time, discretionary bonuses. The Chairperson of the Compensation Committee coordinates the Board’s review of the individual performance of the Chief Executive Officer. The Chairman of the Board, Lead Independent Director and the Chair of the Compensation Committee communicate the Board’s review to the Chief Executive Officer.

63	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

For the named executive officers other than the Chief Executive Officer, the Chief Executive Officer reviews with the Compensation Committee and the full Board of Directors an evaluation of each executive officer’s performance.

As discussed above, individual performance is only one factor among several that the Compensation Committee considers in making these adjustments, and there is no prescribed formula or mechanism for translating individual performance into specific amounts of compensation. The Compensation Committee’s decision-making process necessarily involves the Committee’s informed judgment with respect to individual executive performance in the context of many considerations and criteria, none of which are individually controlling, including experience, potential of the executive, retention concerns, recent compensation of the executive, internal pay equity, Company performance, and general industry and economic conditions.

Internal Pay Equity

Our core compensation philosophy is to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company while providing incentives to achieve the Company’s business and financial objectives. While we believe that our executive compensation program must be internally consistent and equitable to achieve our corporate objectives, the Compensation Committee considers internal pay equity as one factor among the many considerations discussed in this section, and is not individually determinative of any element of individual compensation. Generally speaking, each of our executive officers is compensated according to the responsibilities and competitive considerations for the position and the accomplishments and potential of the individual. As a natural result of these considerations, persons holding positions with relatively greater responsibilities receive relatively higher levels of compensation.

The ratio between Chief Executive Officer and other named executive officer target compensation is used by some as an indicator of reasonableness of Chief Executive Officer compensation based on internal pay equity. For SpartanNash as of fiscal 2014, this ratio was 3.5 to 1. The Compensation Committee believes that this ratio is generally in line with the normal market range between 3.0 and 3.5 to 1.

Use of Independent Compensation Consultants

Since 2010, the Compensation Committee has engaged Towers Watson (“Towers”), a compensation consulting firm, to provide objective research and analysis regarding compensation best practices and current information regarding compensation levels at companies of similar type, size, and financial performance. The Compensation Committee instructed Towers to provide advice and guidance on compensation proposals, including changes to compensation levels, the design of incentive plans and other forms of compensation, and to provide information about market practices and trends. Typically, Towers attends Compensation Committee meetings, reviews existing compensation programs for consistency with our compensation philosophy and current market practices and produces the comparative information derived from peer group and published survey data that the Compensation Committee reviews when setting compensation. With respect to fiscal 2014, Towers Watson’s activities included:

•	performing a market review of executive officer compensation components and preparing “tally sheets”;

•	reviewing our annual and long-term incentive plan design structure;

64	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

•	reviewing the composition of the peer group we use for executive compensation benchmarking purposes;

•	reviewing current issues and trends in executive compensation;

•	assisting with executive compensation disclosures for the annual proxy filing; and

•	reviewing the pay-for-performance alignment of our executive compensation programs.

Following the merger of Spartan Stores and Nash Finch Company, the Compensation Committee engaged Towers Watson to assist in the treatment of our performance-based long-term cash incentive award. This assessment involved analyzing alternative approaches and metrics for the Committee’s consideration.

Under the terms of its engagement, Towers did not provide any other services to the Company in fiscal 2014.

The Compensation Committee has adopted the practice of engaging an independent compensation consultant to provide a full review and analysis of executive compensation data every two years rather than annually. The Compensation Committee requested and received a full review and analysis from the compensation consultant in FYE 12/28/13. For years such as fiscal 2014 in which the consultant does not provide a full review, the Compensation Committee considers analysis of named executive officer compensation compared to the Peer Group Companies, and reviews tally sheets, market trends in executive compensation, updated information and analysis provided in the previous year by the compensation consultant. Alternate years provide the Compensation Committee opportunity to engage compensation consultants in analysis of other areas of executive compensation, such as stock ownership, change-in-control, and regulatory issues. The Compensation Committee also reviews and considers from time to time independent compensation studies, compilations, analysis and surveys that are not specifically prepared or commissioned for the Company.

Stock Ownership Guidelines

Spartan’s Board of Directors has established stock ownership guidelines for corporate officers. These guidelines are designed to help ensure that officers share downside risk and upside potential with other shareholders. Under these guidelines, the Company’s executive officers are expected to achieve and maintain a level of stock ownership having a value that is approximately equal to or greater than a specified percentage of the executive’s annual base salary. The percentages are as follows:

Position	Percentage of Base Salary
Chief Executive Officer	500%
President	400%
Executive Vice Presidents	300%
Senior Vice President	200%
Vice Presidents and Division Vice Presidents	100%

65	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Until the specified level of ownership is achieved, executives are required to hold at least 50% of all shares acquired (net of taxes) through the Company’s stock incentive plans and other forms of stock based compensation. As of January 3, 2015, all of the Company’s executive officers were in compliance with the Company’s stock ownership policy.

The Board of Directors periodically reviews the stock ownership guidelines for corporate officers to help ensure that the policy effectively encourages key associates to own a meaningful equity stake in the Company, but does not interfere with the Company’s ability to attract and retain talented individuals. The Board believes that it is appropriate to require more senior executives to own a relatively greater stake in the Company. Accordingly, the ownership requirements are set on a “sliding scale” ranging from 100% to 500%.

Personal Benefits and Perquisites

SpartanNash has long believed that compensation in the form of executive perquisites and personal benefits does not provide transparency for shareholders or efficiently serve the goals of the Company’s compensation programs. Consequently, such benefits play a minor role in the Company’s compensation program. The Company has retained a firm to provide tax and financial planning services for its named executive officers. SpartanNash does not provide its executives with perquisites such as club memberships, use of private aircraft, use of automobiles owned or leased by the Company, security details, commuting expenses, clothing, jewelry, discounts that are not available to all associates, or personal travel unrelated to our business.

Risk Considerations

In the context of the domestic retail and distribution operating company nature of our business, the Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following additional reasons:

•	we structure our pay to consist of both fixed compensation and variable compensation;

•	we cap our cash incentive opportunity at twice the target level;

•	our restricted stock awards to associates generally vest over four or five years, and stock option awards granted in previous fiscal years generally vested over four years;

•	we believe that our executives are encouraged through incentive programs to take a balanced approach that focuses on corporate profitability;

•	our performance targets are applicable to other management associates as well as executives;

•	we have strict internal controls;

•

the Company may recover incentive-based compensation under the Company’s clawback policy, adopted in March 2014, in the event of a financial restatement, misconduct, and certain other circumstances; and

•	we have stock ownership guidelines.

66	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Severance and Change in Control Payments

SpartanNash believes that severance payments upon certain terminations of employment benefit the Company and the shareholders by attracting and retaining executives and allowing executives to remain focused during uncertain times while also obtaining restrictive covenants for the benefit of the Company. SpartanNash also believes that benefits payable upon a “double-trigger” of both termination of employment and a change in control benefit the Company and the shareholders by motivating and encouraging each executive to be receptive to potential strategic transactions that are in the best interest of shareholders, even if the executive faces potential job loss, and by motivating the executives in the period leading up to a potential change in control. To accomplish these goals, SpartanNash has entered into an employment agreement and an executive severance agreement with each named executive officer, which are discussed in more detail elsewhere in this proxy statement.

Under the terms of our equity based compensation plans and our executive employment and severance agreements, the Chief Executive Officer and other named executive officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment and upon a change in control of the Company. The specific terms of these arrangements and an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end are described in detail in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change in Control.” The terms and conditions of these arrangements are the result of arms-length negotiations between the Compensation Committee and the Company’s executive officers.

The termination of employment provisions of the executive employment and severance agreements are intended, in part, to address retention concerns by providing these individuals with a certain amount of compensation that would offset the potential disincentive to support an effort that would result in a change in control of the Company that could threaten the executive’s own jobs. From time to time, the Compensation Committee reviews and reassesses the termination and change in control arrangements with the named executive officers to determine whether the arrangements effectively serve their intended purposes and are consistent with prevailing practices for the markets in which the Company competes for executive talent. The Committee typically engages a compensation consultant to assist the determination of prevailing market practices.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to certain officers. While we do not design our compensation programs solely for tax purposes, we do design our programs to be tax efficient for the Company where possible. Under appropriate circumstances, SpartanNash may approve compensation that is not deductible under Section 162(m) if it determines that it would be in the best interests of SpartanNash and its shareholders for such compensation to be paid.

Shareholder Say-On-Pay Votes

The Company provides its shareholders with the opportunity to cast a say-on-pay vote annually, which is an advisory vote on executive compensation. At the Company’s annual meeting of shareholders held in May 2014, a substantial majority (over 92%) of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes

67	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

this affirms shareholders’ support of the Company’s approach to executive compensation, and did not change its approach in fiscal 2014. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

68	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

SUMMARY COMPENSATION TABLE

The following table shows certain information concerning the compensation earned by the Chief Executive Officer, the Chief Financial Officer, and each of the Company’s three most highly compensated executive officers other than the Chief Executive Officer or Chief Financial Officer who were serving as executive officers as of the end of fiscal 2014 (the officers identified in the table below are referenced in this Proxy Statement as the “named executive officers”). Solely for the purpose of the following table, the fiscal year ended January 3, 2015 is referred to as “Fiscal Year 2014”, the 39-week transition period ended December 28, 2013 is referred to as “2013T”, the fiscal year ended March 30, 2013 as “Fiscal Year 2013”, and the fiscal year ended March 31, 2012 as “Fiscal Year 2012.”

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards(1)(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(4) ($)	All other Compensation(5) ($)	Total(6) ($)
Dennis Eidson	2014	891,202	—	1,000,427	—	1,216,601	26,267	141,320	3,275,817
President and	2013T	603,510	—	1,448,405	—	1,169,143	2,300	95,188	3,318,546
CEO	2013	765,962	—	808,876	—	777,335	3,929	99,341	2,455,443
	2012	744,423	—	717,368	—	1,306,776	4,476	99,838	2,872,881
David Staples	2014	509,138	—	275,090	—	442,400	4,338	61,162	1,292,128
EVP and COO	2013T	330,661	—	244,433	—	380,185	2,905	44,312	1,002,496
(Interim CFO)	2013	429,871	—	230,558	—	247,667	4,961	42,108	955,165
	2012	428,005	—	214,240	—	383,658	5,652	41,481	1,073,036
Edward Brunot	2014	419,923	—	200,049	—	334,991	—	15,071	970,034
EVP and
President of MDV
Theodore Adornato,	2014	366,731	—	175,066	—	249,678	1,742	41,612	834,829
EVP Retail	2013T	249,481	—	287,231	—	242,278	1,166	29,370	809,526
Operations	2013	324,553	—	154,133	—	159,290	1,991	31,331	671,298
	2012	323,144	—	143,255	—	273,742	2,270	32,419	774,830
Alex J. DeYonker,	2014	407,581	—	175,066	—	278,080	942	45,507	907,176
EVP Chief Legal	2013T	284,895	—	164,867	—	269,346	631	33,294	753,033
Officer	2013	370,764	—	154,133	—	173,602	1,077	34,242	733,818
	2012	369,154	—	143,255	—	295,326	1,227	29,117	838,079

(1)

These amounts represent the grant date fair value of restricted stock determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), and do not represent cash payments to or amounts realized by the named executive officers. The Company did not grant option awards in any of the fiscal years presented. For details regarding the assumptions used in the valuation of share-based awards, see Note 13, Stock-Based Compensation, to the audited financial statements of SpartanNash contained in the Company’s Report on Form 10-K for the period ended January 3, 2015.

(2)

For all periods presented, all named executive officers earned annual and long-term cash incentive awards under the Company’s Executive Cash Incentive Plan of 2010. Please see the Compensation Discussion and Analysis section of the proxy statement for the applicable fiscal year for details regarding how these amounts are determined and when they are paid.

(3)

For fiscal 2014, the amount reported in this column consists of the annual cash incentive award earned. For prior fiscal years, the amount reported in this column consists of the annual cash incentive award earned for the applicable fiscal year and the portion of the long-term cash incentive award that was earned for the Company’s achievement with respect to the specified metric in the applicable fiscal year. No long-term cash incentive compensation was scheduled to be earned in 2014.

69	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

(4)

The amounts reported in this column consist of the change in the actuarial present value of the named executive officer’s accumulated benefit under the SpartanNash Cash Balance Pension Plan and Supplemental Executive Retirement Plan, computed as of the pension plan measurement date used for financial statement reporting purposes for the reported years. For more information, see the Pension Benefits section of this proxy statement and Note 10, Associate Retirement Plans, to the audited financial statements of SpartanNash contained in the Company’s Annual Report on Form 10-K for the period ended January 3, 2015. Earnings on non-qualified deferred compensation are reported below on the Non-Qualified Deferred Compensation table.

(5)

“All Other Compensation” includes the value of Company matching contributions to each executive’s qualified and non-qualified retirement plans, dividends on unvested restricted stock awards, and Company paid life insurance premiums (a benefit that is generally available to the Company’s salaried associates). The following table provides details regarding all other compensation paid to named executive officers for fiscal 2014:

Name	Qualified Savings Plan Match and Profit Sharing Contribution ($)	Nonqualified Savings Plan Match and Profit Sharing Contribution ($)	Dividends on Unvested Restricted Stock ($)	Insurance Premiums ($)	Total ($)
Mr. Eidson	12,055	64,732	64,023	510	141,320
Mr. Staples	12,031	30,138	18,483	510	61,162
Mr. Brunot	8,908	—	4,243	1,920	15,071
Mr. Adornato	12,022	16,926	12,154	510	41,612
Mr. DeYonker	12,036	20,807	12,154	510	45,507

(6)	None of the Company’s named executive officers received perquisites or personal benefits having an aggregate value of $10,000 or greater.

GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning each grant of an award made to the named executive officers in fiscal 2014.

	Grant Date	Estimated Possible or Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(2)
Name		Threshold ($)	Target ($)	Maximum ($)
Dennis Eidson	2/27/14	96,250	962,500	1,925,000
	2/27/14	180,000	1,000,000	2,000,000
	2/27/14				44,208	1,000,427
David Staples	2/27/14	35,000	350,000	700,000
	2/27/14	49,500	275,000	550,000
	2/27/14				12,156	275,090
Edward Brunot	2/27/14	28,840	288,400	576,800
	2/27/14	36,000	200,000	400,000
	2/27/14				8,840	200,049
Theodore Adornato	2/27/14	19,800	198,000	396,000
	2/27/14	31,500	175,000	350,000
	2/27/14				7,736	175,066
Alex DeYonker	2/27/14	22,000	220,000	440,000
	2/27/14	31,500	175,000	350,000
	2/27/14				7,736	175,066

(1)

The amounts reported in these rows are not actual payouts; they represent the possible threshold, target, and maximum awards that could have been earned by each named executive officer for the annual cash incentive award and long term

70	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

incentive award opportunities (as applicable) under the Executive Plan. The actual amount earned by each named executive officer for fiscal 2014 is reported in the Summary Compensation Table. For details regarding how these amounts are determined, see the Compensation Discussion and Analysis section of this proxy statement.

(2)

Amount reported is the aggregate grant date fair value determined in accordance with ASC 718, and does not represent cash payments to or amounts realized by the named executive officers. For valuation assumptions, see Note 13, Stock-Based Compensation, to the audited financial statements of SpartanNash contained in the Company’s Report on Form 10-K for the period ended January 3, 2015.

Discussion of Summary Compensation and Plan-Based Awards Tables

The Company paid the compensation set forth in the Summary Compensation Table and the grants of Plan Based Awards table pursuant to the philosophy, procedures, and practices set forth above in the “Compensation Discussion and Analysis” section of this proxy statement. A summary of certain material terms of our compensation plans and arrangements is set forth below.

Salary; Employment Agreements. Each named executive officer is paid a salary pursuant to an employment agreement with the Company. For information regarding determination of base salaries, see the Compensation Discussion and Analysis section of this proxy statement.

The Company has entered into an Executive Employment Agreement with each of its executive officers. None of the agreements have a specified term of years. Under the terms of each Agreement, the Company will employ the executive as an officer of the Company for an indefinite period of time until termination of employment. Each executive officer receives a base salary that will be reviewed annually and is eligible to participate in any of the Company’s bonus programs. Each executive officer’s employment terminates automatically in the event of death, and the Company may terminate the executive’s employment for disability or for cause. Please see the Potential Payments Upon Termination or Change-in-Control section of this proxy statement for detailed information regarding payments to executive officers upon termination of employment for any reason.

Non-Equity Incentive Plan Awards. As discussed in detail beginning on page 59, for fiscal 2014, each named executive officer was granted the opportunity to earn cash incentive compensation on an annual basis, and a long-term incentive award covering three fiscal years. The awards were granted under the Company’s shareholder-approved Executive Cash Incentive Plan of 2010.

The Executive Plan is a non-equity incentive compensation plan that is designed to motivate executive officers and other participants who are in a position to make substantial contributions toward the achievement of goals established under the plan. The plan’s objectives include:

•	motivating participants to achieve SpartanNash’s annual financial and business objectives;

•	providing a competitive incentive compensation opportunity; and

•	creating linkage between participant contribution and SpartanNash’s business and financial objectives.

The Executive Plan permits incentive compensation paid under the plan to be deductible under the Internal Revenue Code. Under the terms of the Executive Plan, the Compensation Committee may use only objective measures of financial performance specified in the Plan itself (or approved by the Company’s shareholders at a later date), and it must specify the relationship between the level of the cash incentive award and the performance measure. Payment of cash incentive awards under the Executive Plan is entirely contingent on the achievement of specified objective measures of performance.

71	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Restricted Stock. All shares of restricted stock were awarded to the named executive officers pursuant to the Stock Incentive Plan of 2005. Awards under SpartanNash’s equity compensation plans are designed to:

•	align executive and shareholder interests;

•	reward executives and other key associates for building shareholder value; and

•	encourage long-term investment in SpartanNash.

Prior to making any equity awards, the Compensation Committee considers share usage under all of the Company’s equity compensation plans, dilution of shareholders, and each executive’s current ownership of the Company’s stock.

Equity incentive awards have several key advantages over cash compensation, including promoting executive retention through the use of vesting periods and aligning executive and shareholder interests by giving executives an ownership stake in the Company.

The shares of restricted stock granted to the named executive officers in February 2014 vest in four equal yearly increments on February 1, 2015, 2016, 2017, and 2018. If the employment of an executive officer is terminated for any reason other than death, disability, or retirement, then all unvested shares of restricted stock are forfeited unless the Compensation Committee exercises its discretion to waive any remaining restrictions. If an executive officer dies or becomes disabled, then all outstanding shares of restricted stock will vest automatically. In the event of retirement, the outstanding shares will continue to vest, provided that the executive continues to comply with the noncompetition covenants applicable to the award. If a change in control (as defined in the Incentive Plan) occurs, then all unvested shares of restricted stock will automatically vest. For information regarding accelerated vesting of restricted stock upon termination or a change-in-control of the Company, please see the section entitled “Potential Payments Upon Termination or Change-in-Control.”

Dividends. Executives receive any dividends paid on vested and unvested restricted shares at the rate dividends are paid on common stock.

Holding Period. The shares of restricted stock awarded to the named executive officers are subject to forfeiture if not held until the restrictions applicable to the shares have elapsed. While the shares of restricted stock once vested are not subject to an express holding period, each named executive officer must comply with the stock ownership guidelines discussed on page 65. Until the specified level of ownership is achieved, executives are required to hold at least 50% of all restricted stock granted to them.

Stock Bonus Plan. SpartanNash’s named executive officers and certain other key associates may elect to receive all or a portion of any annual cash incentive award they may receive in the form of SpartanNash common stock pursuant to the Company’s 2001 Stock Bonus Plan. The Stock Bonus Plan is designed to create additional incentive for participants to make significant contributions to the long-term performance and growth of the Company and to join the interests of participants with the Company’s shareholders. Under the Plan, participants may elect to receive up to 100% of their annual cash incentive award in the form of SpartanNash stock. Associates who make such an election receive SpartanNash common stock having a value equal to the portion of the annual cash incentive award designated by the associate, plus an additional grant of shares having a value of up to 30% of

72	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

the portion of the participant’s annual cash incentive award that he or she elected to receive in stock. All shares issued under the Stock Bonus Plan are subject to at least a twelve-month holding period. The Compensation Committee has determined that for incentive award opportunities granted in 2014 and 2015, participants will receive additional shares having a value of 20% of the elected cash bonus amount, and the minimum holding period will be 24 months.

Pension Benefits and Non-Qualified Deferred Compensation. For information on pension benefits and non-qualified deferred compensation, please see the tables and accompanying narrative below.

All Other Compensation. The amounts reported under “All Other Compensation” include dividends paid on unvested restricted stock awards (which are paid at the same rate as dividends paid on the Company’s common stock), matching payments for contributions to the Company’s qualified and non-qualified retirement plans.

“All Other Compensation” also includes the dollar value of premiums paid by the Company for group term life insurance for the named executive officers. The Company pays group term life insurance premiums for all of its associates.

73	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information concerning unexercised options and restricted stock awards that have not vested for each named executive officer outstanding as of January 3, 2015:

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Dennis Eidson	37,400	—	13.87	5/15/19	120,836	3,119,986
	11,200	—	23.04	10/15/18
	34,300	—	22.69	5/16/18
	1,020	—	22.50	10/17/17
	10,600	—	28.28	5/18/17
	12,000	—	13.70	5/10/16
David M. Staples	13,800	—	13.87	5/15/19	34,663	894,999
	21,000	—	22.69	5/16/18
	7,500	—	28.28	5/18/17
	9,000	—	13.70	5/10/16
Edward Brunot	—	—	—	—	8,840	228,249
Theodore C. Adornato	8,800	—	13.87	5/15/19	22,776	588,076
	13,300	—	22.69	5/16/18
	4,900	—	28.28	5/18/17
	8,000	—	13.70	5/10/16
Alex J. DeYonker	8,800	—	13.87	5/15/19	22,776	588,076
	13,300	—	22.69	5/16/18
	4,900	—	28.28	5/18/17
	6,000	—	17.13	10/1/16

(1)	All exercisable options are fully vested.

(2)	The market value reflected in this column is based on a closing market price of $25.82 on January 2, 2015 (the last trading day of fiscal 2014) as reported by the Nasdaq Global Select Market.

(3)	The following table sets forth the vesting dates for unvested restricted stock awards to each named executive officer as of January 3, 2015. All option awards are fully vested.

74	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

VESTING SCHEDULE FOR SHARES OF RESTRICTED STOCK

(#)

Vesting Date	Dennis Eidson	David Staples	Edward Brunot	Theodore Adornato	Alex DeYonker
2/1/15	11,052	3,039	2,210	1,934	1,934
5/1/15	8,224	2,468	—	1,644	1,644
5/1/15	11,167	3,335	—	2,230	2,230
5/1/15	11,367	3,240	—	2,166	2,166
5/1/15	11,501	3,408	—	2,278	2,278
2/1/16	11,052	3,039	2,210	1,934	1,934
5/1/16	11,367	3,240	—	2,166	2,166
5/1/16	11,501	3,408	—	2,278	2,278
2/1/17	11,052	3,039	2,210	1,934	1,934
5/1/17	11,501	3,408	—	2,278	2,278
2/1/18	11,052	3,039	2,210	1,934	1,934

OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning each exercise of stock options and each vesting of restricted stock during the last completed fiscal year for each of the named executive officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dennis Eidson	9,375	123,844	50,179	1,080,354
David M. Staples	4,688	61,931	15,371	330,938
Edward Brunot	—	—	—	—
Theodore C. Adornato	3,282	39,253	10,178	219,132
Alex J. DeYonker	—	—	10,178	219,132

(1)

The dollar values reported in this column are calculated by multiplying the number of shares acquired on exercise by the “spread” between the closing price of SpartanNash common stock on the date of the exercise and the exercise price of the option.

(2)	The dollar values reported in this column are calculated using the closing market value of the stock on the date of vesting, which was $21.53.

PENSION BENEFITS

Four of our named executive officers participate in the Spartan Stores Cash Balance Pension Plan, a qualified pension plan. The Plan utilizes a cash balance formula under which principal credits are added annually to a participant’s “account.” Effective January 1, 2011, the Cash Balance Pension Plan was frozen and, as a result, additional service credits are no longer added to each Associate’s

75	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

account. The participants in the Cash Balance Pension Plan will continue to accrue interest credits at the end of each month until the cash balance is paid out. The interest rate used for this purpose is the average of the 10-year Treasury interest rate over the 12 months ending in November of the prior calendar year, or 2.05%, whichever is greater.

Upon termination of employment, a participant will be entitled to his or her vested accrued benefit, which may be distributed either in a monthly annuity or in a lump sum. A participant is considered vested after three years of service. For the calendar years beginning January 1, 2004 a year of vested services is credited for each calendar year that a participant is credited with 1,000 hours of service. If distributed in a lump sum, the participant’s benefit generally will be equal to the participant’s account balance.

The table below summarizes the pension benefits for our named executive officers other than Mr. Brunot, who joined the Company after the Cash Balance Pension Plan was frozen, and therefore does not participate in that plan or the SERP.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)(3)
Dennis Eidson	SpartanNash Cash Balance Pension Plan Supplemental Executive Retirement Plan	11.75 11.75	181,303 105,247
David M. Staples	SpartanNash Cash Balance Pension Plan Supplemental Executive Retirement Plan	14.75 14.75	94,680 102,463
Theodore C. Adornato(4)	SpartanNash Cash Balance Pension Plan Supplemental Executive Retirement Plan	10.00 10.00	41,897 37,261
Alex J. DeYonker(4)	SpartanNash Cash Balance Pension Plan Supplemental Executive Retirement Plan	7.00 7.00	20,620 22,178

(1)

Represents the actuarial present value of the named executive officer’s accumulated benefit under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes (January 3, 2015). For more information, see Note 10, Associate Retirement Plans, to the audited financial statements of SpartanNash contained in the Company’s Report on Form 10-K for the period ended January 3, 2015.

(2)	None of our named executive officers received a distribution from any pension plan during fiscal 2014.

(3)

The Cash Balance Pension Plan was frozen effective January 1, 2011. Even though participants may continue to accrue years of credited service, the additional years do not increase the value of the accumulated benefit, but increased service years affect the distribution payment options at termination. These changes are also effective for the Supplemental Executive Retirement Plan, which mirrors the Cash Balance Pension Plan (as discussed below), except that distribution options under the Supplemental Executive Retirement Plan are different.

(4)

Mr. Adornato’s actual service to the Company exceeds his credited service by one year as of the measurement date. Mr. DeYonker’s actual service to the Company exceeds his respective credited service by 1.25 years as of the measurement date.

76	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Qualified Defined Contribution Retirement Plan

The Company maintains the Savings Plus Plan, a qualified 401(k) defined contribution retirement plan that is generally open to all of the Company’s non-union associates. Our named executive officers are eligible to participate in the Savings Plus Plan, subject to wage and contribution limits imposed by the Internal Revenue Code.

The Savings Plus Plan allows for 50% matching contributions by the Company up to 6% of salary. Matching contributions are subject to a vesting schedule for associates with less than five years of service. The Savings Plus Plan also includes a discretionary profit-sharing contribution for eligible participants. The profit-sharing contribution is targeted at 1.5% of eligible compensation annually, subject to fiscal year end results. The contribution for fiscal 2013 was 1.6%, which was contributed to participants’ accounts in March 2014.

NON-QUALIFIED DEFERRED COMPENSATION

SpartanNash maintains two nonqualified deferred compensation plans: the Supplemental Executive Retirement Plan (“SERP”), which provides nonqualified deferred compensation benefits to SpartanNash’s officers, and the Supplemental Executive Savings Plan (“SESP”), which is a nonqualified deferred compensation plan for SpartanNash’s officers and director-level associates.

The purpose of the SERP is to provide officers with the benefits that they are otherwise denied under the Cash Balance Pension Plan due to the annual dollar limit on compensation and other limitations of the Internal Revenue Code, which are referred to collectively as the “statutory limits.” Accordingly, each officer’s benefit under the SERP is equal to the officer’s benefit that would have accrued under the Pension Plan but for the operation of the statutory limits, minus the accrued benefit actually payable to the officer under the Pension Plan calculated in accordance with the statutory limits. The suspension of basic credits under the Cash Balance Pension Plan (as described above) has a corresponding impact on the SERP (i.e., SERP participants will no longer accrue basic credits under the SERP, but may accrue interest credits).

Benefits under the SERP are paid from SpartanNash’s general assets. There is no separate trust that has been established to fund benefits.

The purpose of the SESP is to provide officers with the benefits that they are otherwise denied under the Company’s qualified savings plan, the Savings Plus Plan, due to statutory limits. Participants in the SESP may defer up to 50% of base salary and up to 100% of any bonuses under the plan. This opportunity is in addition to a participant’s savings opportunity under the Savings Plus Plan (subject to statutory limits). Participants in the SESP are entitled to a Company-matching contribution that mirrors the 50% matching contribution by the Company up to 6% of salary under the Savings Plus Plan, except the statutory limits do not apply. SESP participants are entitled to a profit sharing contribution that mirrors the Company’s discretionary profit-sharing contribution in the Savings Plus Plan, as described above under caption “Qualified defined contribution retirement plan,” but only to the extent that statutory limits prevent such participants from receiving the match under the Savings Plus Plan.

The SESP provides participants with various investment alternatives, consisting primarily of mutual funds. The investments are only hypothetical investments, also referred to as phantom investments. The investment results for a participant are determined as if the contributions had actually been invested in the selected investment fund during the relevant time period.

77	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The following table provides certain information regarding participation of the named executive officers in our non-qualified deferred compensation plans.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions In Last FY(1) ($)	Registrant Contributions In Last FY ($)	Aggregate Earnings In Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last FYE(2) ($)
Dennis Eidson	71,879	64,732	59,790	—	675,905
David M. Staples	63,000	30,138	23,295	—	527,990
Edward Brunot	—	—	—	—	—
Theodore C. Adornato	18,606	16,926	46,744	—	270,762
Alex J. DeYonker	33,143	20,807	31,471	—	471,440

(1)	All of the amounts in this column are also reported as either “Salary” or “Non-Equity Incentive Plan Awards” in the Summary Compensation Table of this proxy statement.

(2)

The aggregate balance at last fiscal year-end shown in this column includes Company contributions in prior years which were reported as “All Other Compensation” on the Summary Compensation Table for the applicable year. Company contributions in prior years that have previously been reported for each named executive officer are as follows: $214,995 for Mr. Eidson, $106,736 for Mr. Staples, $67,119 for Mr. Adornato, and $57,654 for Mr.  DeYonker.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

All Named Executive Officers

The following discussion applies to the Company’s named executive officers. SpartanNash has entered into an employment agreement and severance agreement with each of its named executive officers. The employment agreements and severance agreements are summarized below.

Executive Employment Agreements

Each of SpartanNash’s executive officers has an employment agreement with SpartanNash providing that if the officer’s employment is terminated by SpartanNash other than due to death, disability or cause (as defined in the employment agreement), or if the employment is terminated by the officer for good reason (as defined in the employment agreement), the officer will receive the payments and benefits described and quantified in the table on page 80.

Each named executive officer’s employment agreement requires that the officer meet certain conditions to be eligible for severance pay, including execution of a release of certain employment-related claims and compliance with the post-employment confidentiality and non-competition provisions of the employment agreement.

Executives will not receive severance payments or benefits under the Executive Employment Agreements if they receive any payments or benefits under the Executive Severance Agreements, which are described below.

78	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Executive Severance Agreements

Each of SpartanNash’s named executive officers has an executive severance agreement with SpartanNash. Under these agreements, if the officer’s employment with SpartanNash terminates for reasons other than a nonqualifying termination (as described below) during the two-year period following a change in control (as described below) of SpartanNash, then the officer will receive the payments and benefits described and quantified in the table on page 81. For the Company’s executives other than Mr. Brunot, the executive is required to accept up to a 10% reduction of severance benefits to avoid imposition of any excise tax imputed under the Internal Revenue Code. Mr. Brunot’s agreement contains a “best net” provision, providing that severance benefits will be reduced to avoid any excise taxes, or paid in full subject to Mr. Brunot paying the applicable excise taxes, whichever results in the higher payment to the executive on an after-tax basis. In no event will the Company pay or reimburse any excise taxes relating to Mr. Brunot’s agreement.

SpartanNash will not provide benefits under the executive severance agreements in the event of a “nonqualifying termination.” A nonqualifying termination is defined in the agreements as any of the following: termination by SpartanNash for cause, termination by the officer (with notice to the Company) for any reason other than for good reason (as defined in the executive severance agreement), retirement of the officer, and death or disability of the officer.

The term “change in control” is defined in the executive severance agreements generally as (1) the acquisition by any person or group of 20% or more of the outstanding common stock or voting power of SpartanNash, (2) the majority of the Board being comprised of persons other than the current members of the Board or their successors whose nominations were approved by at least two-thirds of the Board, or (3) the effective time of certain mergers, reorganizations, plans of dissolution or sales of substantially all of SpartanNash’s assets.

The Company believes that the Executive Employment Agreements and Executive Severance Agreements help retain our executives and keep them focused on implementing our strategic plan during a time of increased competition, consolidation, and uncertainty in our industry. The agreements benefit the Company by enabling executives to remain focused on the business of the Company in uncertain times without the distraction of potential job loss.

The executive severance agreements are even more important in the context of a change in control as we believe they will motivate and encourage each executive to be receptive to potential strategic transactions that are in the best interest of shareholders, even if the executive faces potential job loss, which would otherwise result in losing the opportunity to vest in equity awards, which comprise a significant portion of each executive’s compensation. We believe this benefits the Company and the potential acquirer because it enables the Company to retain and motivate the executive during the time preceding a potential change in control.

79	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The following table summarizes the potential payments and benefits payable to each named executive officer upon termination for the reasons set forth below, assuming that the triggering event took place on January 3, 2015 (and that no change in control took place before the triggering event):

POTENTIAL PAYMENTS UPON TERMINATION NOT IN CONNECTION

WITH A CHANGE IN CONTROL

	Dennis Eidson	David M. Staples	Edward Brunot	Theodore Adornato	Alex DeYonker
Termination Other than for Retirement, Death, Disability or Cause(1)(2)
Lump-Sum Salary Payment(3)	$875,000	$500,000	$412,000	$360,000	$400,000
Health Coverage Reimbursement (COBRA)(4)	14,538	19,878	19,878	6,612	14,538
Outplacement Assistance	10,000	10,000	10,000	10,000	10,000
TOTAL	$899,538	$529,878	$441,878	$376,612	$424,538
Death, Disability or Retirement(5)(6)(7)
Restricted Stock Vesting(8)	$3,119,986	$894,999	$228,249	$588,076	$588,076
Annual Cash Incentive Award(9)	1,216,601	442,400	334,991	249,678	278,080
Long-Term Cash Incentive Award(10)(11)	1,224,433	352,982	59,563	233,365	233,365
TOTAL	$5,561,020	$1,690,381	$622,803	$1,071,119	$1,099,521

(1)

Under the Employment Agreements with each named executive officer, the Company will provide severance payments and benefits only if the named executive officer is terminated by the Company at will (i.e., not for death, disability, or “cause” as defined in the agreements), or if the executive terminates the employment for “good reason,” as defined in the Employment Agreements.

(2)	Any named executive officer who is terminated for cause (as defined in the Employment Agreements) will receive only salary and benefits accrued as of the date of termination.

(3)

The Employment Agreement with each named executive officer requires lump-sum payment of an amount equal to the executive’s salary for a period of fifty-two weeks following the week in which the employment terminates.

(4)

The amounts would be paid as reimbursement by the Company to the executive for the COBRA continuation coverage premium necessary to continue the named executive officer’s then-current health, dental, and prescription drug coverage (for the executive and any dependents) for a period of 52 weeks following termination.

(5)

Under the terms of the Executive Plan and the Company’s equity incentive plans, an associate is eligible for retirement after attaining age 65, or age 55 if the associate has 10 years of service. Mr. Eidson, Mr. Adornato and Mr. DeYonker are eligible for retirement status. None of the other named executive officers are eligible for retirement, and would therefore not receive the payments set forth under the caption “Retirement.” For those officers, the amounts set forth under “Retirement” are provided solely for the purpose of illustrating the payments that would be made if the named executive officers were eligible for retirement as of January 3, 2015.

(6)

The named executive officers will receive benefits under the SERP and Cash Balance Pension Plan as described in the “Pension Benefits” and “Non-Qualified Deferred Compensation” sections of this proxy statement.

(7)

Under the terms of each stock option grant to our named executive officers, a participant that retires as an associate of the Company may exercise any options granted under the Plan according to their terms during the remaining term of the options. If a participant dies or becomes disabled, then any options that are not exercisable at the time of the death or disability are forfeited. As of the date of this proxy statement, all outstanding options are fully vested and exercisable.

80	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

(8)

Under the terms of the Company’s stock incentive plans, if a Plan participant becomes disabled or dies, then the participant will receive a pro-rata portion of any unvested restricted stock, but the plans also permit the Compensation Committee, in its sole discretion, to waive any restrictions remaining on any remaining shares of restricted stock before or after the death, retirement, or disability of the participant. Pursuant to its discretionary authority, the Compensation Committee has included in the terms and conditions of each grant of restricted stock to the named executive officers a provision for the automatic vesting of restricted stock upon the death or disability of the named executive officer. Prior to December 2013, upon an eligible retirement, Plan participants would receive a pro-rata portion of any unvested shares of restricted stock. In December 2013, the Compensation Committee determined that upon an eligible retirement, the restricted stock shares held by any plan participant will continue to vest in accordance with the terms of the original grant.

(9)

Under the terms of each named executive officer’s annual cash incentive award, in the event of retirement, death, or disability before the completion of the performance period, the named executive officer will earn a pro-rata portion of the award based on the number of weeks of employment during the performance period. Each named executive officer’s annual cash incentive award was earned as of the end of Fiscal 2014 (the date of the assumed triggering event) and is included in the Non-Equity Incentive Compensation reported in the Summary Compensation Table. Please see Note 5 to the Summary Compensation Table for more information.

(10)

Under the terms set forth in the letter agreement governing each named executive officer’s long-term cash incentive award under the Executive Plan, if a named executive officer retires during the performance period, then the payout, if any, will be the amount the officer would have earned had he remained employed with the Company for the full performance and vesting period based on actual performance results, paid on a pro-rated basis according to the length of employment during the performance period. If an officer retires after the performance period but before the vesting date, the earned portion of the award, if any, will be paid in full. The amounts reported in the table are based on projected performance for fiscal 2015 and 2016.

(11)

Under the terms set forth in the letter agreement governing each named executive officer’s long-term cash incentive award under the Executive Plan, if a named executive officer dies or becomes disabled with 12 months or more remaining in the performance period, the target bonus will be paid on a pro-rata basis based on the length of employment during the performance period. If an officer dies or becomes disabled with less than 12 months remaining in the performance period, the payout, if any, will be paid based on actual performance results on a pro-rata basis based on the length of employment during the performance period. If an officer dies or becomes disabled after the performance period, any earned portion of the award will be paid. The amounts reported in the table are based on projected performance for Fiscal 2015 and 2016.

The following table summarizes the potential payments and benefits payable to each of SpartanNash’s named executive officers upon termination after a change of control of the Company, assuming that the change in control and termination took place on January 3, 2015.

POTENTIAL PAYMENTS UPON TERMINATION IN CONNECTION

WITH A CHANGE IN CONTROL

	Dennis Eidson	David M. Staples	Edward Brunot	Theodore Adornato	Alex DeYonker
Lump Sum Payment(1)	$4,162,972	$1,875,685	$1,486,757	$1,213,459	$1,349,601
Long-Term Cash Incentive Award(2)	1,289,858	371,521	67,516	245,408	245,408
Acceleration of Options(3)	—	—	—	—	—
Acceleration of Restricted Stock(3)	3,119,986	894,999	228,249	588,076	588,076
Cash Balance Pension Plan Benefit and SERP Benefit(4)	7,343	9,273	N/A	3,723	2,013
Continued Benefits(5)	107,013	143,295	145,624	71,757	121,763
Outplacement Services(6)	25,000	25,000	25,000	25,000	25,000
Adjustment to Avoid Tax Gross-Up(7)	—	—	—	—	—
Excise Tax Gross-Up(7)(8)	—	—	N/A	—	—
TOTAL	$8,712,172	$3,319,773	$1,953,146	$2,147,423	$2,331,861

81	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

(1)

Under the Executive Severance Agreements, each officer is entitled to receive a lump sum payment equal to the sum of: (a) the executive’s unpaid base salary through the date of termination, (b) any unpaid annual incentive awards that have been earned and become payable, (c) a pro-rata portion of the executive’s target bonus under the Incentive Plan for the year of termination, and (d) an amount equal to twice the sum of: (i) the higher of the executive’s annual base salary rate as of the date of termination and base salary on the date before the change in control; and (ii) the higher of the executive’s current year target bonus under the Incentive Plan (with such calculations to be made as though the target level has been achieved) and the current-year forecasted bonus under the Incentive Plan as of the Date of Termination. If the Board of Directors has not established a target bonus under the Incentive Plan for the current year at the time of the change in control, then the previous year’s target bonus will be used to determine the amounts described above in clauses (c) and (d)(ii).

(2)

Under the terms set forth in the letter agreement governing each named executive officer’s long-term cash incentive award, upon a change in control of the Company during the performance period, each officer will earn a long-term cash incentive award equal to the greater of the target amount or the projected earned amount of the award based on the Company’s performance as of the date of the change in control, to be paid on a pro-rata basis for the length of employment during the performance period prior to the change in control. If a change in control follows the performance period, any earned but unvested portion of the award will be payable in full upon the earliest to occur of the termination of the officer’s employment for any reason, the applicable vesting date, or the date that is the 15th day of the third month following the change in control. The amounts reported in the table reflect projected performance for Fiscal 2015 and 2016.

(3)

Upon a change in control, each officer’s unvested stock options will vest and unvested shares of restricted stock will vest. Because all options held by the named executive officers were fully vested as of January 3, 2015, no options would be accelerated.

(4)

For each named executive officer other than Mr. Brunot, the Executive Severance Agreement calls for a lump sum payment equal to: (a) the difference between the officer’s Spartan Cash Balance Pension Plan account balance on the date of termination and the amount he or she would have been entitled to receive under the SpartanNash Cash Balance Pension Plan, assuming the officer was fully vested under the Plan and had continued employment and years of service coverage for 24 additional months; and (b) the difference between the named executive officer’s SERP account balance as of the date of employment termination and the account balance if the executive remained employed for 24 additional months. Mr. Brunot does not participate in the Cash Balance Pension Plan or the SERP.

(5)

Under the Executive Severance Agreements, each named executive officer will receive reimbursement for the following benefits (a) for 24 months, all health, dental and prescription drug benefits for the officer and his or her family; (b) for 12 months, tax and financial planning benefits; and (c) for 24 months, Company funded life insurance coverage. The reimbursement amount also includes an amount necessary to eliminate the income tax cost to the named executive officer resulting from any conversion of such benefits from non-taxable employee benefits to taxable reimbursements.

(6)	Under the Executive Severance Agreement, each named executive officer is entitled to outplacement assistance in an amount not to exceed $25,000.

(7)

Upon a change in control, associates may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. For the named executive officers other than Mr. Brunot, the Executive Severance Agreements require the Company to reimburse the executive for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursements for the 280G excise taxes (the “Excise Tax Gross-Up”), except that such executives will be required to accept up a reduction of up to 10% of severance benefits to avoid imposition of any excise tax imputed pursuant to IRC Sections 280G and 4999. Mr. Brunot’s agreement contains a “best net” provision, providing that his severance benefits will be reduced to avoid any excise taxes, or paid in full subject to Mr. Brunot paying the applicable excise taxes, whichever results in the higher payment to the executive on an after-tax basis. As shown in the table, if any of the named executive officers had been terminated upon a change in control on January 3, 2015, then no excise taxes would have been payable, and no reduction in benefits would have been required to avoid any excise taxes.

(8)

The calculations used to determine potential excise tax liability under Section 280G are based on an excise tax rate of 20%, a 39.68% effective federal income tax rate, a 2.35% Medicare tax rate and applicable state income tax rates.

82	SpartanNash Company Proxy Statement

COMPENSATION OF DIRECTORS

The Compensation Committee coordinates with the Nominating and Corporate Governance Committee to evaluate whether the Company’s non-employee directors are fairly compensated for their services to the Company. Employee directors do not receive compensation for service as a director. In making director compensation decisions, the Compensation Committee is guided by three basic principles:

•	compensation should fairly pay directors for services expected of a director of a company of similar size and scope to the Company;

•	compensation should align directors’ interests with the long-term interests of shareholders; and

•	the structure of the compensation should be transparent and easy for shareholders to understand.

The Compensation Committee conducts periodic reviews of non-employee director compensation with these guiding principles in mind. The Committee also reviews compensation survey data for retail companies and companies of comparable size by revenue to help the Company compensate its directors fairly and competitively.

The Board’s compensation policy seeks to provide each non-employee director with equity compensation that approximates the 50th percentile level for such compensation among directors of our Peer Group Companies. Annual equity awards to directors are made in the form of restricted stock.

The Board has established the following compensation components and amounts:

•	All non-employee Directors (other than the Chairman): $60,000 cash retainer and $90,000 restricted stock grant;

•	Chairman of the Board: $150,000 cash retainer;

•	Lead Independent Director: additional $15,000 cash retainer;

•	Audit Committee Chair: $15,000 cash retainer;

•	Audit Committee Members: $12,500 cash retainer;

•	Compensation Committee Chair: $15,000 cash retainer;

•	Compensation Committee Members $10,000 cash retainer;

•	Nominating & Governance Committee Chair: $10,000 cash retainer; and

•	Nominating & Governance Committee Members: $7,500 cash retainer.

The Company has established stock ownership guidelines for non-employee directors to help align the interests of directors with those of our shareholders. Under these guidelines, each director is expected to acquire and continue to hold shares of the Company’s common stock having an aggregate market value that equals or exceeds five times the rate of the regular annual retainer then in effect for non-employee directors who are not chairs. Each director is expected to achieve the target ownership level within five years of becoming a director.

83	SpartanNash Company Proxy Statement

COMPENSATION OF DIRECTORS (cont’d)

The following table provides information concerning the compensation of non-executive directors for Spartan’s last completed fiscal year.

DIRECTOR COMPENSATION

Name	Fees Earned Or Paid in Cash ($)	Stock Awards(1)(2) ($)	Total(3) ($)
M. Shân Atkins	80,000	90,067	170,067
Mickey P. Foret	108,266	90,067	198,333
Dr. Frank M. Gambino	72,500	90,067	162,567
Douglas A. Hacker	100,766	90,067	190,833
Yvonne R. Jackson	92,500	90,067	182,567
Elizabeth A. Nickels	72,500	90,067	162,567
Timothy J. O’Donovan	92,500	90,067	182,567
Hawthorne L. Proctor	85,766	90,067	175,833
Craig C. Sturken	150,000	90,067	240,067
William R. Voss	90,766	90,067	180,833

(1)

These amounts represent the portion of the grant date fair value of restricted stock determined in accordance with ASC 718. For details regarding the assumptions used in the valuation of share-based awards, see Note 13, Stock-Based Compensation, to the audited financial statements of SpartanNash contained in the Company’s Report on Form 10-K for the period ended January 3, 2015.

(2)

On February 27, 2014 each non-executive director was issued 3,980 shares of restricted stock pursuant to the Stock Incentive Plan of 2005, which vested on February 1, 2015. Each award had a grant date fair value of $22.63 per share (for an aggregate value of $90,067).

(3)

The following table presents the number of outstanding shares of restricted stock and outstanding stock options held by each current non-executive director as of January 3, 2015. All of the options reported below for Mr. Sturken were awarded to him in connection with his service as an executive officer of the Company.

Name	Shares of Restricted Stock Outstanding	Shares Underlying Options (Exercisable)	Shares Underlying Options (Non-Exercisable)
M. Shân Atkins	3,980	9,462	—
Mickey P. Foret	3,980	—	—
Dr. Frank M. Gambino	3,980	9,462	—
Douglas A. Hacker	3,980	—	—
Yvonne R. Jackson	3,980	—	—
Elizabeth A. Nickels	3,980	9,462	—
Timothy J. O’Donovan	3,980	9,462	—
Hawthorne L. Proctor	3,980	—	—
Craig C. Sturken	3,980	114,000	—
William R. Voss	3,980	—	—

84	SpartanNash Company Proxy Statement

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Hacker, Ms. Jackson, Mr. O’Donovan and Mr. Voss served as members of the Compensation Committee during fiscal 2014. None of the above members of the Compensation Committee was an officer or associate of SpartanNash or formerly an officer of SpartanNash. None of SpartanNash’s executive officers served as a member of a compensation committee (or Board committee performing a similar function) for another entity, or served as a director of another entity with an executive officer that serves on the SpartanNash Board of Directors.

85	SpartanNash Company Proxy Statement

COMPENSATION COMMITTEE REPORT

Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in SpartanNash’s annual report on Form 10- K and proxy statement.

Respectfully submitted,

Yvonne R. Jackson, Chair

Douglas A. Hacker

Timothy J. O’Donovan

William R. Voss

86	SpartanNash Company Proxy Statement

TRANSACTIONS WITH RELATED PERSONS

SpartanNash recognizes that transactions with related persons can present potential or actual conflicts of interest. Accordingly, the Company has adopted written policies and procedures intended to ensure that potential conflicts of interests are identified, reviewed, approved, and disclosed as necessary. The Company has regular communications with related persons and relevant associates regarding these policies.

It is the responsibility of SpartanNash’s management to conduct an appropriate review of all transactions with “related persons” (as defined by Nasdaq and SEC rules) for potential conflicts of interest situations on an ongoing basis. Pursuant to Nasdaq Listing Rule 5630 and the Audit Committee Charter, the Audit Committee must evaluate and approve every proposed transaction with a related person. For any proposed transaction in which a director has an interest, SpartanNash’s general policy is that the director may proceed with the transaction only if the material facts of the transaction and the director’s interest in the transaction have been disclosed to the Audit Committee of the Board, the Audit Committee determines that the transaction is fair to SpartanNash, and the transaction is approved by the Audit Committee. There is no established criteria for evaluating such transactions, and the Audit Committee may consider any information or factors as it deems appropriate in making this determination. However, the Audit Committee may not determine that the proposed transaction is “fair” to the Company unless it determines that the transaction will be made on terms no less favorable than those offered generally to entities that are not affiliated with any director.

Directors and executive officers are required to complete an annual written questionnaire that solicits information regarding any direct or indirect interest that they or members of their family may have in any transaction or series of transactions involving the Company and having a value of $120,000 or more. Directors and executive officers are required to promptly update the Company of any change in the information provided by them in the questionnaire.

SpartanNash has adopted a written conflict of interest policy that requires all associates to report actual and potential conflicts of interest to the Company’s internal auditor.

There were no related person transactions requiring disclosure under SEC rules during fiscal 2014 or the current fiscal year to the date of this proxy statement.

87	SpartanNash Company Proxy Statement

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires SpartanNash’s directors and officers and persons who beneficially own more than 10% of the outstanding shares of SpartanNash common stock to file reports of ownership and changes in ownership of shares of common stock with the SEC. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish SpartanNash with copies of all Section 16(a) reports they file with the SEC. SpartanNash and its legal counsel file Forms 4 and other reports under Section 16(a) on behalf of directors and executive officers to report transactions with the Company under our compensation and benefit plans. Based solely on our review of the copies of such reports received by us, and written representations from certain reporting persons that no reports on Form 5 were required for those persons for fiscal 2014, we believe that there have been no failures to timely file required reports by our directors and officers.

88	SpartanNash Company Proxy Statement

SHAREHOLDER PROPOSALS

Shareholder Proposals

To be considered timely, shareholder proposals intended to be presented at the 2016 annual meeting of shareholders, whether or not intended to be included in the proxy statement and form of proxy relating to that meeting, must be received by the Company at its principal executive offices not later than December 22, 2015. Shareholder proposals intended for consideration for inclusion in our proxy statement and form of proxy relating to that meeting should be made in accordance with SEC Rule 14a-8.

All shareholder proposals must comply with the notice provisions set forth in SpartanNash’s bylaws which require that a written notice of a proposal to be considered at the Company’s 2015 annual meeting must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than December 22, 2015, if the meeting is held within 30 days of the calendar date of the 2015 annual meeting. In the event that the date of the 2016 meeting changes by more than 30 days from the calendar date of the 2015 annual meeting, written notice of a proposal must be delivered not more than seven days after the earlier of the date of the notice of the meeting. To be effective, such a notice must comply fully with the bylaws. You should address all shareholder proposals to the attention of our Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700.

Shareholder Nominations of Director Candidates

Under our restated articles of incorporation, a shareholder of record may nominate a person for election as a director at a meeting of shareholders at which directors will be elected if, and only if, the shareholder has delivered timely notice to the Secretary of SpartanNash setting forth:

•	the name, age, business address and residence address of each proposed nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of SpartanNash stock that each nominee beneficially owns;

•	a statement that each nominee is willing to be nominated; and

•

any other information concerning each nominee that would be required under the rules of the Securities and Exchange Commission (“SEC”) in a proxy statement soliciting proxies for the election of those nominees.

The Nominating and Corporate Governance Committee will consider every nominee proposed by a shareholder that is received in a timely manner in accordance with these procedures and report each such nomination, along with the Nominating and Corporate Governance Committee’s recommendations, to the full Board of Directors.

To be timely, a shareholder’s notice must be delivered to or mailed and received at SpartanNash’s principal executive offices at least 120 days before the date of notice of the meeting in the case of an annual meeting of shareholders, or not more than seven days following the date of notice of the meeting in the case of a special meeting of shareholders. Any nomination that does not comply with these procedures will be void.

The Nominating and Corporate Governance Committee may also, in its discretion, consider shareholders’ informal recommendations of possible nominees. Shareholders may send such informal recommendations to the Committee by directing them to SpartanNash in care of the Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518.

89	SpartanNash Company Proxy Statement

SOLICITATION OF PROXIES

We will initially solicit proxies by mail and by making our proxy materials available on the Internet. In addition, directors, officers and associates of SpartanNash and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. We will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners. We have engaged Georgeson Inc. at an estimated cost of $7,500, plus expenses and disbursements, to assist in solicitation of proxies.

By Order of the Board of Directors

Kathleen M. Mahoney

Executive Vice President General Counsel and Secretary

Grand Rapids, Michigan

April 20, 2015

90	SpartanNash Company Proxy Statement

APPENDIX A

SPARTANNASH COMPANY STOCK INCENTIVE PLAN OF 2015

SECTION 1

Establishment of Plan; Purpose of Plan

1.1 Establishment of Plan. The Company hereby establishes the Stock Incentive Plan of 2015 for its Directors and certain of its Associates. The Plan permits the grant and award of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Awards and other stock-based awards and stock-related awards.

1.2 Purpose of Plan. The purpose of the Plan is to provide Participants with an increased incentive to contribute to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of Participants with the interests of the Company’s shareholders through the opportunity for increased stock ownership and to attract and retain Participants. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives. Within that context, it is intended that the Plan may provide performance-based compensation under Section 162(m) of the Code and the Plan shall be interpreted, administered and amended to achieve that purpose.

SECTION 2

Definitions

The following words have the following meanings unless a different meaning plainly is required by the context:

2.1 “Act” means the Securities Exchange Act of 1934, as amended.

2.2 “Affiliate” means any organization controlling, controlled by or under common control with the Company.

2.3 “Associate” means an employee of the Company or one or more of its Subsidiaries.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Award Agreement” means a written document or instrument, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Incentive Award. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance of the Award Agreement and any Participant action under an Award Agreement.

2.6 “Business Unit” means any Subsidiary, department, division, profit center or other operational unit of the Company or any Subsidiary.

2.7 “Cause” means, with respect to termination of employment, (a) willful continued failure to perform or willful poor performance of duties (other than due to Disability) after warning and reasonable opportunity to meet reasonable required performance standards; (b) gross negligence causing or putting the Company or any Affiliate at risk of material damage or harm;

(c) misappropriation of or intentional damage to the property of the Company or any Affiliate; (d) conviction of a felony (other than negligent vehicular homicide); (e) intentional act or omission that the Participant knows or should know is significantly detrimental to the interests of the Company or any Affiliate; or (f) violation of any provisions of any employment agreement or other agreement between the Company (or any Affiliate) and the Participant concerning Competition with the Company, loyalty, or confidentiality, or concerning ownership of ideas, inventions and other intellectual property. With respect to the removal of a Director, “Cause” shall be as defined in the Company’s Restated Articles of Incorporation.

2.8 “Change in Control” means:

(a) The acquisition by any individual, entity, or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 20% or more of either (i) the then outstanding shares of Common Stock (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Voting Securities”); provided, however, that the following acquisitions shall not constitute a change in control: (A) any acquisition by the Company, (B) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (C) any acquisition by any corporation pursuant to a reorganization, merger, or consolidation involving the Company, if, immediately after such reorganization, merger, or consolidation, each of the conditions described in (i), (ii), and (iii) of subsection (c) shall be satisfied, or (D) with respect to a Participant, any acquisition by the Participant or any group of persons including the Participant; and provided further that, for purposes of (A), if any person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 20% or more of the Outstanding Common Stock or 20% or more of the Outstanding Voting Securities by reason of an acquisition by the Company and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities, such additional beneficial ownership shall constitute a change in control;

(b) Directors who, as of January 1, 2015, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any Director who becomes a Director subsequent to January 1, 2015 whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a Director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, shall be deemed to have been a member of the Incumbent Board;

(c) The effective time and consummation of a reorganization, merger, or consolidation approved by the shareholders of the Company unless, in any such case, immediately after such reorganization, merger, or consolidation, (i) more than 50% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, or consolidation and more than 50% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of Directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the

Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such reorganization, merger, or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger, or consolidation, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no person (other than: (A) the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such reorganization, merger, or consolidation (or any corporation controlled by the Company), or (B) any Person which beneficially owned, immediately prior to such reorganization, merger, or consolidation, directly or indirectly, 20% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of such corporation or 20% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger, or consolidation; or

(d) The effective time and consummation of (i) a plan of complete liquidation or dissolution of the Company, as approved by the shareholders of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company as approved by the shareholders of the Company other than to a corporation or entity with respect to which, immediately after such sale or other disposition, (A) more than 50% of the then outstanding shares of common stock or other voting interests thereof and more than 50% of the combined voting power of the then outstanding securities or other voting interests thereof is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (B) no person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation (or any corporation controlled by the Company), or any person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Common Stock or the Outstanding Voting Securities as the case may be) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock or other voting securities thereof or 20% or more of the combined voting power thereof and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

2.9 “Code” means the Internal Revenue Code of 1986, as amended. Each reference herein to a section or sections of the Code shall, unless otherwise noted, be deemed to include a reference to the rules and regulations issued under such section or sections of the Code.

2.10 “Committee” means the Compensation Committee of the Board or such other committee as the Board may designate from time to time. The Committee shall consist of at least two Directors and all of its members shall be “non-employee directors” as defined in Rule 16b-3 issued under the Act and “outside directors” as defined in Section 162(m) of the Code.

2.11 “Common Stock” means the Company’s common stock, no par value.

2.12 “Company” means SpartanNash Company, a Michigan corporation, and its successors and assigns.

2.13 To be in “Competition” with the Company means (a) to be in direct or indirect competition with the Company or any Affiliate; (b) to be employed by, perform services for, advise or assist, own any interest in or loan or otherwise provide funds to, any other business that is engaged (or seeking the Participant’s services with a view to becoming engaged) in any Competitive Business; or (c) to solicit or suggest, or provide assistance to anyone else seeking to solicit or suggest, that any person having or contemplating a Covered Relationship with the Company or an Affiliate refrain from entering into or terminate the Covered Relationship, or enter into any similar relationship with anyone else instead of the Company or the Affiliate; provided, however, that owning not more than 2% of any class of securities of a publicly traded entity shall not be considered “Competition,” provided that the Participant does not engage in other activity listed above.

2.14 A “Competitive Business” means a business that (a) owns, operates or sells or supplies products similar to or that substitute for products supplied by the Company or an Affiliate to any Covered Operation (as defined below) that is located in the same U.S. state as a Covered Operation that the Company or an Affiliate owns or operates, or to which the Company or an Affiliate sells or supplies products; or (b) provides food or other grocery products to any military commissary or exchange, within or outside the U.S., directly or under a subcontract.

2.15 “Covered Employee” means any Associate who is or may become a “Covered Employee,” as defined in Section 162(m) of the Code, and who is designated, either as an individual Associate or class of Associates, by the Committee within the shorter of (a) 90 days after the beginning of the Performance Period, or (b) the period of time after the beginning of the Performance Period and before 25% of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.16 “Covered Operation” means any grocery store, grocery superstore, mass merchandiser, wholesale club, supermarket, limited assortment store, convenience store, drug store, pharmacy or any other store that offers grocery or food products separate or in combination with pharmaceutical products, general merchandise or other nonfood products, or any grocery or convenience store product distribution facility.

2.17 “Covered Relationship” means a customer relationship, a vendor relationship, an employment relationship, or any other contractual or independent contractor relationship.

2.18 “Director” means a member of the Board.

2.19 “Disability” means an inability of a Participant to perform his or her employment duties due to physical or mental disability for a continuous period of 180 days or longer and the Participant is eligible for benefits under the Company’s long-term disability policy.

2.20 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Section 7.9.

2.21 “Effective Date” means May 10, 2015.

2.22 “Incentive Award” means the award or grant of a Stock Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Stock Award, or another stock-based or stock-related award, to a Participant pursuant to the Plan.

2.23 “Market Value” shall equal the closing price of Common Stock reported on Nasdaq on the date of grant, exercise or vesting, as applicable, or if Nasdaq is closed on that date, the last preceding date on which Nasdaq was open for trading and on which shares of Common Stock were traded. If the Common Stock is not listed on Nasdaq, the Market Value shall be determined by any means deemed fair and reasonable by the Committee, taking into account such factors as it considers advisable in a manner consistent with the valuation principles of Section 409A of the Code, except when the Committee expressly determines not to use Section 409A valuation principles, which determination shall be final and binding on all parties.

2.24 “Nasdaq” means the NASDAQ Global Market, or if the Common Stock is not listed for trading on the NASDAQ Global Market on the date in question, then such other United States-based stock exchange or quotation system on which the Common Stock may be traded or quoted, as applicable, on the date in question.

2.25 “Participant” means a Director or Associate who is granted an Incentive Award under the Plan.

2.26 “Performance” means the level of achievement of the performance goals established by the Committee pursuant to Section 10.1.

2.27 “Performance Measures” means measures as described in Section 10 on which the performance goals are based.

2.28 “Performance Period” means the period of time during which the performance goals must be met to determine the degree of payout, or the vesting, or both, with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation.

2.29 “Performance-Based Compensation” means compensation under an Incentive Award that satisfies the requirements of Section 162(m) of the Code for certain “performance-based compensation” paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Incentive Award which does not satisfy the requirements for performance-based compensation under Section 162(m) of the Code does not constitute performance-based compensation for other purposes, including Section 409A of the Code.

2.30 “Prior Plans” means the Spartan Stores, Inc. Stock Incentive Plan of 2005 and the Nash-Finch Company 2009 Incentive Award Plan.

2.31 “Plan” means the SpartanNash Company Stock Incentive Plan of 2015 as set forth herein, as it may be amended from time to time.

2.32 “Restricted Period” means the period of time during which Restricted Stock, Restricted Stock Units or other stock-based or stock-related awards that are awarded under the Plan are subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Sections 7 or 8. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

2.33 “Restricted Stock” means Common Stock awarded to a Participant pursuant to Section 7 of the Plan while such Common Stock remains subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Section 7.

2.34 “Restricted Stock Unit” means an award to a Participant pursuant to Section 7 of the Plan and described as a “Restricted Stock Unit” in Section 7.

2.35 “Retirement” means (a) termination of employment, other than for Cause, upon or after attaining age 65; (b) termination of employment, other than for Cause, upon or after attaining age 55, provided that the Participant has been employed by the Company or its Subsidiaries for at least ten calendar years; or (c) as otherwise may be set forth in the Incentive Award Agreement with respect to a Participant and a particular Incentive Award.

2.36 “Stock Appreciation Right” or “SAR” means a right awarded to a Participant pursuant to Section 6 of the Plan, which shall entitle the Participant to receive cash, Common Stock, other property or a combination thereof, as determined by the Committee, and having a value on the date the SAR is exercised equal to the excess of (a) the Market Value of a share of Common Stock at the time of exercise over (b) the base price of the right, as established by the Committee on the date the award is granted.

2.37 “Stock Award” means an award of Common Stock awarded to a Participant pursuant to Section 8 of the Plan.

2.38 “Stock Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a nonqualified stock option.

2.39 “Subsidiary” means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company. The term “Subsidiary” includes present and future Subsidiaries of the Company.

SECTION 3

Administration

3.1 Power and Authority. The Committee shall administer the Plan. The Committee may delegate any, some or all of its record keeping, calculation, payment and other ministerial or administrative authority and responsibility from time to time to and among one or more individuals, who may be members of the Committee or Associates of the Company or its Subsidiaries or Affiliates, but all actions taken pursuant to delegated authority and responsibility shall be subject to such review, change and approval by the Committee as the Committee considers appropriate. Except as limited in the Plan or as may be necessary to ensure, to the extent that the Committee so desires, that the Plan provides Performance-Based Compensation, the Committee shall have all of the express and implied powers and duties under applicable law and as set forth in the Articles of Incorporation and Bylaws of the Company, the Compensation Committee Charter, and the Plan, shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan and to make all other determinations and do all things considered necessary or advisable for the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive.

3.2 Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may consider necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants; (b) the nature and, subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise or purchase price, the manner in which an Incentive Award will vest or become exercisable and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted; (d) the duration of each Incentive Award; and (e) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject. The Committee may authorize Incentive Awards that are not subject to the minimum vesting periods set forth in the Plan, provided that the aggregate amount of shares of Common Stock covered by all such Incentive Awards shall not exceed 5% of the aggregate shares of Common Stock authorized by Section 4.1(a).

3.3 Amendments or Modifications of Incentive Awards. Subject to Sections 3.4 and 12, the Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect and provided such actions do not cause an Incentive Award not already subject to Section 409A of the Code to become subject to Section 409A of the Code, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award; provided that any increase in the number of shares of an Incentive Award other than pursuant to Section 4.3 shall be considered to be a new grant with respect to such additional shares for purposes of Section 409A of the Code and such new grant shall be made at Market Value on the date of grant; (b) extend the term of an Incentive Award to a date that is no later than the earlier of the latest date upon which the Incentive Award could have expired by its terms under any circumstances or the 10th anniversary of the date of grant (for purposes of clarity, as permitted under Section 409A of the Code, if the term of a Stock Option is extended at a time when the Stock Option exercise price equals or exceeds the Market Value, it will not be an extension of the term of the Stock Option, but instead will be treated as a modification of the Stock Option and a new Stock Option will be treated as having been granted); (c) subject to the minimum vesting periods set forth in the Plan, accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an Incentive Award; (d) accept the surrender of any outstanding Incentive Award; and (e) subject to Section 3.4 and to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, however, that such grant of new Incentive Awards shall be considered to be a new grant for purposes of Section 409A of the Code and shall be made at Market Value on the date of grant.

3.4 Repricing Prohibited. Except for adjustments in accordance with Section 4.3 of the Plan, Incentive Awards issued under the Plan may not be repriced, replaced, exchanged for cash or other Incentive Awards, or regranted through cancellation or modification without shareholder approval if the effect of such repricing, replacement, exchange, regrant or modification would be to reduce the exercise price of outstanding Options or SARs without shareholder approval.

3.5 Deferral of Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer consideration upon satisfaction of performance criteria or other event that absent the election would entitle the Participant to payment or receipt of shares of Common Stock or other consideration under an Incentive Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payment of, and accrual of Dividend Equivalents, interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program. Any deferral shall be in compliance with the applicable provisions of Section 409A of the Code.

3.6 Indemnification of Committee Members. Neither any member or former member of the Committee, nor any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. This Section 3.6 shall not be construed as limiting the Company’s or any Subsidiary’s ability to terminate or otherwise alter the terms and conditions of the employment of an individual or group exercising delegated authority or responsibility with respect to the Plan, or to discipline any such person. Each such person shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.

SECTION 4

Shares Subject to the Plan

4.1 Number of Shares.

(a) General. Subject to adjustment as provided in Section 4.3 of the Plan, the total number of shares available for Incentive Awards under the Plan shall be 2,500,000 shares of Common Stock. Such shares shall be authorized and may be unissued shares, shares issued and repurchased by the Company (including shares purchased on the open market), shares issued and otherwise reacquired by the Company and shares otherwise held by the Company, except as prohibited in Section 4.1(b). Upon the approval of this Plan by the shareholders of the Company, no further awards shall be made under the Prior Plans and the Prior Plans shall remain in effect only so long as awards made thereunder shall remain outstanding.

(b) Share Recycling. Shares that are surrendered to the Company in connection with the exercise or vesting of Incentive Awards shall not be made available for grant. To the extent that all or a portion of an Award is canceled, terminates, expires, is forfeited or lapses for any reason, including by reason of failure to meet time-based vesting requirements or to achieve performance goals, any such unissued or forfeited Shares subject to the Incentive Award will be added back to the Plan share reserve and again be available for issuance pursuant to the Plan.

4.2 Limitations Upon Incentive Awards. Not more than 75% of the shares authorized for issuance under the Plan may be issued as Incentive Awards other than Stock Options or Stock Appreciation Rights. No Participant shall be granted, during any calendar year, Incentive Awards with respect to more than 25% of the total number of shares of Common Stock available for Incentive Awards under the Plan set forth in Section 4.1 of the Plan, subject to adjustment as provided in Section 4.3 of the Plan, but only to the extent that such adjustment will not affect the status of any Incentive Award theretofore issued or that may thereafter be issued as Performance-Based Compensation. The purpose of this Section 4.2 is to ensure that the Plan provides Performance-Based Compensation and this Section 4.2 shall be interpreted, administered and amended if necessary to achieve that purpose.

4.3 Adjustments.

(a) Stock Dividends and Distributions. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, the number and kind of securities subject to Incentive Awards and available for issuance under the Plan, together with applicable exercise prices and base prices, shall be adjusted in such manner and at such time as shall be equitable under the circumstances. No fractional shares shall be issued pursuant to the Plan and any fractional shares resulting from such adjustments shall be eliminated from the respective Incentive Awards.

(b) Other Actions Affecting Common Stock. If there occurs, other than as described in Section 4.3(a), any merger, business combination, recapitalization, reclassification, subdivision or combination approved by the Board that would result in the persons who were shareholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the outstanding Incentive Awards (including exercise prices and base prices) and reserves for Incentive Awards under the Plan shall be adjusted in such manner and at such time as shall be equitable under the circumstances. It is intended that in the event of any such transaction, Incentive Awards under the Plan shall entitle the holder of each Incentive Award to receive (upon exercise in the case of Stock Options and SARs), in lieu of or in addition to shares of Common Stock, any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, holders of Incentive Awards under the Plan shall have only the right to receive in lieu of or in addition to shares of Common Stock such other securities, money and/or other property as provided by the adjustment.

SECTION 5

Stock Options

5.1 Grant. A Participant may be granted one or more Stock Options under the Plan. No Participant shall have any rights as a shareholder with respect to any shares of stock subject to Stock Options granted hereunder until said shares have been issued. For purposes of determining the number of shares available under the Plan, each Stock Option shall count as the number of shares of Common Stock subject to the Stock Option. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. Subject to the limitation imposed by Section 4.2 of the Plan, the Committee shall have complete discretion in determining the number of Stock Options granted to each Participant. The Committee may designate whether or not a Stock Option is to be considered an incentive stock option as defined in Section 422(b) of the Code; provided, that the number of shares of Common Stock that may be designated as subject to incentive stock options for any given Participant shall be limited to that number of shares that become exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its Subsidiaries) and have an aggregate Market Value less than or equal to $100,000 (or such other amount as may be set forth in relevant sections of the Code) and all shares subject to an Incentive Award that have a Market Value in excess of such aggregate amount shall automatically be subject to Stock Options that are not incentive stock options. No Stock Option granted to a Director who is not an Associate shall be considered an incentive stock option under Section 422(b) of the Code.

5.2 Stock Option Agreements. Stock Options shall be evidenced by an Award Agreement. To the extent not covered by an Award Agreement, the terms and conditions of this Section 5 shall govern.

5.3 Stock Option Exercise Price. The per share Stock Option exercise price shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Market Value on the date of grant (or such higher amount as may be necessary under Section 5.5 below). The date of grant of a Stock Option shall be the date the Stock Option is authorized by the Committee or a future date specified by the Committee as the date for issuing the Stock Option.

5.4 Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents or provides in the applicable stock option agreement or grant, in shares of Common Stock or other consideration substantially equivalent to cash. The time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option, provided that such amendment would not cause a Stock Option to become subject to Section 409A of the Code. Except as limited by the Act, the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations, the Committee may from time to time authorize payment of all or a portion of the Stock Option exercise price in the form of a promissory note or other deferred payment installments according to such terms as the Committee may approve; provided, however, that such promissory note or other deferred payment installments shall be with full recourse and shall bear a market rate of interest. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided. The Committee may implement a program for the broker-assisted cashless exercise of Stock Options.

5.5 Stock Options Granted to 10% Shareholders. No Stock Option granted to any Participant who at the time of such grant owns, together with stock attributed to such Participant under Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries may be designated as an incentive stock option, unless such Stock Option provides an exercise price equal to at least 110% of the Market Value on the date of grant and the exercise of the Stock Option after the expiration of five years from the date of grant of the Stock Option is prohibited by its terms.

5.6 Limits on Exercisability. Except as set forth in Section 5.5, Stock Options shall be exercisable for such periods, not to exceed 10 years from the date of grant, as may be fixed by the Committee. At the time of exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue the Participant’s service with the Company or its Subsidiaries for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions, provided that no Stock Option or any portion thereof shall vest and become exercisable in less than one year after the award date, except as provided in Section 3.2 and subject to earlier vesting and exercisability as provided in Section 5.7 or Section 9.

5.7 Termination of Employment or Directorship Status. Unless the Committee otherwise consents or permits (before or after the stock option grant) or unless the stock option agreement or grant provides otherwise:

(a) General. If a Participant ceases to be a Director or an Associate for any reason other than the Participant’s death, Disability, Retirement (in the case of Associates only) or termination for Cause, the Participant may exercise his or her Stock Options in accordance with their terms for a period of three months after such termination of employment or directorship status, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination. For purposes of the Plan, the following shall not be considered a termination of employment: (i) a transfer of an employee among the Company and its Subsidiaries; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided that the employee’s right to re-employment is guaranteed by statute, contract or written policy of the Company; or (iv) a termination of employment as an officer with continued service as an Associate. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the Associate is no longer obligated to perform services for the Company or any of its Subsidiaries and the Associate’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the Associate continues to receive compensation from the Company or any of its Subsidiaries after such date.

(b) Death. If a Participant dies either while an Associate or Director or after the termination of employment or directorship other than for Cause but during the time when the Participant could have exercised a Stock Option, the Stock Option issued to such Participant shall be exercisable in accordance with its terms by the personal representative of such Participant or other successor to the interest of the Participant for one year after the Participant’s death, but only to the extent that the Participant was entitled to exercise the Stock Option on the date of death or termination of employment or directorship, whichever first occurred, and not beyond the original terms of the Stock Option.

(c) Disability. If a Participant ceases to be an Associate or Director of the Company or one of its Subsidiaries due to the Participant’s Disability, the Participant may exercise his or her Stock Options in accordance with their terms for one year following such termination of employment or directorship, but only to the extent that the Participant was entitled to exercise the Stock Options on the date of such event and not beyond the original terms of the Stock Options.

(d) Participant Retirement. If a Participant Retires as an Associate, Stock Options granted under the Plan to that Participant may be exercised in accordance with their terms during the remaining terms of the Stock Options.

(e) Termination for Cause. If a Participant’s employment is terminated for Cause or the Participant is removed as a Director for Cause, the Participant shall have no further right to exercise any Stock Options previously granted. The Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination or removal is for Cause.

(f) Entering into Competition. Notwithstanding anything herein or set forth in the Participant’s Award Agreement to the contrary, if a Participant enters into Competition with the Company, the Participant shall have no further right to exercise any Stock Options previously granted. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a Participant has entered into Competition with the Company.

SECTION 6

Stock Appreciation Rights

6.1 Grant. A Participant may be granted one or more Stock Appreciation Rights under the Plan and such SARs shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. A SAR may relate to a particular Stock Option and may be granted simultaneously with or subsequent to the Stock Option to which it relates. Except to the extent otherwise modified in the grant, (i) SARs not related to a Stock Option shall be granted subject to the same terms and conditions applicable to Stock Options as set forth in Section 5, and (ii) all SARs related to Stock Options granted under the Plan shall be granted subject to the same restrictions and conditions and shall have the same vesting, exercisability, forfeiture and termination provisions as the Stock Options to which they relate. SARs may be subject to additional restrictions and conditions. The per-share base price for exercise or settlement of SARs shall be determined by the Committee, but shall be a price that is equal to or greater than the Market Value of such shares on the date of the grant.

6.2 Exercise; Payment. To the extent a SAR relates to a Stock Option, the SAR may be exercised only when the related Stock Option could be exercised and only when the Market Value of the shares subject to the Stock Option exceeds the exercise price of the Stock Option. When a Participant exercises such SARs, the Stock Options related to such SARs shall automatically be cancelled with respect to an equal number of underlying shares. Unless the Committee decides otherwise (in its sole discretion), SARs shall only be paid in cash or in shares of Common Stock. For purposes of determining the number of shares available under the Plan, each Stock Appreciation Right shall count as one share of Common Stock, without regard to the number of shares, if any, that are issued upon the exercise of the Stock Appreciation Right and upon such payment.

SECTION 7

Restricted Stock and Restricted Stock Units; Dividend Equivalents

7.1 Grant. Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, Restricted Stock and Restricted Stock Units may be granted to Participants under the Plan. Shares of Restricted Stock are shares of Common Stock the retention, vesting and/or transferability of which is subject, during specified periods of time, to such conditions (including continued employment and/or achievement of performance goals established by the Committee pursuant to Section 10) and terms as the Committee deems appropriate. Restricted Stock Units are Incentive Awards denominated in units of Common Stock under which the issuance of shares of Common Stock is subject to such conditions (including continued employment and/or achievement of performance goals established by the Committee pursuant to Section 10) and terms as the Committee deems appropriate. For purposes of determining the number of shares available under the Plan, each Restricted Stock Unit shall count as the number of shares of Common Stock subject to the Restricted Stock Unit. Unless determined otherwise by the Committee, each Restricted Stock Unit shall be equal to one share of Common Stock and shall entitle a Participant to either shares of Common Stock or an amount of cash determined with reference to the value of shares of Common Stock. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in cash, in shares of Common Stock or in a combination thereof. Restricted Stock Units shall be settled no later than the 15th day of the third month after the Restricted Stock Units vest. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but shall be consistent with the terms of the Plan. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which awards of Restricted Stock or Restricted Stock Units, or shares of Common Stock issuable pursuant to Restricted Stock Unit awards, shall be sold or awarded to a Participant, which may vary from time to time and among Participants.

7.2 Restricted Stock Agreements. Awards of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement.

7.3 Vesting. The grant, issuance, retention, and vesting of shares of Restricted Stock and Restricted Stock Units and the settlement of Restricted Stock Units shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee, provided that except as set forth in Section 3.2, the minimum Restricted Period applicable to any award of Restricted Stock or Restricted Stock Units shall be one year, unless such Incentive Awards are subject to earlier vesting as provided in Section 7.4 or Section 9. The Committee shall have the right to make the timing of the grant and/or issuance of, the ability to retain and the vesting and/or the settlement of Restricted Stock Units and shares of Restricted Stock subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Committee.

7.4 Termination of Employment or Directorship Status. Unless the Committee otherwise consents or permits (before or after the grant of Restricted Stock or Restricted Stock Units) or unless the restricted stock or restricted stock unit agreement or grant provides otherwise:

(a) General. If a Participant ceases to be a Director or Associate during the Restricted Period for any reason other than death, Disability, Retirement (in the case of Associates only) or termination for Cause, each share of Restricted Stock and Restricted Stock Unit still subject in full or in part to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the following shall not be considered a termination of employment: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days duly authorized in writing by the Company, provided that the employee’s right to re-employment is guaranteed by statute, contract or written policy of the Company; or (iv) a termination of employment as an officer with continued service as an Associate. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the Associate is no longer obligated to perform services for the Company or any of its Subsidiaries and the Associate’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the Associate continues to receive compensation from the Company or any of its Subsidiaries after such date.

(b) Death or Disability. In the event a Participant terminates his or her employment or directorship with the Company because of death or Disability during the Restricted Period, the restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units shall terminate automatically with respect to that respective number of such shares or Restricted Stock Units (rounded to the nearest whole number) equal to the respective total number of such shares or Restricted Stock Units granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective Restricted Period. All remaining shares of Restricted Stock and Restricted Stock Units shall be forfeited and returned to the Company; provided, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares of Restricted Stock and Restricted Stock Units either before or after the death, Disability or Retirement of the Participant.

(c) Retirement. Except as otherwise may be set forth in the terms of any Restricted Stock or Restricted Stock Unit Award Agreement, if a Participant who is an Associate terminates his or her employment with the Company because of Retirement during the Restricted Period, then the restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units shall will lapse in accordance with the terms of the applicable grant, but only if the Participant refrains from entering into Competition with the Company and otherwise complies with any other covenant or agreement with the Company during the remainder of the Restricted Period.

(d) Termination for Cause. If a Participant’s employment is terminated for Cause or the Participant is removed as a Director for Cause, the Participant shall have no further right to receive any Restricted Stock or Restricted Stock Units and all Restricted Stock and Restricted Stock Units still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination or removal is for Cause.

(d) Entering into Competition. Notwithstanding anything herein or set forth in the Participant’s Restricted Stock or Restricted Stock Unit Award Agreement to the contrary, if a Participant enters into Competition with the Company, the Participant shall have no further right to receive any Restricted Stock or Restricted Stock Units and all Restricted Stock and

Restricted Stock Units still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a Participant has entered into Competition with the Company.

7.6 Legending of Restricted Stock. In addition to any other legend that may be set forth on a Participant’s share certificate, such certificates, if any, evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the SpartanNash Company Stock Incentive Plan of 2015 (the “Plan”). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

The Committee may require that certificates, if any, representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Restricted Stock so retained have been satisfied or lapsed.

7.7 Rights as a Shareholder. Unless otherwise set forth in the terms of the applicable Award Agreement, a Participant shall have all dividend, liquidation and other rights with respect to Restricted Stock held of record by such Participant as if the Participant held unrestricted Common Stock; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Section 7 and the terms and conditions set forth in the Participant’s restricted stock agreement. Unless the Committee otherwise determines or unless the applicable Award Agreement provides otherwise, a Participant shall have all dividend and liquidation rights with respect to shares of Common Stock subject to awards of Restricted Stock Units held by such Participant as if the Participant held unrestricted Common Stock. Unless the Committee determines otherwise or unless the terms of the applicable Award Agreement provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock and shares of Common Stock subject to unvested Restricted Stock Units shall be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate. Any dividend payment with respect to Restricted Stock or Restricted Stock Units shall be made no later than the 15th day of the third month following the date the dividends are paid to shareholders.

7.8 Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Restricted Period. Participants shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.

7.9 Dividend Equivalents. The Committee may grant Dividend Equivalents based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Incentive Award is granted to a Participant and the date such Incentive Award vests, is exercised, is distributed or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing, (i) no Dividend Equivalents shall be payable with respect to Options or Stock

Appreciation Rights that are either forfeited or cancelled prior to vesting, (ii) no Dividend Equivalents shall be earned with respect to Incentive Awards that vest based upon the attainment of Performance Goals or other performance-based objectives prior to the attainment of such Performance Goals or objectives, and (iii) no Participant shall be entitled to receive dividend payments and Dividend Equivalents with respect to the same Incentive Award. The term of a Dividend Equivalent award shall be determined by the Committee in its sole discretion.

SECTION 8

Stock-Based Awards

8.1 Grant. Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, in addition to any Stock Options, Stock Appreciation Rights, Restricted Stock, or Restricted Stock Units that a Participant may be granted under the Plan, a Participant may be granted one or more other types of awards based on or related to shares of Common Stock (including the grant of Stock Awards). Such awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion, provided that except as set forth in Section 3.2, any such awards shall be subject to a vesting period of at least one year, subject to earlier vesting as provided in Section 9 or in conjunction with the death, Disability, or Retirement of the Participant upon such terms as may be provided by the Committee in the applicable Award Agreement. Any such awards shall be settled no later than the 15th day of the third month after the awards vest. Such awards shall be expressed in terms of shares of Common Stock or denominated in units of Common Stock. For purposes of determining the number of shares available under the Plan, each such unit shall count as the number of shares of Common Stock to which it relates.

8.2 Rights as a Shareholder.

(a) Stock Awards. Unless otherwise set forth in the terms of the applicable Award Agreement, a Participant shall have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Stock Award under this Section 8 upon the Participant becoming the holder of record of the Common Stock granted pursuant to such Stock Award; provided, that the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to a Stock Award as it considers appropriate. Any dividend payment with respect to a Stock Award shall be made no later than the 15th day of the third month following the date the dividends are paid to shareholders.

(b) General. With respect to shares of Common Stock subject to awards granted under the Plan other than Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Awards, a Participant shall have such rights as determined by the Committee and set forth in the respective Award Agreements; and the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to such awards as it considers appropriate.

SECTION 9

9.1 Incentive Awards Assumed or Substituted by Surviving Entity. With respect to Incentive Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control: unless otherwise provided for in the terms of any separate agreement with a Participant, if within two years after the effective date of the Change in Control, a Participant’s employment is involuntarily terminated other than for Cause, then (a) all of that

Participant’s outstanding Options or SARs shall become fully exercisable, (b) all time-based vesting restrictions on his or her outstanding Incentive Awards shall lapse, and (c) the payout level under all of that Participant’s performance-based Incentive Awards that were outstanding immediately before the effective time of the Change in Control shall be determined and deemed to have been earned as of the date of termination based upon the greater of (i) assumed achievement of all relevant performance goals at the “target” level, and (ii) the projected level of achievement of all relevant performance goals against target (measured as the most recent period end prior to termination and projected out through the end of the Performance Period), in either case to be paid on a pro-rata basis to such Participant at a time to be determined in the Company’s sole discretion but no later than the 15th day of the third month following the date of termination of employment (unless a later date is required pursuant to Section 409A of the Code), based upon the number of full weeks completed within the Performance Period prior to the date of termination of employment. Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Agreement.

9.2 Incentive Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Incentive Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board and unless otherwise provided for in the terms of any separate agreement with a Participant governing an Incentive Award: (a) all outstanding Options or SARs shall become immediately vested and exercisable in full and shall remain exercisable during the remaining terms thereof, regardless of whether the Participants to whom such Stock Options and SARs have been granted remain in the employ or service of the Company or any Subsidiary, (b) all time-based vesting restrictions on outstanding Incentive Awards shall lapse and such Incentive Awards shall become vested in full, and (c) the payout level under all performance-based Incentive Awards that were outstanding immediately before the effective time of the Change in Control shall be determined and deemed to have been earned as of the date of the Change in Control based upon the greater of (i) assumed achievement of all relevant performance goals at the “target” level, and (ii) the projected level of achievement of all relevant performance goals against target (measured as of the time of the Change in Control and projected out through the end of the Performance Period), in either case to be paid to Participants at a time to be determined in the Company’s sole discretion but no later than the 15th day of the third month following the Change in Control. The Committee, in its sole discretion and without the consent of any Participant affected thereby, may determine that some or all Participants holding outstanding Stock Options and/or Stock Appreciation Rights shall receive, with respect to some or all of the shares of Common Stock subject to such Stock Options and/or Stock Appreciation Rights, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the greater of the excess of (a) the highest sales price of the shares on Nasdaq on the date immediately prior to the effective date of such Change in Control of the Company or (b) the highest price per share actually paid in connection with any Change in Control of the Company, over the exercise price per share of such Stock Options and/or the base price per share of such Stock Appreciation Rights. Upon a Participant’s receipt of such amount with respect to some or all of his or her Stock Options and/or Stock Appreciation Rights, the respective Stock Options and/or Stock Appreciation Rights shall be cancelled and may no longer be exercised by such Participant.

SECTION 10

Performance Measures

10.1 Performance Measures. Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Section 10,

the performance goals upon which the payment or vesting of an Incentive Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings;
(b)	Earnings before or after taxes, interest, depreciation, and/or amortization (“EBITDA”) or adjusted EBITDA;
(c)	Earnings per share, reflecting dilution of the Common Stock as the Committee deems appropriate and, if the Committee so determines, net of or including dividends;
(d)	Net sales;
(e)	Net sales growth;
(f)	Return measures (including, but not limited to, return on assets, capital, equity, or sales);
(g)	Cash flow (including, but not limited to, operating cash flow and free cash flow);
(h)	Cash flow return on capital;
(i)	Gross or operating margins;
(j)	Productivity ratios;
(k)	Share price (including, but not limited to, growth measures and total shareholder return);
(l)	Expense or cost levels, including cost reductions or savings relating to post-merger integration;
(m)	Margins;
(n)	Operating efficiency;
(o)	Customer satisfaction, satisfaction based on specified objective goals or a Company-sponsored customer survey;
(p)	Working capital targets;
(q)	Economic value added measurements;
(r)	Market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;
(s)	Aggregate product price and other product measures;
(t)	Reduction of losses, loss ratios or expense ratios;
(u)	Reduction in fixed costs;
(v)	Inventory turnover;
(w)	Debt reduction;
(x)	Associate turnover;
(y)	Specified objective social goals; and
(z)	Safety record.

One or more Performance Measures may be used to measure the performance of one or more of the Company, its Subsidiaries, its Affiliates, any Business Units of any of them or any combination of the foregoing, compared to pre-determined levels, as the Committee may deem appropriate, or compared to the performance of a pre-established peer group, or published or special index that the Committee, in its sole discretion, deems appropriate; or the Committee may select Performance Measure (k) above (with respect to the Company) as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Incentive Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 10.

10.2 Evaluation of Performance. The Committee may provide in any such Incentive Award that any evaluation of performance may include or exclude any of the following events or their effects that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Standards Codification 225-20 Presentation — Income Statement — Extraordinary and Unusual Items and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable fiscal year, (f) acquisitions, divestitures or accounting changes, (g) foreign exchange gains and losses, and (h) other special charges or extraordinary items. To the extent such inclusions or exclusions affect Incentive Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

10.3 Committee Discretion. In the event that applicable tax laws, securities laws, or both, change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Incentive Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and may base vesting on Performance Measures other than those set forth in Section 10.1.

10.4 Adjustment of Performance-Based Compensation. Incentive Awards that are designed to qualify as Performance-Based Compensation, and that are held by Covered Employees, may not be increased or adjusted upward. The Committee shall retain the discretion to decrease or adjust such Incentive Awards downward, and such Incentive Awards may be forfeited in whole or in part.

10.5 Performance-Based Compensation Conditioned on Performance. Payment of Performance-Based Compensation to a Participant for a Performance Period under this Plan shall be entirely contingent upon achievement of the performance goals established by the Committee pursuant to this Section 10, the satisfaction of which must be substantially uncertain when established by the Committee for the Performance Period.

10.6 Time of Determination of Performance Goals by Committee. All performance goals to be made by the Committee for a Performance Period pursuant to this Section 10 shall be established in writing by the Committee during the first 90 days of such Performance Period and before 25% of the Performance Period has elapsed.

10.7 Objective Standards. Performance-Based Compensation shall be based solely upon objective criteria, consistent with this Section 10, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the Performance-Based Compensation to be paid. Although the Committee has authority to exercise reasonable discretion to interpret this Plan and the criteria it shall specify pursuant to this Section 10 of the Plan, it may not amend or waive such criteria after the 90th day of the respective Performance Period. The Committee shall have no authority or discretion to increase any Performance-Based Compensation or to construct, modify or apply the measurement of a Participant’s Performance in a manner that will directly or indirectly increase the Performance-Based Compensation for the Participant for any Performance Period above the amount determined by the applicable objective standards established within the time period set forth in Section 10.6.

Section 11

General Provisions

11.1 Restrictions on Transferability; Clawback and Recoupment.

(a) General. Unless the Committee otherwise consents or permits (before or after the Award is made) or unless the Award Agreement provides otherwise, Incentive Awards granted under the Plan may not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution, and, as a condition to any transfer permitted by the Committee or the terms of the Award Agreement, the transferee must execute a written agreement permitting the Company to withhold shares or amounts in accordance with Section 11.4. All provisions of an Award that are determined with reference to the Participant, including without limitation those that refer to the Participant’s employment with the Company or its Subsidiaries, shall continue to be determined with reference to the Participant after any transfer of an Award. All rights with respect to Restricted Stock and Restricted Stock Units granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or his or her guardian or legal representative.

(b) Other Restrictions. The Committee may impose other restrictions on any Award or shares of Common Stock acquired pursuant to the exercise or settlement of an Award under the Plan as the Committee deems advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture provisions, and restrictions under applicable federal or state securities laws.

(c) Clawback and Recoupment. Incentive Awards under the Plan shall be subject to any “clawback” policy that the Company may adopt for the recovery and recoupment of incentive compensation, as it may be amended from time to time.

11.3 No Rights to Incentive Awards. No Participant or other person shall have any claim to be granted any Incentive Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards under the Plan. The terms and conditions of Incentive Awards of the same type and the determination of the Committee to waive or modify such terms and conditions (to the extent permitted by the Plan) need not be the same with respect to each Participant.

11.4 Withholding. The Company or a Subsidiary shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or vesting of an Incentive Award or by delivery to the Company of previously owned Common Stock. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate.

11.5 Compliance With Laws; Listing and Registration of Shares. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issuance or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the

Committee. The Plan is intended to provide for the grant of Incentive Awards that are exempt from Section 409A of the Code or that comply with the requirements of Section 409A of the Code and the Plan and all Award Agreements shall be interpreted and operated consistently with those intentions.

11.6 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of Stock Options and other stock-based and stock-related awards, and such arrangements may be either generally applicable or applicable only in specific cases.

11.7 No Right to Employment. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with the Participant.

11.8 No Liability of Company. The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or non-sale of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; (b) any tax consequence to any Participant or other person due to the receipt, exercise or settlement of any Incentive Award granted hereunder, including but not limited to any tax treatment under Section 409A of the Code; and (c) any provision of law or legal restriction that prohibits or restricts the transfer of shares of Common Stock issued pursuant to any Incentive Award.

11.8 Suspension of Rights under Incentive Awards. The Company, by written notice to a Participant, may suspend a Participant’s and any transferee’s rights under any Incentive Award for a period not to exceed 60 days while the termination for Cause of that Participant’s employment with the Company and its Subsidiaries is under consideration or while the removal for Cause of the Participant as a Director is under consideration.

11.9 Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

11.10 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, unless such construction would cause the Plan to fail in its essential purposes.

SECTION 12

Termination and Amendment

12.1 Board and Committee Actions. The Board may terminate the Plan at any time or may from time to time amend or alter the Plan or any aspect of it as it considers proper and in the best interests of the Company; provided, that no such amendment may be made, without the approval of shareholders of the Company, that would (i) reduce the exercise price at which Stock Options, or the base price at which Stock Appreciation Rights, may be granted below the prices provided for in Sections 5.3 and 6.1, respectively (ii) reduce the exercise price of outstanding Stock Options or the base price of outstanding Stock Appreciation Rights, (iii) increase the individual maximum limits in Section 4.2 or (iv) otherwise amend the Plan in any manner requiring shareholder approval by law or under Nasdaq listing requirements or other applicable Nasdaq rules.

12.2 No Impairment. Notwithstanding anything to the contrary in Section 12.1, no such amendment or alteration to the Plan or to any previously granted Award Agreement or Incentive Award shall be made which would impair the rights of the holder of the Incentive Award, without such holder’s consent; provided, that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration is required or advisable in order for the Company, the Plan or the Incentive Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

SECTION 13

Effective Date and Duration of the Plan

The Plan shall take effect on the Effective Date. Unless earlier terminated by the Board of Directors, no Incentive Award shall be granted under the Plan after the tenth anniversary of the Effective Date.

APPENDIX B

AMENDED AND RESTATED SPARTANNASH EXECUTIVE CASH INCENTIVE PLAN

SECTION 1

Establishment and Purposes of Plan

1.1. Establishment of Plan. SpartanNash Company, a Michigan corporation, hereby establishes the EXECUTIVE CASH INCENTIVE PLAN OF 2015 (the “Plan”) for senior executive officers of the Company and its Subsidiaries. The Plan permits the award of incentive compensation in the form of performance-based incentive awards payable in cash. The former name of the Plan is the “Spartan Stores, Inc. Executive Cash Incentive Plan of 2010.”

1.2. Purposes of Plan. The purposes of the Plan are to motivate Participants to achieve the Company’s financial and business objectives; to allow Participants to share appropriately in the financial success of the Company; to provide a highly competitive incentive compensation opportunity; to create a linkage between Participant contribution and the Company’s financial and business objectives; and to assist in the attraction, retention and motivation of senior executive officers of the Company and its Subsidiaries. The Plan is further intended to provide flexibility to the Company in structuring incentive compensation to best promote the foregoing objectives. Within that context, the Plan is intended to provide performance-based compensation under Section 162(m) of the Code and shall be interpreted and administered to achieve that purpose.

1.3. Plan Document. This instrument, as amended from time to time, constitutes the governing document of the Plan.

1.4. Effective Date. The Plan is initially effective as of the date of the first meeting of shareholders held in 2015 (the “Effective Date”).

1.5. Incentive Compensation Plan. The Plan is an incentive compensation program for Participants. Because the Plan does not provide welfare benefits and does not provide for the deferral of compensation until termination of employment, it is established with the intent and understanding that it is not an employee benefit plan within the meaning of the federal Employee Retirement Income Security Act of 1974, as amended.

SECTION 2

DEFINITIONS

The following terms shall have the definitions stated, unless the context plainly requires a different meaning. Other defined terms shall have the meanings ascribed to them herein.

2.1. “Annual Base Salary” means a Participant’s annual salary rate in effect at the end of a Performance Period without regard to incentive compensation or bonuses or awards under this Plan or other benefits or incentive compensation plans maintained or provided by the Company.

2.2. “Affiliate” means any organization controlling, controlled by or under common control with the Company.

2.3. “Beneficiary” means the individual, trust or other entity designated by the Participant to receive any amount payable with respect to the Participant under the Plan after the Participant’s death. A Participant may designate or change a Beneficiary by filing a signed designation with the

Committee in a form approved by the Committee. A Participant’s will or other estate planning document is not effective for this purpose. If a designation has not been completed properly and filed with the Committee or is ineffective for any other reason, the Beneficiary shall be the Participant’s Surviving Spouse. If there is no effective designation and the Participant does not have a Surviving Spouse, the remaining benefits under this Plan, if any, shall be paid to the Participant’s estate.

2.4. “Board” means the Board of Directors of the Company.

2.5. “Business Unit” means any Subsidiary, department, division, profit center or other operational unit of the Company or any Subsidiary as to which the Committee shall establish a Target Bonus under the Plan applicable in a Performance Period.

2.6. “Change in Control” means:

(a) The acquisition by any individual, entity, or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 20% or more of either (i) the then outstanding shares of Common Stock (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Voting Securities”); provided, however, that the following acquisitions shall not constitute a change in control: (A) any acquisition by the Company, (B) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (C) any acquisition by any corporation pursuant to a reorganization, merger, or consolidation involving the Company, if, immediately after such reorganization, merger, or consolidation, each of the conditions described in (i), (ii), and (iii) of subsection (c) shall be satisfied, or (D) with respect to a Participant, any acquisition by the Participant or any group of persons including the Participant; and provided further that, for purposes of (A), if any person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 20% or more of the Outstanding Common Stock or 20% or more of the Outstanding Voting Securities by reason of an acquisition by the Company and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities, such additional beneficial ownership shall constitute a change in control;

(b) Directors who, as of February 25, 2015, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any Director who becomes a Director subsequent to February 25, 2015 whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a Director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, shall be deemed to have been a member of the Incumbent Board;

(c) The effective time and consummation of a reorganization, merger, or consolidation appointed by the shareholders of the Company unless, in any such case, immediately after such reorganization, merger, or consolidation, (i) more than 50% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, or consolidation and more than 50% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of Directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such reorganization, merger, or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger, or consolidation, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no person (other than: (A) the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such reorganization, merger, or consolidation (or any corporation controlled by the Company), or (B) any Person which beneficially owned, immediately prior to such reorganization, merger, or consolidation, directly or indirectly, 20% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of such corporation or 20% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger, or consolidation; or

(d) The effective time and consummation of (i) a plan of complete liquidation or dissolution of the Company, as approved by the shareholders of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company as approved by the shareholders of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (A) more than 50% of the then outstanding shares of common stock thereof and more than 50% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (B) no person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation (or any corporation controlled by the Company), or any person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Common Stock or the Outstanding Voting Securities as the case may be) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock thereof or 20% or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

2.7. “Code” means the Internal Revenue Code of 1986, as amended.

2.8. “Committee” means the Compensation Committee of the Board or such other committee as the Board designates to administer this Plan. The Committee shall consist of at least two persons, all of whom shall be “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “outside directors” as defined in the regulations issued under Section 162(m) of the Code.

2.9. “Common Stock” means the Company’s common stock, no par value.

2.10. “Company” means SpartanNash Company, a Michigan corporation, and its successors and assigns.

2.11. “Fiscal Year” means the financial reporting and taxable year of the Company as the Company may adopt from time to time.

2.12. “Incentive Bonus” means a bonus awarded and paid in cash to a Participant for services to the Company or any Business Unit during a Performance Period that is based upon achievement of pre-established performance objectives by the Company or a Business Unit.

2.13. “Participant” means a senior executive officer of the Company or any Subsidiary designated by the Committee to participate in this Plan for a Performance Period.

2.14. “Performance” means the level of achievement by the Company or its Business Units of the performance goals established by the Committee pursuant to Section 5.

2.15. “Performance Period” means the period of time during which the performance objectives must be achieved by the Company or a Business Unit to determine the payout of an Incentive Bonus, if any.

2.16. “Retirement” means termination of employment as a result of retirement on or after the earlier of the date the Participant reaches (a) age 65; or (b) age 55, but only if such Participant has completed at least ten years of service since the later of the Participant’s date of hire or, if the Participant became an associate of the Company in connection with a merger or acquisition, the date of the effective time of such merger or acquisition.

2.17. “Subsidiary” means any corporation or other entity of which fifty percent (50%) or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company.

2.18. “Surviving Spouse” means the husband or wife of the Participant at the time of the Participant’s death who survives the Participant. If the Participant and the spouse die under circumstances that make the order of their deaths uncertain, it shall be presumed for purposes of this Plan that the Participant survived the spouse.

2.19. “Target Bonus” means the bonus goal established by the Committee for each Participant under Section 5.1(a).

2.20. “Total Disability” means the condition of a Participant who is and remains eligible for total and permanent disability benefits under § 223 of the Social Security Act, as amended.

SECTION 3

ADMINISTRATION OF PLAN

3.1 Plan Administration.

(a) Power and Authority. The Plan shall be administered by the Committee. Except as limited in the Plan, the Committee shall have full power and authority to interpret the provisions of the Plan and shall have full power and authority to supervise the administration of the Plan. Action may be taken by a written instrument signed by a majority of the members of the Committee and any action so taken shall be as effective as if it had been taken at a meeting. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive on all parties. To the extent it deems necessary or appropriate, the Committee may adopt rules, policies and forms for the administration, interpretation and implementation of the Plan.

(b) Delegation of Authority. The Committee may delegate any, some or all of its record keeping, calculation, payment and other ministerial or administrative authority and responsibility from time to time to and among one or more individuals, who may be members of the Committee or employees of the Company or its Subsidiaries or Affiliates, but all actions taken pursuant to delegated authority and responsibility shall be subject to such review, change and approval by the Committee as the Committee considers appropriate.

3.2 Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all matters as the Committee may deem necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants and (b) the nature and extent of the incentive awards granted to each Participant.

3.3 Indemnification. A member of the Committee or any other individual or group to whom authority is delegated shall not be personally liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. The Company shall hold harmless and indemnify each member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, from any and all liabilities, costs and expenses arising from any act or omission related to the performance of duties or the exercise of discretion and judgment with respect to the Plan. This Section 3.3 shall not be construed as limiting the Company’s or any Subsidiary’s ability to terminate or otherwise alter the terms and conditions of the employment of an individual or group exercising delegated authority or responsibility with respect to the Plan, or to discipline any such person. Each such individual shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.

SECTION 4

ELIGIBILITY

4.1 Participation. For each Performance Period, the Committee shall designate the senior executive officers of the Company or any Subsidiary who shall be Participants for that Performance Period. Senior executive officers designated as Participants after the first 90 days of any Performance Period shall not be eligible for any Incentive Bonus paid with respect to such Performance Period under this Plan. Participants shall be notified in writing and provided a written summary of the Plan.

4.2 No Continuing Participation. Designation as a Participant for a Performance Period will not continue in effect for any subsequent Performance Period unless and until the Committee designates the individual as a Participant in the subsequent Performance Period. The Committee may terminate participation by any Participant at any time with or without cause.

SECTION 5

ESTABLISHMENT OF GOALS AND CRITERIA

5.1 Selection of Criteria. The Committee shall preestablish performance goals for each Participant in the manner and within the time limits specified in this Section 5. For each Participant for each Performance Period, the Committee shall specify:

(a) Performance Period. A Performance Period, expressed as a number of Fiscal Years or other unit of time. Any Performance Period may overlap with one or more other Performance Periods.

(b) Target Bonus. A Target Bonus, expressed as a percentage of the Participant’s Annual Base Salary or a specified dollar amount;

(c) Incentive Bonus. The Incentive Bonus levels, expressed as a percentage of the Target Bonus, that shall be paid to the Participant at specified levels of achievement by one or more of the Company or a Business Unit, of the performance goals established by the Committee pursuant to this Section 5;

(d) Performance Measurement. The applicable measurement of Performance under Section 5.2; and

(e) Conditions on Incentive Bonus. Any specific conditions under which an Incentive Bonus specified under subsection (b) above may be reduced or forfeited (but not increased).

The Incentive Bonus levels specified under subsection (c) above may be expressed either as (i) a matrix of percentages of the Target Bonus that will be paid at specified levels of the Performance or (ii) a mathematical formula that determines the percentage of the Target Bonus that will be paid at varying levels of Performance. If the Incentive Bonus levels are expressed a matrix of percentages and the actual Performance achieved exceeds the threshold level and falls between specified levels, then the Compensation Committee may determine by interpolation the percentage of the Target Bonus that will be paid.

5.2 Measurement of Performance. Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the measurements of Performance set forth in this Section 5.2, the performance goals established by the Committee pursuant to this Section 5 shall be determined by reference to one or more of the following measurements of Performance:

(a)	Net earnings;
(b)	Earnings before or after taxes, interest, depreciation, and/or amortization (“EBIDTA”) or adjusted EBITDA;
(c)	Earnings per share, reflecting dilution of the Common Stock as the Committee deems appropriate and, if the Committee so determines, net of or including dividends;
(d)	Net sales;
(e)	Net sales growth;
(f)	Return measures (including, but not limited to, return on assets, capital, equity, or sales);
(g)	Cash flow (including, but not limited to, operating cash flow and free cash flow);
(h)	Cash flow return on capital;
(i)	Gross or operating margins;
(j)	Productivity ratios;
(k)	Share price (including, but not limited to, growth measures and total shareholder return);
(l)	Expense or cost levels, including cost reductions or savings relating to post-merger integration;
(m)	Margins;

(n)	Operating efficiency;
(o)	Customer satisfaction, satisfaction based on specified objective goals or a Company-sponsored customer survey;
(p)	Working capital targets;
(q)	Economic value added measurements;
(r)	Market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;
(s)	Aggregate product price and other product measures;
(t)	Reduction of losses, loss ratios or expense ratios;
(u)	Reduction in fixed costs;
(v)	Inventory turnover;
(w)	Debt reduction;
(x)	Associate turnover;
(y)	Specified objective social goals;
(z)	Safety record.

These measurements of Performance may be used to measure Performance of one or more of the Company, any Business Unit, or any combination of the foregoing, compared to pre-determined levels, as the Committee may deem appropriate, or compared to the performance of a pre-established peer group, or published or special index that the Committee, in its sole discretion, deems appropriate; or the Committee may select the measurement of Performance set forth in subsection 5.2(k) above (with respect to the Company) as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Incentive Bonus based on the achievement of performance goals pursuant to the measurements of Performance specified in this Section 5.

5.3 Incentive Bonus Conditioned on Performance. Except as explicitly provided in Sections 6.4, payment of an Incentive Bonus to a Participant for a Performance Period under this Plan shall be entirely contingent upon achievement of the performance goals established by the Committee pursuant to this Section 5, the satisfaction of which is substantially uncertain when established by the Committee for the Performance Period. The Committee may provide, when establishing the performance goals pursuant to this Section 5, that any evaluation of performance may include or exclude any of the following events or their effects that occurs during the relevant Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Standards Codification 225-20 Presentation — Income Statement — Extraordinary and Unusual Items and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable fiscal year(s), (f) acquisitions, divestitures or accounting changes, (g) foreign exchange gains and losses, and (h) other special charges or extraordinary items. To the extent such inclusions or exclusions affect the Incentive Bonus of a Participant, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

5.4 Time of Determination by Committee. All determinations to be made by the Committee for a Performance Period pursuant to this Section 5 shall be made in writing by the Committee during the first 90 days of the Performance Period.

5.5 Objective Standards. An Incentive Bonus shall be based solely upon objective criteria, consistent with this Section 5, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the Incentive Bonus to be paid. Although the Committee has authority to exercise reasonable discretion to interpret this Plan and the performance goals it shall specify pursuant to this Section 5 of the Plan, it may not amend or waive such performance goals after the 90th day of the Performance Period. The Committee shall have no authority or discretion to increase any Incentive Bonus or to construct, modify or apply the measurement of Performance in a manner that will directly or indirectly increase the Incentive Bonus for any Participant for any Performance Period above the amount determined by the applicable objective criteria established within the first 90 days of the Performance Period.

5.6 Committee Discretion. In the event that applicable tax laws change to permit Committee discretion to alter the governing measurements of Performance set forth in this Section 5 of the Plan without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Incentive Bonuses that shall not qualify as performance-based compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and may base vesting on measurements of Performance other than those set forth in this Section 5 of the Plan.

SECTION 6

DETERMINATION AND PAYMENT OF INCENTIVE BONUSES

6.1 Committee Certification. The Incentive Bonus for each eligible Participant for a Performance Period shall be determined on the basis of the Target Bonus and Performance for the Performance Period. The Committee shall determine and, except as explicitly provided in Sections 6.4, shall certify in writing prior to payment of the Incentive Bonus that the Company Performance for the Performance Period satisfied the performance goals established by the Committee for the Performance Period. Approved minutes of the Committee shall constitute sufficient written certification for this purpose.

6.2 Maximum Incentive Bonus. The Incentive Bonus for any Participant shall not, in any event, exceed an amount equal to the number of full or partial Fiscal Years in the Performance Period multiplied by $5,000,000.

6.3 Payment to Participant or Beneficiary; Form of Payment. The Incentive Bonus of each Participant shall be paid to the Participant, or the Beneficiary of any deceased Participant, by the Company as soon as feasible following final determination and certification by the Committee of the amount payable and that the applicable performance goals have been satisfied and vesting by the Participant in the Incentive Bonus; provided, however, such Incentive Bonus shall be paid no later than the 15th day of the third month following the later of the end of the Performance Period for which the performance goals for the Incentive Bonus have been met and the date the Participant vests in the Incentive Bonus award. Unless otherwise elected as set forth below, each Participant will receive his or her Incentive Bonus in cash. Any Participant may elect to receive a portion of his or her Incentive Bonus to be paid in cash under this Plan in the form of Common Stock under the Company’s 2001 Stock Bonus Plan (or any successor to that plan) or any other incentive award plan that the Company may adopt, provided that the Participant is a participant under the other plan with the right to elect to receive shares of Common Stock under the plan.

6.4 Eligibility for Payment. The Incentive Bonus otherwise payable to a Participant for a Performance Period shall be adjusted as follows:

(a) Death, Total Disability, or Change in Control. If a Participant terminates employment because of death, Total Disability or Change in Control, or upon a Change in Control that does not result in the termination of a Participant’s employment, before the end of any Performance Period or before vesting in the applicable Incentive Bonus award, an award shall vest and be paid to the Participant or the Participant’s Beneficiary if and to the extent provided by the Committee in the grant of the Incentive Bonus award. Notwithstanding the previous sentence, the Committee shall only grant awards payable upon death, Total Disability, or Change in Control in a timely manner so as to be exempt from Section 409A as provided in Section 8.8. Specifically, the award shall be paid no later than the 15th day of the third month following the date on which the Participant’s rights under this subsection vest due to the Participant’s death, Total Disability, or Change in Control or, if already vested, the 15th day of the third month following the date of death, Total Disability, or Change in Control. Notwithstanding the foregoing, the Committee shall have discretion to reduce or eliminate any Incentive Bonus otherwise payable pursuant to this Section 6.4(a).

(b) Retirement. If a Participant terminates employment because of Retirement before the end of any Performance Period or before vesting in the applicable Incentive Bonus award, an award shall vest and be paid to the Participant or the Participant’s Beneficiary if and to the extent provided by the Committee in the grant of the Incentive Bonus award; provided, however, that the Committee shall have no authority or discretion to waive satisfaction of the Performance requirements or increase any Incentive Bonus. Notwithstanding the previous sentence, the Committee shall only grant awards payable upon Retirement in a timely manner so as to be exempt from Section 409A as provided in Section 8.8. Specifically, the award shall be paid to the Participant or the Participant’s Beneficiary in accordance with Section 6.3, including, but not limited to, being paid no later than the 15th day of the third month following the later of the end of the Performance Period for which the performance goals for the Incentive Bonus have been met and the date the Participant vests in the Incentive Bonus award. Notwithstanding the foregoing, the Committee shall have discretion to reduce or eliminate any Incentive Bonus otherwise payable pursuant to this Section 6.4(b).

(c) Other Termination. If an employee ceases to be a Participant because of the Participant’s termination of employment for any reason other than described in Section 6.4(a) or (b) during any Performance Period or before vesting in the applicable Incentive Bonus award, or prior to actual receipt of an award to the extent that the Committee has required service through the payment date for such award, the Participant will not be entitled to any award for such Performance Period.

(d) Change in Employment Status. If a Participant has a change in employment such that he or she is no longer employed in an eligible position or capacity as of the end of a Performance Period or before vesting in the applicable Incentive Award, then the Participant shall not be entitled to the payment of any Incentive Bonus for such Performance Period.

SECTION 7

Termination and Amendment

The Board or Committee may terminate the Plan at any time, or may from time to time amend the Plan as it deems appropriate and in the best interests of the Company. No termination or amendment may impair the validity of, or the obligation of the Company to pay, any Incentive Bonus awarded for any Performance Period prior to the Performance Period in which the termination or amendment is adopted or, if later, is effective. No amendment adopted after the first 90 days of a Performance Period may directly or indirectly increase any Incentive Bonus for that Performance Period. Except as otherwise provided in this Plan and the applicable objective criteria established pursuant to this Plan for determining the amount of any Incentive Bonus for a Performance Period, no Incentive Bonuses shall be payable for the Performance Period in which the Plan is terminated, or, if later, in which the termination is effective.

SECTION 8

General Provisions

8.1 Benefits Not Guaranteed; No Rights to Award. Neither the establishment and maintenance of the Plan nor participation in the Plan shall provide any guarantee or other assurance that Incentive Bonuses will be payable under the Plan. No Participant or other person shall have any claim to be granted any award or benefit under the Plan and there is no obligation of uniformity of treatment of Participants under the Plan.

8.2 No Right to Participate. Nothing in this Plan shall be deemed or interpreted to provide a Participant or any non-participating employee with any contractual right to participate in or receive benefits under the Plan. No designation of a person as a Participant for any Performance Period shall create a right to any Incentive Bonus under the Plan for any other Performance Period.

8.3 No Employment Right. Participation in this Plan shall not be construed as constituting a commitment, guarantee, agreement, or understanding of any kind that the Company or any Subsidiary will continue to employ any individual and this Plan shall not be construed or applied as any type of employment contract or obligation. Nothing herein shall abridge or diminish the rights of the Company or any Subsidiary to determine the terms and conditions of employment of any Participant or other person or to terminate the employment of any Participant or other person with or without cause at any time.

8.4 No Assignment or Transfer. Neither a Participant nor any Beneficiary or other representative of a Participant shall have any right to assign, transfer, attach, or pledge any bonus amount or credit, potential payment, or right to future payments of any bonus amount or credit, or any other benefit provided under this Plan. Payment of any amount due or to become due under this Plan shall not be subject to the claims of creditors of the Participant or to execution by attachment or garnishment or any other legal or equitable proceeding or process.

8.5 Withholding and Payroll Taxes. The Company shall deduct from any payment made under this Plan all amounts required by federal, state and local tax laws to be withheld and shall subject any payments made under the Plan to all applicable payroll taxes and assessments.

8.6 Incompetent Payee. If the Committee determines that a person entitled to a payment hereunder is incompetent, it may cause benefits to be paid to another person for the use or benefit of the Participant or the Participant’s Beneficiary at the time or times otherwise payable hereunder, in total discharge of the Plan’s obligations to the Participant or Beneficiary.

8.7 Governing Law. The validity, construction and effect of the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

8.8 Construction. The singular includes the plural and the plural includes the singular. Capitalized terms, except those at the beginning of a sentence or part of a heading, have the meaning defined in the Plan. The Plan is intended to be exempt from Section 409A of the Code by providing for short-term deferrals as described in Treasury Regulations § 1.409A-1(b)(4) and shall be interpreted and administered to achieve that purpose.

8.9 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.10 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of stock options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases. However, no payment under any other plan or arrangement shall be contingent upon failure to attain the Performance necessary for payment of an Incentive Bonus under this Plan.

8.11 Clawback and Recoupment. Any Incentive Bonus awarded under the Plan shall be subject to the Company’s “clawback” policy for the recovery and recoupment of incentive compensation, as it may be amended from time to time.

SECTION 9

Duration of the Plan

Subject to earlier termination by the Board or Committee, this Plan shall terminate without action by the Board or Committee as of the date of the first meeting of shareholders held in 2020, unless reapproved by the shareholders at such meeting or earlier. If reapproval occurs, the Plan will terminate as of the date of the first meeting of shareholders in the fifth year following reapproval or any subsequent reapproval. If the Plan terminates under this provision due to lack of reapproval by the shareholders, no Incentive Bonuses shall be paid under the Plan for any Performance Period ending on or after the date of the first meeting of shareholders held in 2020.

APPENDIX C

PROPOSED AMENDMENTS TO THE ARTICLES OF INCORPORATION

(New text is underlined, deleted text is shown in ~~strikethrough~~)

PROPOSAL 8

ARTICLE IX

[Reserved]

~~MICHIGAN CONTROL SHARE ACT~~

~~A. The Corporation shall be governed by Chapter 7B (Section 790 through Section 799) of the Michigan Business Corporation Act.~~

~~B. The Corporation may redeem at the fair value of the shares any control shares acquired in a control share acquisition, with respect to which no acquiring person statement has been filed with the Corporation, at any time during the period ending sixty (60) days after the last acquisition of control shares or the power to direct the exercise of voting power of control shares by the acquiring person.~~

~~C. After an acquiring person statement has been filed and after the meeting which the voting rights of the control shares acquired in a control share acquisition are submitted to the shareholders, the shares are subject to redemption by the Corporation at the fair value of the shares unless the shares are accorded full voting rights by the shareholders pursuant to Section 798 of the Michigan Business Corporation Act.~~

~~D. A redemption of shares by the Corporation pursuant to Section A or B of this Article shall be made upon election to redeem by the Board of Directors. Written notice of the election shall be sent to the acquiring person within seven (7) days after the election is made. The determination of the Board of Directors as to fair value shall be conclusive. Payment shall be made for the control shares subject to redemption within thirty (30) days after the election to redeem is made at a date and place selected by the Board of Directors. The Board of Directors may adopt additional procedures to accomplish a redemption.~~

~~E. This Article is adopted pursuant to Section 799 of the Michigan Business Corporation Act. The terms used in this Section shall have the meanings ascribed to them in Section 799.~~

PROPOSAL 5

ARTICLE X

BUSINESS COMBINATIONS

Any merger or consolidation of the Corporation with or into any other corporation, any combination or majority share acquisition involving the Corporation, or any dissolution, or any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to or with any other corporation, person or entity, shall require the affirmative vote of the holders of at least ~~two-thirds (2/3)~~ a majority of each class or classes of the outstanding shares of capital stock of the Corporation issued and outstanding and entitled to vote (“Voting Stock”). ~~The provisions of this Article X shall not apply to any transaction described in the preceding sentence which has been approved by resolution adopted by the Directors at a meeting of the Board of Directors of the Corporation at which a quorum is present.~~

C-1

The Board of Directors of the Corporation shall have the power and duty to determine for the purposes of this Article X, on the basis of information then known to it, whether any sale, lease, exchange or other disposition of part of the assets of the Corporation involves substantially all the assets of the Corporation. Any such determination by the Board shall be conclusive and binding for all purposes of this Article X.

PROPOSAL 6

ARTICLE XII

AMENDMENT OF RESTATED ARTICLES OF INCORPORATION

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute and these Restated Articles of Incorporation, and all rights conferred upon shareholders herein are granted subject to this reservation~~; provided, however:~~

~~A. Supermajority-In General. No amendment to these Restated Articles of Incorporation shall alter, modify, or repeal any or all of the provisions of Articles V, VI, VII, VIII or IX of these Restated Articles of Incorporation, or this Section A of Article XII unless such amendment, alteration, modification, or repeal is adopted by the affirmative vote of the holders of not less than two-thirds (2/3) of the Voting Stock; provided, that this Section A shall not apply to, and such 2/3 vote shall not be required for, any amendment, alteration, modification, or repeal that has first been approved by the affirmative vote of 80% of the entire Board of Directors.~~

~~B. Supermajority-Certain Provisions. No amendment to these Restated Articles of Incorporation shall alter, modify, or repeal any or all of the provisions of Article X of these Restated Articles of Incorporation, or this Section B of this Article, unless approved by the affirmative vote of the holders of not less than two-thirds (2/3) of the Voting Stock.~~

PROPOSAL 7

ARTICLE XIII

AMENDMENT OF BYLAWS

The bylaws of the Corporation may be amended, altered, or repealed, or new bylaws may be adopted at any time by the Board of Directors without shareholder approval. ~~The bylaws of the Corporation may not be amended, altered, or repealed, or new bylaws adopted, by the shareholders of the Corporation except upon the affirmative vote of at least two-thirds (2/3) of the total voting power of all shares of stock entitled to vote in the election of directors, voting together as a single class at an annual or special meeting of shareholders.~~

These Restated Articles of Incorporation were duly adopted by the shareholders of the Corporation in accordance with Section 642 of Act 284, Public Acts of 1972, as amended. The necessary number of votes as required by statute were voted in favor of these Restated Articles of Incorporation.

C-2

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 through 9.

1. Election of Directors: 01 - M. Shân Atkins 04 - Frank M. Gambino 07 - Elizabeth A. Nickels 10 - Craig C. Sturken	For ☐ ☐ ☐ ☐	Withhold ☐ ☐ ☐ ☐	02 - Dennis Eidson 05 - Douglas A. Hacker 08 - Timothy J. O’Donovan 11 - William R. Voss	For ☐ ☐ ☐ ☐	Withhold ☐ ☐ ☐ ☐	03 - Mickey P. Foret 06 - Yvonne R. Jackson 09 - Hawthorne L. Proctor	For ☐ ☐ ☐	Withhold ☐ ☐ ☐	+

	For	Against	Abstain		For	Against	Abstain

2. Approval of the Stock Incentive Plan of 2015.	☐	☐	☐	3. Approval of the Executive Cash Incentive Plan of 2015.	☐	☐	☐

4. Say on Pay - Advisory approval of the Company’s executive compensation.	☐	☐	☐	5. Approval of amendments to Articles of Incorporation to remove supermajority vote provisions relating to business combinations.	☐	☐	☐

6. Approval of amendment to the Articles of Incorporation to eliminate supermajority voting provisions with respect to the amendment or repeal of certain provisions of the Articles of Incorporation.	☐	☐	☐	7. Approval of amendment to the Articles of Incorporation to eliminate supermajority voting provisions with respect to the amendment or repeal of the Company’s Bylaws.	☐	☐	☐

8. Approval of amendment to the Articles of Incorporation to eliminate a provision relating to the Michigan Control Share Act, which has been repealed.	☐	☐	☐	9. Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the current fiscal year.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

021PEB

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — SpartanNash Company

Notice of 2015 Annual Meeting of Shareholders

Marriott Courtyard - Downtown Grand Rapids

11 Monroe Avenue NW

Grand Rapids, Michigan 49503

Proxy Solicited by Board of Directors for Annual Meeting – June 3, 2015

Dennis Eidson and David M. Staples, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of SpartanNash Company to be held on June 3, 2015 or at any postponement or adjournment thereof.

If this Proxy is properly executed, the shares represented by this Proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all nominees named on this proxy as directors, and FOR the approval of the proposals identified in this Proxy.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

This card also serves as voting direction to Fidelity Management Trust Company (“Fidelity”), as trustee of the SpartanNash Company Savings Plus Plan and the SpartanNash Company Savings Plus Plan for Union Associates. Shares held in these plans will be voted by Fidelity as directed by the plan participants. Unless otherwise required by law, shares for which Fidelity has not received voting instructions by three business days prior to the meeting date will not be voted.